Exhibit 10.1

CREDIT AGREEMENT

dated as of

May 25, 2018

among

FRANCESCA’S HOLDINGS CORPORATION

and its Subsidiaries Party Hereto,

the Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

as Sole Bookrunner and Sole Lead Arranger

ASSET BASED LENDING

Credit Agreement – Page i

Credit Agreement – Page ii

Credit Agreement – Page iii

SCHEDULES:

Commitment Schedule
Schedule 3.05 – Properties
Schedule 3.06 – Disclosed Matters
Schedule 3.14 – Insurance
Schedule 3.15 – Capitalization and Subsidiaries
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Written Borrowing Request
Exhibit C – Form of Borrowing Base Certificate
Exhibit D – Form of Compliance Certificate
Exhibit E – Joinder Agreement
Exhibit F-1 – U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2 – U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3 – U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4 – U.S. Tax Certificate (For Foreign that are Partnerships for U.S. Federal Income Tax Purposes)

Credit Agreement – Page iv

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of May 25, 2018 (as it may be amended or otherwise modified from time to time, this “Agreement”), is among Francesca’s Holdings Corporation, a Delaware corporation, the other Loan Parties party hereto, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as the Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement, and includes any Credit Card Account.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any business (including a business unit or all, or substantially all, of a business unit of a Person) or all or substantially all of the assets of any Person, whether through purchase of assets, merger, or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person that have ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period, multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its successors and assigns), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Credit Agreement – Page 1

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $50,000,000.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day, plus ½ of 1.00%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus 1.00%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day will be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate, or the Adjusted LIBO Rate will be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate, or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate will be the greater of clause (a) and clause (b) preceding and will be determined without reference to clause (c) preceding. For the avoidance of doubt, if the Alternate Base Rate is less than zero, such rate will be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to FHC, any Borrower, or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, at any time and with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Overadvances, or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment at such time and the denominator of which is the Aggregate Revolving Commitment at such time, provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages will be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time) and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that, in accordance with Section 2.20, so long as any Lender is a Defaulting Lender, such Defaulting Lender’s Commitment will be disregarded in the calculations under clause (a) and clause (b) preceding.

Credit Agreement – Page 2

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolver ABR Spread”, “Revolver Eurodollar Spread”, or “Commitment Fee Rate”, as the case may be, based upon the Fixed Charge Coverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of FHC’s consolidated financial information for its Fiscal Quarter ending November 3, 2018, the “Applicable Rate” will be the applicable rates per annum set forth below in Category 1:

Fixed Charge Coverage Ratio	Revolver ABR Spread	Revolver Eurodollar Spread	Commitment Fee Rate
Category 1:
Greater than 1.75 to 1.00	–0.50%	1.25%	0.20%
Category 2:
Less than or equal to 1.75 to 1.00, but greater than 1.25 to 1.00	–0.25%	1.50%	0.20%
Category 3:
Less than or equal to 1.25 to 1.00	0.00%	1.75%	0.20%

For purposes of the foregoing, (a) the Applicable Rate will be determined as of the end of each Fiscal Quarter of FHC based upon FHC’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Fixed Charge Coverage Ratio will be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Fixed Charge Coverage Ratio will be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitment or (ii) the Borrowing Base, minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings), minus, (c) without duplication, Reserves.

Credit Agreement – Page 3

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitment, minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party by JPMCB or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced, or acquired (including all renewals, extensions, and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves that the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors, or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event will not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow, or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

Credit Agreement – Page 4

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” or “Borrowers” means, individually or collectively, FCI, FSC, FWS, any other Person a party hereto as a Borrower, and their respective successors and assigns.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted, or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Loans of the same Type, made, converted, or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (c) a Swingline Loan, (d) a Protective Advance, and (e) an Overadvance.

“Borrowing Base” means, at any time, the sum of (a) 90.0% of the face amount of the Borrowers’ Eligible Credit Card Accounts at such time, plus (b) the lesser of (i) 85.0% of the Borrowers’ Eligible Inventory, at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis or (ii) the product of 90.0%, multiplied by the Net Orderly Liquidation Value percentage by category identified in the most recent inventory appraisal ordered by the Administrative Agent, multiplied by the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, plus (c) 90.0% of the Eligible Acquired Asset Amount that constitutes Credit Card Accounts of a Borrower at such time, plus (d) the lesser of (i) 85.0% of the Eligible Acquired Asset Amount that constitutes Inventory of a Borrower at such time or (ii) the product of 90.0% of the Eligible Acquired Asset Amount that constitutes Inventory of a Borrower at such time, plus (e) the aggregate amount of cash held by the Administrative Agent in a deposit account subject to a control agreement (in form and substance satisfactory to the Administrative Agent), minus (f) Reserves, multiplied by the Net Orderly Liquidation Value percentage by category (or for categories of Inventory that do not exist in such appraisal the most for comparable Inventory category in such appraisal) identified in the most recent inventory appraisal ordered by the Administrative Agent. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit C or another form that is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in Section 6.10(a)or Section 6.10(b).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” excludes any day on which banks are not open for general business in London.

Credit Agreement – Page 5

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset that would be classified as a fixed or capital asset on a consolidated balance sheet of FHC and its Subsidiaries prepared in accordance with GAAP, excluding the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (a) used, obsolete, worn out, or surplus equipment traded in at the time of such purchase and (b) the proceeds of a sale of used, obsolete, worn out, or surplus equipment, in each case, in the ordinary course of business.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35.0% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of FHC on a fully diluted basis, (b) the acquisition of direct or indirect Control of FHC by any Person or group, or (c) FHC ceases to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of the Borrowers on a fully diluted basis.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation, or treaty; (b) any change in any law, rule, regulation, or treaty or in the administration, interpretation, or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement, or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements, or directives thereunder or issued in connection therewith or in the implementation thereof and (z) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, will in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances, or Overadvances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

Credit Agreement – Page 6

“Collateral” means any and all property owned, leased, or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become, or be intended to be, subject to a Lien in favor of the Administrative Agent, on behalf of itself, the Lenders, and the other Secured Parties, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, and any other agreements, instruments, and documents executed in connection with this Agreement that are intended to create, perfect, or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements, and all other written matter whether heretofore, now, or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit, plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Commercial LC Exposure of any Revolving Lender at any time will be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender has assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Credit Agreement – Page 7

“Credit Card Account” means an Account or any “payment intangible” (as defined in the UCC) together with all income, payments, and proceeds thereof, owed by a major credit or debit card issuer (including Visa, MasterCard, American Express, and such other issuers approved by the Administrative Agent) to a Borrower resulting from charges by a customer of such Borrower on credit or debit cards issued by such issuer in connection with the sale of goods by such Borrower, or services performed by such Borrower, in each case in the ordinary course of its business.

“Credit Exposure” means, as to any Lender at any time, such Lender’s Revolving Exposure at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender, or any other Lender.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time, or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans, or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) preceding, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Disclosed Matters” means the actions, suits, proceedings, and environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means a Subsidiary organized under the laws of any state of the U.S., including the District of Columbia.

Credit Agreement – Page 8

“Dominion Event Date” means (a) the date of the occurrence of any Event of Default or (b) any date on which Availability is less than $6,000,000.

“Dominion Period” means any period of time beginning on a Dominion Event Date and continuing through a Dominion Termination Date, if any.

“Dominion Termination Date” means, the first day after any period of one full fiscal month of the Borrowers occurring after a Dominion Event Date, during which (a) no Event of Default exists and (b) the Availability on each day during such period exceeds $6,000,000.

“EBITDAR” means, for any period, Net Income for such period, plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) Rentals, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), (vi) to the extent not in excess of 5.0% of the amount determined for any period of Net Income, plus the amounts specified in clause (i) through clause (v) preceding, (A) any extraordinary, unusual or non-recurring charges, expenses, and losses for such period, (B) cash expenses, costs, and charges incurred in connection with closure of retail locations, (C) the cash amount of any fees, expenses, and charges related to the documentation and closing of this Agreement or any other debt or equity issuance or offering, (D) the cash amount of any fees, expenses, and charges related to the documentation and closing of any Permitted Acquisition (but excluding any payment of the purchase price or other amount that constitutes any consideration paid in connection therewith) whether or not consummated, and (E) business optimization expenses and other restructuring charges and reserves, minus (b) without duplication and to the extent included in Net Income, any extraordinary gains and any non-cash items of income for such period, all calculated for the Loan Parties on a consolidated basis in accordance with GAAP.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Credit Agreement – Page 9

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate, or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower, Intralinks®, ClearPar®, Debt Domain, Syndtrak, and any other Internet or extranet-based site, whether such electronic system is owned, operated, or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Acquired Asset Amount” means 66⅔% of the Eligible Acquired Asset Collateral that constitutes Credit Card Accounts and Inventory (valued at the lower of cost or market value, determined on a first-in-first-out basis) as set forth in the consolidated balance sheets of the relevant acquired entities (or, in the case of an asset acquisition, the seller’s balance sheet) as of the date with respect to which the most recent Borrowing Base Certificate has been delivered, and applying eligibility and reserve criteria consistent with those applied to Eligible Credit Accounts and Eligible Inventory.

“Eligible Acquired Asset Collateral” means any Credit Card Accounts or Inventory (valued at the lower of cost or market value, determined on a first-in-first-out basis) acquired by any Loan Party in a Permitted Acquisition that is not Eligible Credit Card Accounts or Eligible Inventory, as applicable, solely because the Administrative Agent has not conducted a field examination or has not received an Inventory appraisal with respect thereto. In the event any such Credit Card Accounts or Inventory are not the subject of a field examination or Inventory appraisal within 90 days of the acquisition thereof, such Credit Card Accounts and Inventory will, unless the Administrative Agent agrees otherwise, cease to be Eligible Acquired Asset Collateral.

Credit Agreement – Page 10

“Eligible Credit Card Account” means at the time of any determination thereof, any Credit Card Account that satisfies the following criteria at the time of creation and continues to meet such criteria at the time of such determination: such Credit Card Account (i) is owned by a Borrower; (ii) has been earned by performance and represents the bona fide amount due to the applicable Borrower from a credit card issuer or credit card processor, and in each case originated in the ordinary course of business of the applicable Borrower; (iii) unless owed by Visa, MasterCard, American Express Company, or Discover, is acceptable to the Administrative Agent in its Permitted Discretion; and (iv) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clause (a) through clause (m) following. Without limiting the foregoing, to qualify as an Eligible Credit Card Account, a Credit Card Account must indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Account will be reduced by, without duplication, to the extent not reflected in such face amount or otherwise excluded below, (y) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges, or other allowances (including any amount that the applicable Borrower may be obligated to rebate to a customer, a credit card issuer or a credit card processor pursuant to the terms of any agreement or understanding (written or oral)) and (z) the aggregate amount of all cash received in respect of such Credit Card Account but not yet applied by the applicable Borrower to reduce the amount of such Credit Card Account. Except as otherwise agreed by the Administrative Agent in its Permitted Discretion, a Credit Card Account will not be and Eligible Credit Card Account if:

(a)       such Credit Card Account does not constitute an Account or “payment intangible” (as defined in the UCC);

(b)       such Credit Card Account has been outstanding for more than five Business Days from the date of the applicable sale to a customer of a Borrower;

(c)       a Borrower does not have good, valid, and marketable title, free and clear of any Lien to such Credit Card Account;

(d)       such Credit Card Account is not subject to a first priority perfected Lien in favor of the Administrative Agent, for the benefit of the Lenders (it being the intent that chargebacks in the ordinary course by such processors will not be deemed a violation of this clause (b));

(e)       such Credit Card Account is disputed, is with recourse, or is subject to a claim, counterclaim, offset, or chargeback that has been asserted (to the extent of such claim, counterclaim, offset, or chargeback);

(f)       the credit card issuer or the credit card processor with respect to such Credit Card Account has the right under certain circumstances to require the applicable Borrower to repurchase such Credit Card Account from such credit card issuer or credit card processor;

(g)       such Credit Card Account is due from a credit card issuer or credit card processor that has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee, or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv)  admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, (vi) ceased operation of its business, or (vii) taken any corporate action, legal proceedings, or other procedure or step is taken in relation to (A) the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration, or reorganization (by way of voluntary arrangements, scheme of arrangement, or otherwise), (B) a composition, compromise, assignment, or arrangement with any creditor, (C) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or other similar officer in respect of such Account Debtor or any of their assets, or (D) enforcement of any Lien over any assets of such Account Debtor, or any analogous procedure or step is taken in any jurisdiction;

(h)       such Credit Card Account is not a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor with respect thereto;

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(i)       such Credit Card Account does not conform to all representations, warranties, or other provisions in the Loan Documents relating to Credit Card Accounts;

(j)       such Credit Card Account is due from a credit card issuer or credit card processor that is not located in the U.S.;

(k)       is owed in any currency other than U.S. dollars;

(l)       such Credit Card Account is evidenced by “chattel paper” (as defined in the UCC) or an “instrument” (as defined in the UCC) of any kind unless such chattel paper or instrument is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(m)       the Administrative Agent determines, in its Permitted Discretion, and provides three days prior written notice to the Borrower Representative that, such Credit Card Account is uncertain of collection or is otherwise unacceptable for inclusion as an Eligible Credit Card Account.

In the event that a Credit Card Account of a Borrower that was previously an Eligible Credit Card Account ceases to be an Eligible Credit Card Account, the applicable Borrower or the Borrower Representative will notify the Administrative Agent thereof on and at the time of submission of the next Borrowing Base Certificate.

“Eligible Inventory” means, at any time, the Inventory of a Borrower other than Inventory:

(a)       that is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b)       that is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance that does not have priority over the Lien in favor of the Administrative Agent;

(c)       that is, in the Administrative Agent’s opinion in its Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business, or unacceptable due to age, type, category, and/or quantity;

(d)       with respect to which any covenant, representation, or warranty relating to such Inventory contained in this Agreement or in the Security Agreement has been breached or is not true and that does not conform to all applicable standards imposed by any Governmental Authority;

(e)       in which any Person other than a Borrower (i) has any direct or indirect ownership, interest, or title or (ii) is indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)       that is not finished goods or that constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods that are not of a type held for sale in the ordinary course of business;

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(g)       that is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

(h)       that is located in any location leased by such Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement, (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent, or (iii) the Administrative Agent has determined in its Permitted Discretion that a Reserve for rent, charges, and other amounts due or to become due with respect to such facility is not warranted at such time;

(i)       that is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j)       that is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(k)       that is a discontinued product or component thereof;

(l)        that is the subject of a consignment by a Borrower as consignor;

(m)       that is perishable;

(n)       that contains or bears any intellectual property rights licensed to such Borrower unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the then-current licensing agreement;

(o)       that is not reflected in a current perpetual inventory report of such Borrower;

(p)       for which reclamation rights have been asserted by the seller;

(q)       that has been acquired from a Sanctioned Person; or

(r)       that the Administrative Agent determines in its Permitted Discretion, and provides three days prior written notice to the Borrower Representative, is unacceptable for inclusion as Eligible Inventory.

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In the event that Inventory of a Borrower that was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Borrower or the Borrower Representative will notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation, or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material, or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties, or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement, or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan, or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status, or in reorganization, within the meaning of Title IV of ERISA.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excluded Subsidiary” means (a) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary and (b) any Domestic Subsidiary all of whose assets consist of Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion will apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit, or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit, or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit, or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any withholding Taxes imposed under FATCA.

“F-LLC” means Francesca’s LLC, a Delaware limited liability company, and its successors and assigns.

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“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rule, or convention among Governmental Authorities implementing such sections of the Code.

“FCI” means Francesca’s Collections, Inc., a Texas corporation, and its successors and assigns.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB sets forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that, if the Federal Funds Effective Rate is less than zero, such rate will be deemed to be zero for the purposes of this Agreement.

“FHC” means Francesca’s Holdings Corporation, a Delaware corporation, and its successors and assigns.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, or controller of a Borrower.

“Financial Statement Reporting Frequency Change Period” means any period occurring between (a) the date of the earlier to occur of (i) any Event of Default or (ii) Availability being less than $10,000,000 and (b) the date that for a period of 30 consecutive days Availability has been equal to or greater than the $10,000,000 and no Event of Default has been in existence.

“Fiscal Quarter” means each three fiscal month period of FHC based on the 4-5-4 retail fiscal calendar and ending on or about April 30, July 31, October 31, or the Saturday closest to January 31 of each calendar year.

“Fiscal Year” means the twelve fiscal month period of FHC ending on the Saturday closest to January 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) EBITDAR, minus Unfinanced Capital Expenditures, divided by (b) Fixed Charges, all calculated for the period of twelve consecutive fiscal months ended on such date (or, if such date is not the last day of a fiscal month, ended on the last day of the fiscal month most recently ended prior to such date).

“Fixed Charges” means, for any period, without duplication, the sum of cash Interest Expense, plus Rentals paid in cash, plus prepayments and scheduled principal payments on Indebtedness (excluding the Revolving Loans) actually made in cash, plus expenses for taxes paid in cash, plus Restricted Payments paid in cash, plus Capital Lease Obligation payments, all calculated for the Loan Parties on a consolidated basis in accordance with GAAP.

“Flood Laws” has the meaning assigned to such term in Section 8.10.

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“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FSC” means Francesca’s Services Corporation, a Texas corporation, and its successors and assigns.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“FWS” means francescas.com, Inc., a Texas corporation, and its successors and assigns.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities, or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital, or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee does not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantors” means all Loan Guarantors and any non-Loan Parties who have delivered an Obligation Guaranty (if any), and the term “Guarantor” means each or any one of them individually.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

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“Immaterial Subsidiary” means, at any time, a Subsidiary of Loan Party that has (a) total assets that are, together with the total assets of all other Immaterial Subsidiaries and Excluded Subsidiaries in the aggregate, less than 5.0% of consolidated total assets of FHC and its Subsidiaries and (b) total EBITDAR that is, together with the EBITDAR of all other Immaterial Subsidiaries and Excluded Subsidiaries in the aggregate, less than 5.0% of consolidated total EBITDAR of FHC and its Subsidiaries.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) liquidated obligations under any earn-out (which for all purposes of this Agreement will be valued at the maximum potential amount payable with respect to such earn-out), (l) any other Off-Balance Sheet Liability, and (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced, or acquired (including all renewals, extensions, and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements and (ii) any and all cancellations, buy backs, reversals, terminations, or assignments of any Swap Agreement transaction. The Indebtedness of any Person includes the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

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“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Loan Parties for such period with respect to all outstanding Indebtedness of the Loan Parties (including all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Loan Parties for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each calendar month and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months duration, each day prior to the last day of such Interest Period that occurs at intervals of three months duration after the first day of such Interest Period) and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, or six months thereafter, as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period will be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period will end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) will end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially will be the date on which such Borrowing is made and thereafter will be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination will be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided, that if any Interpolated rate is less than zero, such rate will be deemed to be zero for purposes of this Agreement.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

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“Issuing Bank” means, individually and collectively, each of JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” will include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank will, or will cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank will mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Issuing Bank Sublimits” means, as of the Effective Date, (i) $10,000,000, in the case of JPMCB and (ii) such amount as is designated to the Administrative Agent and the Borrower Representative in writing by any other Issuing Bank; provided that any Issuing Bank will be permitted at any time to increase or reduce its Issuing Bank Sublimit upon providing five days prior written notice thereof to the Administrative Agent and the Borrower Representative.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit E.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time. The LC Exposure of any Revolving Lender at any time will be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that has become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate is not available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate will be the Interpolated Rate, subject to Section 2.14 in the event that the Administrative Agent concludes that it is not possible to determine such Interpolated Rate (which conclusion will be conclusive and binding absent manifest error). Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate will be determined as modified by the definition of Alternate Base Rate.

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“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate is less than zero, such rate will be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call, or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, each Obligation Guaranty (if any), and all other agreements, instruments, documents, and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, letter of credit applications, and any agreements between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between a Borrower and the Issuing Bank in connection with the issuance of Letters of Credit. Any reference in this Agreement or any other Loan Document to a Loan Document will include all appendices, exhibits, or schedules thereto, and all amendments, restatements, supplements, or other modifications thereto, and will refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means (a) each Borrower at any time party hereto with respect to the Secured Obligations of the other Borrowers, (b) FHC, (c) F-LLC, and (d) any other Loan Party at any time party hereto that is not a Borrower.

“Loan Guaranty” means Article 10 of this Agreement.

“Loan Parties” means, collectively, the Borrowers, the Loan Guarantors, any other Person that becomes a party to this Agreement pursuant to a Joinder Agreement, and their respective successors and assigns, and the term “Loan Party” means any one of them or all of them individually, as the context may require.

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“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances, and Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the validity or enforceability of the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral, or the priority of such Liens, or (d) the rights of or remedies available to the Administrative Agent, the Issuing Bank, or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Loan Parties in respect of any Swap Agreement at any time will be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means May 25, 2023 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Loan Parties, determined on a consolidated basis in accordance with GAAP; provided that the following will be excluded from the determination of Net Income (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Loan Party, (b) the income (or deficit) of any Person (other than a Subsidiary) in which any Loan Party has an ownership interest, except to the extent that any such income is actually received by a Loan Party in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion by an appraiser acceptable to the Administrative Agent in its Permitted Discretion, net of all costs of liquidation thereof.

Credit Agreement – Page 22

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received by any Loan Party in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer, or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by the Administrative Agent; provided, further, that if any of the aforesaid rates are less than zero, such rate will be deemed to be zero for purposes of this Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligation Guaranty” means any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Administrative Agent for the benefit of the Secured Parties by a guarantor who is not a Loan Party.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities, and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership, or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank, or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law, or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

Credit Agreement – Page 23

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability, or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability, or obligation arising with respect to any other transaction that is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate are determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB commences to publish such composite rate).

“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 105% of the LC Exposure as of the date of such payment), (c) the indefeasible payment in full in cash of the accrued and unpaid fees, including the applicable Prepayment Fee, if any, (d) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties’ counterparties thereto.

Credit Agreement – Page 24

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment Condition” is deemed to be satisfied in connection with a Restricted Payment, Permitted Investment, or Permitted Acquisition if:

(a)       no Event of Default has occurred and is continuing or would result immediately after giving effect to such Restricted Payment, Permitted Investment, or Permitted Acquisition;

(b)       immediately after giving effect to and at all times during the 30-day period immediately prior to such Restricted Payment, Permitted Investment, or Permitted Acquisition, and after giving effect to payment of all amounts due (other than Equity Interests of the applicable Loan Party delivered to the seller(s) in any such Permitted Acquisition) in connection with such Restricted Payment, Permitted Investment, or Permitted Acquisition as having been paid in cash at the time of making such Restricted Payment, Permitted Investment, or Permitted Acquisition (other than Equity Interests of the applicable Loan Party delivered to the seller(s) in any such Permitted Acquisition) the Borrowers have (i) (A) Availability calculated on a pro forma basis after giving effect to such Restricted Payment, Permitted Investment, or Permitted Acquisition of not less than $10,000,000 and (B) a Fixed Charge Coverage Ratio for the most recently completed Fiscal Quarter calculated on a pro forma basis after giving effect to such Restricted Payment, Permitted Investment, or Permitted Acquisition of not less than 1.00 to 1.00 or (ii) Availability of greater than $20,000,000; and

(c)       the Borrower Representative has delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in clause (a) and clause (b) preceding and attaching calculations in form and substance reasonably satisfactory to the Administrative Agent and the Lenders for clause (b), as applicable.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a)       such Acquisition is not a hostile or contested acquisition;

(b)       the business acquired in connection with such Acquisition is (i) located in the U.S., (ii) organized under applicable U.S. and state laws, and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

Credit Agreement – Page 25

(c)       both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty that relates to a specified prior date and (ii) to the extent the Lenders have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;

(d)       as soon as available, but not less than 10 days prior to such Acquisition, the Borrower Representative has provided the Administrative Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent, including pro forma financial statements, statements of cash flow, and Availability projections;

(e)       [reserved]

(f)       if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person becomes a Wholly-Owned Subsidiary of a Borrower and a Loan Party pursuant to the terms of this Agreement;

(g)       if such Acquisition is an acquisition of assets, such Acquisition is structured so that a Borrower acquires such assets;

(h)       if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(i)       if such Acquisition involves a merger or a consolidation involving a Borrower or any other Loan Party or newly created Subsidiary thereof, such Borrower, Loan Party, or newly created Subsidiary, as applicable, is the surviving entity;

(j)       no Loan Party, as a result of or in connection with any such Acquisition, assumes or incurs any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;

(k)       in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person are terminated unless the Administrative Agent and the Lenders in their sole discretion consent otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets are terminated;

(l)       all actions required to be taken with respect to any newly acquired or formed Wholly-Owned Subsidiary of a Loan Party required under Section 5.14 have been taken;

(m)      the Payment Conditions must have been satisfied; and

(n)       the Borrower Representative has delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within 15 Business Days following the consummation thereof.

Credit Agreement – Page 26

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)       Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)       pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations;

(d)       deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature, in each case in the ordinary course of business;

(e)       judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7;

(f)       Liens arising solely by virtue of any statutory or common law provision relating to a banker’s liens, rights of set-off, or similar rights, including Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC or any similar Requirement of Law of any foreign jurisdiction, and Liens representing contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of any Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Loan Party;

(g)       Liens consisting of leases, licenses, or subleases granted by a Loan Party on its real property (in each case other than any lease required to be accounted for in accordance with GAAP as a capital lease) do not, in the aggregate, materially impair the value of such real property or materially interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(h)       Liens on real property arising by reason of servicing agreements, development agreements, site plan agreements, and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of a Borrower or any Subsidiary;

(i)        Liens of landlords (i) arising by statute or, except with respect to Inventory, under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and other movable tangible property (excluding Inventory) located on the real property leased or subleased from such landlord;

Credit Agreement – Page 27

(j)       Liens on real property disclosed by the title insurance policies with respect thereto, including easements, zoning restrictions, rights-of-way, and similar encumbrances on real property imposed by law or arising in the ordinary course of business, and any replacement, extension, or renewal of any such Lien; provided that such replacement, extension, or renewal Lien does not cover any property other than the property that was subject to such Lien prior to such replacement, extension, or renewal; and provided, further, that such Liens do not secure any Indebtedness, do not materially detract from the value of the affected property, are of a minor nature and, in the aggregate, do not materially interfere with the ordinary conduct of the business of any Loan Party;

(k)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)       Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement permitted hereunder; and

(m)     Liens arising from precautionary UCC financing statement filings regarding operating leases;

provided that the term “Permitted Encumbrances” does not include any Lien securing Indebtedness, except with respect to clause (e) preceding.

“Permitted Investments” means:

(a)       direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b)       investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)       investments in certificates of deposit, bankers’ acceptances, and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)        fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) preceding and entered into with a financial institution satisfying the criteria described in clause (c) preceding; and

Credit Agreement – Page 28

(e)       money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s, and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Payment Restriction” means any consensual encumbrance or restriction (each, a “restriction”) on the ability of any Subsidiary that is not a Loan Party (the “subject Subsidiary”) to pay dividends or make any other distributions on its equity interest to FHC or any Subsidiary, which restriction satisfies all of the following conditions: (a) such restriction becomes effective only upon the occurrence of (i) specified events under subject Subsidiary’s certificate of incorporation, bylaws, other governing documents or any joint venture or similar agreements or (ii) an “event of default” with respect to “Indebtedness” (as defined in the agreement governing such Indebtedness) that was incurred by the subject Subsidiary in compliance with Section 6.01 and (b) such restriction would not materially impair the Borrowers’ ability to make scheduled payments of interest and principal payments on the Loans, as determined in good faith by the Board of Directors of FHC, provided that the Borrower Representative will reasonably promptly notify the Administrative Agent from time to time after any such determination is made.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak, or a substantially similar electronic transmission system.

“Prepayment Event” means:

(a)       any sale, transfer, or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.05(a);

(b)       any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $1,000,000;

(c)       the issuance by FHC of any Equity Interests, or the receipt by FHC of any capital contribution; and

(d)       the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate will be effective from and including the date such change is publicly announced as being effective.

Credit Agreement – Page 29

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Purchase Money Indebtedness” means Indebtedness for the purchase price or cost of construction, repair, or improvement of any property.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender, and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives, and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

“Rentals” means, for any period, the aggregate fixed amounts payable by the Loan Parties under any operating leases, calculated on a consolidated basis for the Loan Parties for such period in accordance with GAAP.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations, or audits pertaining to the assets of the Borrowers from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposures and unused Commitments representing at least 66.67% of the sum of the Aggregate Credit Exposure and unused Commitments at such time; provided that, as long as there are fewer than three Lenders, Required Lenders will mean all Lenders.

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“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation, and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction, or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves that the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for rent at locations leased by any Loan Party (provided that any such reserve for rent for any retail location will be limited to (a) except for the retail locations described in clause (b) following, the amount of rent and other amounts then past due and owing under the applicable lease, excluding any amounts being disputed by a Borrower in good faith, and (b) with respect to any retail location that is in a state that has applicable law that provides the landlord with a Lien on any Collateral that has priority over the Lien in favor of the Administrative Agent in such Collateral, the greater of (i) the book value of the Inventory at such location or (ii) an amount equal to three months of rent and other charges due or to become due under the applicable lease), reserves for consignee’s, warehousemen’s, and bailee’s charges, reserves with respect to gift cards issued, reserves for dilution of Credit Card Accounts, reserves for deposits received from customers, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for amounts due with respect to royalties due on any Inventory sold, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities, or other property) with respect to any Equity Interests in FHC or any Subsidiary that is not a Wholly-Owned Subsidiary (including any stock repurchases), or any payment (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination of any such Equity Interests in FHC or any Subsidiary that is not a Wholly-Owned Subsidiary or any option, warrant, or other right to acquire any such Equity Interests in FHC or any Subsidiary that is not a Wholly-Owned Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender has assumed its Revolving Commitment or assigned a portion of its Revolving Commitment, as applicable.

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“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure, and its Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time, plus (c) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region, or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized, or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in clause (a) or clause (b) preceding.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided that the definition of “Secured Obligations” will not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

Credit Agreement – Page 32

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time, plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of any Revolving Lender at any time will be its Applicable Percentage of the aggregate Standby LC Exposure at such time.

“Statements” has the meaning assigned to such term in Section 2.18(g).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), (a) the numerator of which is the number one and (b) the denominator of which is the number one, minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency, or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions, or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations pursuant to a subordination agreement or other written agreement in form and substance satisfactory to the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association, or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association, or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled, or held or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Credit Agreement – Page 33

“Subsidiary” means any direct or indirect subsidiary of FHC or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default, or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, or consultants of the Borrowers or the Subsidiaries will be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced, or acquired (including all renewals, extensions, and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender and (b) any and all cancellations, buy backs, reversals, terminations, or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Commitment” means the amount set forth opposite JPMCB’s name on the Commitment Schedule as Swingline Commitment.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time will be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank will be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank will be deemed given by JPMCB in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

Credit Agreement – Page 34

“Transactions” means the execution, delivery, and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period that are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures will be deemed Unfinanced Capital Expenditures); provided that expenditures that are accounted for as capital expenditures and that are actually paid for by a third party (excluding any Loan Party or Subsidiary) and for which neither any Loan Party nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before during or after such period), including expenditures funded through tenants’ improvement allowances will not be included in Unfinanced Capital Expenditures for purposes of determining the Fixed Charge Coverage Ratio for any period.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it, (b) any other obligation (including any guarantee) that is contingent in nature at such time, or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Wholly-Owned Subsidiary” means, with respect to any Person (the “applicable Person”), a subsidiary of the applicable Person, all of the outstanding Equity Interests of which (other than director’s qualifying or other similar shares required pursuant to any Requirement of Law) are owned by the applicable Person or another wholly owned (using the same guidelines as herein required) subsidiary of the applicable Person.

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“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Written Borrowing Request” means a written request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03, in the form of Exhibit B or any other form approved by the Administrative Agent in its sole discretion.

Section 1.02      Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”), by Type (e.g., a “Eurodollar Loan”), or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”), by Type (e.g., a “Eurodollar Borrowing”), or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03      Terms Generally. The definitions of terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine, and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The word “law” will be construed as referring to all statutes, rules, regulations, codes, and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders, and decrees of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, restated, supplemented, or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, or modifications set forth herein), (b) any definition of or reference to any statute, rule, or regulation will be construed as referring thereto as from time to time amended, supplemented, or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person will be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that has succeeded to any or all functions thereof, (d) the words “herein”, “hereof”, and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits, and Schedules will be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” will refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” will be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

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Section 1.04      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision will be interpreted on the basis of GAAP as in effect and applied immediately before such change has become effective until such notice has been withdrawn or such provision amended in accordance herewith.

Section 1.05      Status of Obligations. In the event that any Borrower or any other Loan Party at any time issues or has outstanding any Subordinated Indebtedness, such Borrower will take or cause such other Loan Party to take all such actions as are necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as are required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE 2

The Credits

Section 2.01      Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (b) the Aggregate Revolving Exposure exceeding the lesser of (y) the Aggregate Revolving Commitment or (z) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 and Section 2.05, by making immediately available funds available to the Administrative Agent’s designated account, not later than 10:00 a.m., Chicago time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay, and reborrow Revolving Loans.

Credit Agreement – Page 37

Section 2.02      Loans and Borrowings.

(a)       Each Loan (other than a Swingline Loan) will be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it will not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender will be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance, and any Swingline Loan will be made in accordance with the procedures set forth in Section 2.04 and Section 2.05.

(b)       Subject to Section 2.14, each Revolving Borrowing will be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan will be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.14, Section 2.15, Section 2.16, and Section 2.17 will apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option will not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)       At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing must be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000. ABR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there will not at any time be more than a total of six Eurodollar Borrowings outstanding.

(d)       Notwithstanding any other provision of this Agreement, the Borrower Representative will not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

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Section 2.03      Requests for Borrowings. To request a Borrowing, the Borrower Representative must notify the Administrative Agent of such request either in writing by delivery of an executed Written Borrowing Request (delivered by hand or facsimile), by telephone, or through Electronic System (if arrangements for doing so have been approved by the Administrative Agent), not later than (y) in the case of a Eurodollar Borrowing, 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (z) in the case of an ABR Borrowing, 12:00 noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of such proposed Borrowing. Each telephonic Borrowing Request will be irrevocable and must be confirmed promptly by hand delivery, facsimile, or a communication through Electronic System to the Administrative Agent of a Written Borrowing Request executed by the Borrower Representative. Each Borrowing Request must specify the following information in compliance with Section 2.02:

(a)       the name of the applicable Borrower(s);

(b)       the aggregate amount of the requested Borrowing;

(c)       the date of such Borrowing, which must be a Business Day;

(d)       whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(e)       in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which must be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing will be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower(s) will be deemed to have selected an Interest Period of one month duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent will advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04      Protective Advances.

(a)       Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but will have absolutely no obligation), to make Loans to the Borrowers, on behalf of all Lenders, that the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that the aggregate amount of Protective Advances outstanding at any time will not at any time exceed $2,500,000; provided, further, that the Aggregate Revolving Exposure after giving effect to the Protective Advances being made will not exceed the Aggregate Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances will be secured by the Liens in favor of the Administrative Agent in and to the Collateral and will constitute Obligations hereunder. All Protective Advances will be ABR Borrowings. The making of a Protective Advance on any one occasion will not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

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(b)       Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender will be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to such Lender’s Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent will promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.05      Swingline Loans and Overadvances.

(a)       The Administrative Agent, the Swingline Lender, and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers, on the date of the applicable Borrowing to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan will be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon will be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender may, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn that Business Day on the Borrowers’ Deposit Account ending in #4644; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrowers a Swingline Loan in the amount necessary to pay all items to be so drawn on such Deposit Account on such Business Day, then the Borrowers will be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. The aggregate amount of Swingline Loans outstanding at any time will not exceed $5,000,000. The Swingline Lender will not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before or after giving effect to such Swingline Loan). All Swingline Loans will be ABR Borrowings.

Credit Agreement – Page 40

(b)       Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation) on behalf of the Revolving Lenders, (y) make Revolving Loans to the Borrowers in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”) or (z) deem the amount of Revolving Loans outstanding to the Borrowers that are in excess of Availability to be Overadvances; provided that no Overadvance will result in a Default due to the Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this clause (b), but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances will constitute ABR Borrowings. The making of an Overadvance on any one occasion will not obligate the Administrative Agent to make any Overadvance on any other occasion. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $1,000,000 at any time, no Overadvance may remain outstanding for more than 30 days, and no Overadvance will cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof.

(c)       Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender will be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent will promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Overadvance.

(d)       The Administrative Agent, on behalf of the Swingline Lender, will request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) will transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent will be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with the Swingline Lender’s Applicable Percentage of such Swingline Loan, will constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender will be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

Credit Agreement – Page 41

Section 2.06      Letters of Credit.

(a)       General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower denominated in dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement will control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank will have no obligation hereunder to issue, and will not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment, or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank prohibits, or requests that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or imposes upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve, or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or imposes upon the Issuing Bank any unreimbursed loss, cost, or expense that was not applicable on the Effective Date and that the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements, or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, will in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) preceding, regardless of the date enacted, adopted, issued, or implemented.

Credit Agreement – Page 42

(b)       Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal, or extension of an outstanding Letter of Credit), the Borrower Representative must deliver by hand or facsimile (or transmit through Electronic Systems, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of, but in any event no less than three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed, or extended, and specifying the date of issuance, amendment, renewal, or extension (which must be a Business Day), the date on which such Letter of Credit is to expire (which must comply with Section 2.06(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as is necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower will also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit will be issued, amended, renewed, or extended only if (and upon issuance, amendment, renewal, or extension of each Letter of Credit the Borrowers will be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal, or extension (i) the aggregate LC Exposure does not exceed $10,000,000, (ii) the aggregate Standby LC Exposure does not exceed $10,000,000, (iii) the aggregate Commercial LC Exposure does not exceed $10,000,000, (iv) no Revolving Lender’s Revolving Exposure exceeds its Revolving Commitment, and (v) the Aggregate Revolving Exposure does not exceed the lesser of (A) the Aggregate Revolving Commitment or (B) the Borrowing Base. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank will be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower Representative may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect will nonetheless constitute a Letter of Credit for all purposes of the Credit Agreement, and will not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).

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(c)       Expiration Date. Each Letter of Credit will expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) or (ii) the date that is five Business Days prior to the Maturity Date.

(d)       Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.06(e), or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (d) in respect of Letters of Credit is absolute and unconditional and will not be affected by any circumstance whatsoever, including any amendment, renewal, or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment will be made without any offset, abatement, withholding, or reduction whatsoever.

(e)       Reimbursement. If the Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrowers will reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower Representative has received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment will be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent will notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof, and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender will pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 will apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this clause (e), the Administrative Agent will distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this clause (e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this clause (e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) will not constitute a Loan and will not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

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(f)       Obligations Absolute. Other than as specifically provided in this clause (f), the Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in Section 2.06(e) will be absolute, unconditional, and irrevocable, and will be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Revolving Lenders, the Issuing Bank, or any of their Related Parties, will have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss, or delay in transmission or delivery of any draft, notice, or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that, the foregoing will not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential, or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank will be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

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(g)          Disbursement Procedures. The Issuing Bank will, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank will promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice will not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)          Interim Interest. If the Issuing Bank makes any LC Disbursement, then, unless the Borrowers reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof will bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest will be payable on the date when such reimbursement is due; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.06(e), then Section 2.13(d) will apply. Interest accrued pursuant to this clause will be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.06(e) to reimburse the Issuing Bank will be for the account of such Lender to the extent of such payment.

(i)          Replacement of the Issuing Bank.

(i)          The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank, and the successor Issuing Bank. The Administrative Agent will notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement becomes effective, the Borrowers will pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank will have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” will be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context requires. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank will remain a party hereto and will continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but will not be required to issue additional Letters of Credit.

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(ii)         Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon 30 days prior written notice to the Administrative Agent, the Borrower Representative, and the Lenders, in which case, such Issuing Bank will be replaced in accordance with this Section.

(j)          Cash Collateralization. If any Event of Default occurs and is continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50.0% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers will deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date, plus accrued and unpaid interest thereon; provided that, the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or clause (i) of Article 7; and provided, further, that any such notice received by the Borrower Representative after 2:00 p.m. (Chicago time) will be deemed to have been received on the next succeeding Business Day. Such deposit will be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent will have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments will be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits will not bear interest. Interest or profits, if any, on such investments will accumulate in the LC Collateral Account. Moneys in the LC Collateral Account will be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, will be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50.0% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) will be returned to the Borrowers within three Business Days after such Event of Default has been waived as confirmed in writing by the Administrative Agent.

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(k)          Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank will, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as may be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments, and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews, or extends any Letter of Credit, the date of such issuance, amendment, renewal, or extension, and the stated amount of the Letters of Credit issued, amended, renewed, or extended by it and outstanding after giving effect to such issuance, amendment, renewal, or extension (and whether the amounts thereof have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent may reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)          LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof will be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

Section 2.07         Funding of Borrowings.

(a)          Each Lender will make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans will be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) will be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance will be retained by the Administrative Agent.

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(b)          Unless the Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.07(a) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount will constitute such Lender’s Loan included in such Borrowing.

Section 2.08         Interest Elections.

(a)          Each Borrowing initially will be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, will have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion will be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion will be considered a separate Borrowing. This Section will not apply to Swingline Borrowings, Overadvances, or Protective Advances, which may not be converted or continued.

(b)          To make an election pursuant to this Section, the Borrower Representative must notify the Administrative Agent of such election by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request will be irrevocable and must be confirmed promptly by hand delivery, Electronic System, or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c)          Each telephonic and written Interest Election Request (including requests submitted through Electronic System) will specify the following information in compliance with Section 2.02:

(i)          the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) and clause (iv) following will be specified for each resulting Borrowing);

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(ii)         the effective date of the election made pursuant to such Interest Election Request, which must be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which must a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers will be deemed to have selected an Interest Period of one month duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent will advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing will be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing will be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09         Termination and Reduction of Commitments; Increase in Revolving Commitments.

(a)          Unless previously terminated, the Revolving Commitments will terminate on the Maturity Date.

(b)          The Borrowers may at any time terminate the Revolving Commitments upon Payment in Full of the Secured Obligations.

(c)          The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments will be in an amount that is an integral multiple of $1,000,000 and (ii) the Borrowers will not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the lesser of (A) the Aggregate Revolving Commitment or (B) the Borrowing Base.

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(d)          The Borrower Representative will notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.09(b) or Section 2.09(c) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent will advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section will be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments will be permanent. Each reduction of the Commitments will be made ratably among the Lenders in accordance with their respective Commitments.

(e)          The Borrowers will have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase must be in a minimum amount of $5,000,000, (ii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $25,000,000, (iii) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedures described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 constitutes, or may otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f)          Any amendment hereto for such an increase or addition must be in form and substance satisfactory to the Administrative Agent and will only require the written signatures of the Administrative Agent, the Borrowers, and each Lender being added or increasing its Commitment, subject only to the approval of all Lenders if any such increase or addition would cause the Aggregate Revolving Commitment to exceed $75,000,000. As a condition precedent to such an increase or addition, the Borrowers must deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article 3 and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (2) no Default exists, and (3) the Borrowers are in compliance (on a pro forma basis) with the covenants contained in Section 6.13 and (ii) legal opinions and other customary closing documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.

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(g)          On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment will make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent determines, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent will make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees, and other amounts paid or payable with respect thereto as are necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii)  the Borrowers will be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence must be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, will be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent will, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and will distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule will replace the previous Commitment Schedule and become part of this Agreement.

Section 2.10         Repayment and Amortization of Loans; Evidence of Debt.

(a)          The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date or demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date or demand by the Administrative Agent.

(b)          At all times during a Dominion Period, on each Business Day, the Administrative Agent will apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first, to prepay any Protective Advances and Overadvances that may be outstanding and second, to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure. Notwithstanding the foregoing, to the extent any funds credited to the Collection Account constitute Net Proceeds, the application of such Net Proceeds will be subject to Section 2.11(c).

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(c)          Each Lender will maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)          The Administrative Agent will maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof, and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)          The entries made in the accounts maintained pursuant to Section 2.10(c) or Section 2.10(d) will be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein will not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)          Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers will prepare, execute, and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon will at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.11         Prepayment of Loans.

(a)          The Borrowers will have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.11(f) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b)          Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (i) the Aggregate Revolving Commitment or (ii) the Borrowing Base, the Borrowers will prepay the Revolving Loans, LC Exposure, and/or Swingline Loans or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate amount equal to such excess.

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(c)          In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, if such Prepayment Event occurs during the existence of a Dominion Period, the Borrowers will, immediately after such Net Proceeds are received by such Loan Party, prepay the Obligations and cash collateralize the LC Exposure as set forth in Section 2.11(e) below in an aggregate amount equal to 100% of such Net Proceeds.

(d)          [reserved]

(e)          All amounts required to be prepaid pursuant to Section 2.11(c) will be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure.

(f)          The Borrower Representative must notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder not later than 10:00 a.m., Chicago time, (i) in the case of prepayment of a Eurodollar Revolving Borrowing, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, one Business Day before the date of prepayment. Each such notice will be irrevocable and must specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent will advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing must be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing will be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments must be accompanied by (y) accrued interest to the extent required by Section 2.13 and (z) break funding payments pursuant to Section 2.16.

Section 2.12         Fees.

(a)          The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, that will accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees will be payable in arrears on the first day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed, (including the first day but excluding the last day).

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(b)          The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, that will accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank a fronting fee, that will accrue at the rate or rates per annum separately agreed upon between the Borrowers and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal, or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month will be payable on the first day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees will be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate will be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 2.12(b) will be payable within ten days after demand. All participation fees and fronting fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)          The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)          [reserved]

(e)          All fees payable hereunder must be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid will not be refundable under any circumstances.

Section 2.13         Interest.

(a)          The Loans comprising ABR Borrowings (including Swingline Loans) will bear interest at the Alternate Base Rate, plus the Applicable Rate, the sum of which will in no event be less than 1.50% per annum.

Credit Agreement – Page 55

(b)          The Loans comprising each Eurodollar Borrowing will bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing, plus the Applicable Rate.

(c)          Each Protective Advance and each Overadvance will bear interest at the Alternate Base Rate, plus the Applicable Rate for Revolving Loans, plus 2.00% per annum.

(d)          Notwithstanding the foregoing, during the existence of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans will bear interest at 2.00% per annum, plus the rate otherwise applicable to such Loans as provided in this Section or (ii) in the case of any other amount outstanding hereunder, such amount will accrue at 2.00% per annum, plus the rate applicable to such fee or other obligation as provided hereunder.

(e)          Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) will be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that, (i) interest accrued pursuant to Section 2.13(d) will be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan will be payable on the effective date of such conversion.

(f)          All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, or LIBO Rate will be determined by the Administrative Agent, and such determination will be conclusive absent manifest error.

Section 2.14         Alternate Rate of Interest; Illegality.

(a)          If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)          the Administrative Agent determines (which determination will be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; or

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(ii)         the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent will give notice thereof to the Borrowers and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (y) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing will be ineffective and any such Eurodollar Borrowing must be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto and (z) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing will be made as an ABR Borrowing.

(b)          If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund, or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make, maintain, fund, or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrowers will also pay accrued interest on the amount so converted or prepaid.

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(c)          If at any time the Administrative Agent determines (which determination will be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.14(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14(a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate will no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrowers will endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the U.S. at such time, and will enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.02, such amendment will become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent has not received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest is determined in accordance with this Section 2.14(c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (y) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing will be ineffective and (z) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing will be made as an ABR Borrowing; provided that, if such alternate rate of interest is less than zero, such rate will be deemed to be zero for the purposes of this Agreement.

Section 2.15         Increased Costs.

(a)          If any Change in Law:

(i)          imposes, modifies, or deems applicable any reserve, special deposit, liquidity, or similar requirement (including any compulsory loan requirement, insurance charge, or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)         imposes on any Lender or the Issuing Bank or the London interbank market any other condition, cost, or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)        subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (b) through clause (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, continuing, converting into, or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank, or such other Recipient of participating in, issuing, or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest, or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank, or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank, or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

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(b)          If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)          A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.15(a) or Section 2.15(b) will be delivered to the Borrower Representative and will be conclusive absent manifest error. The Borrowers will pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)          Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section will not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that, the Borrowers will not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above will be extended to include the period of retroactive effect thereof.

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Section 2.16         Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue, or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or Section 9.02(d), then, in any such event, the Borrowers will compensate each Lender for the loss, cost, and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost, or expense to any Lender will be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period for such Eurodollar Loan), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section will be delivered to the Borrower Representative and will be conclusive absent manifest error. The Borrowers will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 2.17         Withholding of Taxes; Gross-Up.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document will be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent will be entitled to make such deduction or withholding and will timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party will be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Borrowers. The Loan Parties will timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)          Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(d)          Indemnification by the Loan Parties. The Loan Parties will jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender will severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent will be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(e).

(f)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document will deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), Section 2.17(f)(ii)(B), and Section 2.17(f)(ii)(D)) will not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)         Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person will deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)         any Foreign Lender will, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as are requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (y) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (z) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (z) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

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(4)         to the extent a Foreign Lender is not the Beneficial Owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender will, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as are requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender will deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it will pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party related to the receipt of such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, will repay to such indemnified party the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) will not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Survival. Each party’s obligations under this Section 2.17 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).

(i)          Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

Section 2.18         Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)          The Borrowers will make each payment required to be made by them hereunder (whether of principal, interest, fees, or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16, Section 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments will be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17, and Section 9.03 must be made directly to the Persons entitled thereto. The Administrative Agent will distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension. All payments hereunder will be made in dollars.

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(b)          Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees, or other sum payable under the Loan Documents (that will be applied as specified by the Borrowers), (B) a mandatory prepayment (that will be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account during a Dominion Period (that will be applied in accordance with Section 2.10(b)) or (ii) during the existence of an Event of Default if the Administrative Agent so elects or the Required Lenders so direct, will be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to 105% of the aggregate LC Exposure, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing in respect of Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding the foregoing, amounts received from any Loan Party will not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender will apply any payment that it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers will pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders will have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

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(c)          At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including all reimbursement for fees, costs, and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest, and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged will constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees, and expenses as described in Section 9.03) and that all such Borrowings will be deemed to have been requested pursuant to Section 2.03, Section 2.04, or Section 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest, and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)          If, except as otherwise expressly provided herein, any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments will be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.18(d) will not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.18(d) will apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

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(e)          Unless the Administrative Agent has received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)          If any Lender fails to make any payment required to be made by it under this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to clause (i) and clause (ii) preceding will be made in any order determined by the Administrative Agent in its discretion.

(g)          The Administrative Agent will from time to time provide the Borrower Representative with account statements or invoices with respect to the Loans, Letters of Credit, and any interest or fees with respect thereto (each a “Statement”); provided that any failure of the Administrative Agent to provide any Statement to the Borrower Representative will not have any effect on any Loan Party’s obligation with respect thereto or any Obligation hereunder and will not constitute a default by the Administrative Agent under this Agreement. The Administrative Agent is under no duty or obligation to provide Statements, that, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees, or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers will not be in default of payment with respect to the billing period indicated on such Statement; provided that, acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including any past due amounts) will not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

Section 2.19         Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender will use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches, or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)          If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17), and obligations under this Agreement and other Loan Documents to an assignee that will assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers will have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent will not unreasonably be withheld, (ii) such Lender will have received payment of an amount equal to the outstanding principal of its Loans, funded participations in LC Disbursements, and Swingline Loans, accrued interest thereon, accrued fees, and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, accrued interest, and fees) or the Borrowers (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender will not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.20         Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions will apply for so long as such Lender is a Defaulting Lender:

(a)          fees will cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)          such Defaulting Lender will not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender will not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver, or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this Section 2.20(b) will not apply to the vote of a Defaulting Lender in the case of an amendment, waiver, or other modification requiring the consent of such Lender or each Lender directly affected thereby;

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(c)          if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)          all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender will be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (y) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative has otherwise notified the Administrative Agent at such time, the Borrowers will be deemed to have represented and warranted that such conditions are satisfied at such time) and (z) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure and to exceed its Revolving Commitment;

(ii)         if the reallocation described in clause (i) preceding cannot, or can only partially, be effected, the Borrowers will within one Business Day following notice by the Administrative Agent (y) first, prepay such Swingline Exposure and (z) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) preceding) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)        if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) preceding, the Borrowers will not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)        if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) preceding, then the fees payable to the Lenders pursuant to Sections 2.12(a) and Section 2.12(b) will be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)         if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or clause (ii) preceding, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure will be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

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(d)          so long as such Lender is a Defaulting Lender, the Swingline Lender will not be required to fund any Swingline Loan and the Issuing Bank will not be required to issue, amend, renew, extend, or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and the Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit will be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender will not participate therein).

If (y) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Lender occurs following the date hereof and for so long as such event continues or (z) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender will not be required to fund any Swingline Loan and the Issuing Bank will not be required to issue, amend, or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, has entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Swingline Lender, and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders will be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender will purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent determines may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21         Returned Payments. If after receipt of any payment that is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied will be revived and continued and this Agreement will continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 will be and remain effective notwithstanding any contrary action that may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 will survive the termination of this Agreement.

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Section 2.22         Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party will deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof will deliver to the Administrative Agent, following the end of each calendar month, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent will be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b).

ARTICLE 3

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

Section 3.01         Organization; Powers. Each Loan Party and each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

Section 3.02         Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid, and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03         Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not in any material respect violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement, or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, except such as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

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Section 3.04         Financial Condition; No Material Adverse Change.

(a)          FHC has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity, and cash flows as of and for the Fiscal Year ended February 3, 2018, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of FHC and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)          No event, change, or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since February 3, 2018.

Section 3.05         Properties.

(a)          As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no material default by any party to any such lease or sublease exists except such as could not reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties and each of its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)          Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, and patents necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by each Loan Party and each Subsidiary does not, other than such as could not reasonably be expected to result in a Material Adverse Effect, infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

Section 3.06         Litigation and Environmental Matters.

(a)          There are no actions, suits, or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

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(b)          Except for the Disclosed Matters (i) no Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain, or comply with any permit, license, or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability, or (D) knows of any basis for any Environmental Liability.

(c)          Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07         Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) all Requirements of Law applicable to it or its property and (ii) all indentures, agreements, and other instruments binding upon it or its property. No Default has occurred and is continuing.

Section 3.08         Investment Company Status. No Loan Party nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09         Taxes.

(a)          Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

(b)          Neither this Agreement nor any other agreement, certificate, document, or instrument executed or delivered in connection therewith by any Loan Party or any other Person (other than the Lender), were executed or delivered in the state of Florida, neither any Borrower nor any other Loan Party is a Florida organization or has its executive offices or headquarters in Florida, no officer or employee of any Loan Party has engaged in any execution, delivery, negotiations, or other related activities with respect to this Agreement while in the state of Florida, and there are no stamp, documentary, mortgage, or intangibles taxes due in the state of Florida as a result of any Loan Party entering into this Agreement.

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Section 3.10         ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

Section 3.11         Disclosure. None of the reports, financial statements, certificates, or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole together with FHC’s public filings, contains any material misstatement of fact or omits, as of the date furnished, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect at such time; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

Section 3.12         Material Agreements. No Loan Party is in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in (a) any material agreement to which it is a party, except where such default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness that would constitute an Event of Default under clause (f) of Article 7 if such default became an event of default under the applicable agreement or instrument.

Section 3.13         Solvency.

(a)          Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, taken as a whole, (ii) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

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(b)          No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.14         Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Each Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.15         Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to FHC of each and all of FHC’s Subsidiaries, (b) a true and complete listing (other than with respect to FHC) of each class of each Loan Party’s authorized Equity Interests, all of which issued Equity Interests are validly issued, outstanding, fully paid, and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of FHC and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. There are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants, or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party.

Section 3.16         Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except to the extent provided in this Agreement and the other Loan Documents.

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Section 3.17         Employment Matters. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters. All material, in the aggregate and individually, payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

Section 3.18         Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U, and X.

Section 3.19         Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

Section 3.20         No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

Section 3.21         Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries, and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers, or employees or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.22         Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

Credit Agreement – Page 76

Section 3.23         EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE 4

Conditions

Section 4.01         Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder will not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)          Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) has received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (that may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (that may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document, and (iii) such other certificates, documents, instruments, and agreements as the Administrative Agent has reasonably requested in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and written opinions of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank, and the Lenders in form and substance satisfactory to the Administrative Agent and its counsel.

(b)          Financial Statements and Projections. The Lenders have received audited consolidated financial statements of FHC for the Fiscal Years ended January 30, 2017 and February 3, 2018 and (ii) satisfactory projections through FHC’s Fiscal Year ending in January 2022.

Credit Agreement – Page 77

(c)          Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent has received (i) a certificate of each Loan Party, dated the Effective Date and executed by an authorized officer of such Loan Party, that (A) certifies the resolutions of its Board of Directors, members, or other body authorizing the execution, delivery, and performance of the Loan Documents to which it is a party, (B) identifies by name and title and bears the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of each Borrower, its Financial Officers, and (C) contains appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management, or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(d)          No Default Certificate. The Administrative Agent has received a certificate, signed by a Financial Officer of each Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date, and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(e)          Fees. The Lenders and the Administrative Agent have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid by the Borrowers directly or with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(f)          Lien Searches. The Administrative Agent has received the results of a recent lien search in the jurisdiction of organization of each Loan Party, and such search reveals no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g)          Pay-Off Letter. The Administrative Agent has received satisfactory pay-off letters for all existing Indebtedness required to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness have been cash collateralized or supported by a Letter of Credit.

(h)          Funding Account. The Administrative Agent has received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)          Reserved.

(j)          Collateral Access and Control Agreements. The Administrative Agent has received (i) each Collateral Access Agreement required to be provided on the Effective Date pursuant to Section 4.13 of the Security Agreement and (ii) each Deposit Account Control Agreement (as defined in the Security Agreement) required to be provided on the Effective Date pursuant to Section 4.14 of the Security Agreement.

Credit Agreement – Page 78

(k)          Solvency. The Administrative Agent has received a solvency certificate signed by a Financial Officer dated the Effective Date.

(l)          Borrowing Base Certificate. The Administrative Agent has received a Borrowing Base Certificate that calculates the Borrowing Base as of April 7, 2018.

(m)          Closing Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date, and the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Availability is not less than $20,000,000.

(n)          Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent has received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(o)          Filings, Registrations, and Recordings. Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered, or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders, and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), must be in proper form for filing, registration, or recordation; provided that until any such UCC financing statement required to be filed to perfect the Administrative Agent’s Liens in the Collateral have been filed, the Borrowers will not be permitted to request, and the Lenders will not be required to make, any Revolving Loans under this Agreement.

(p)          Insurance. The Administrative Agent has received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof and Section 4.12 of the Security Agreement; provided that endorsements to the applicable insurance policies required under Section 4.12 of the Security Agreement may be provided within 60 days of the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion).

(q)          Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent has received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable).

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(r)          Tax Withholding. The Administrative Agent has received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(s)          Reserved.

(t)          Field Examination. The Administrative Agent or its designee has conducted a field examination of the Borrowers’ Credit Card Accounts, Inventory, and related working capital matters and of the Borrowers’ related data processing and other systems, the results of which are satisfactory to the Administrative Agent in its sole discretion.

(u)          Reserved.

(v)         Appraisal. The Administrative Agent has received an appraisal of the Borrowers’ Inventory from one or more firms satisfactory to the Administrative Agent, which appraisal is satisfactory to the Administrative Agent in its sole discretion.

(w)          USA PATRIOT Act, Etc. The Administrative Agent and the Lenders have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, for each Loan Party.

(x)          Other Documents. The Administrative Agent has received such other documents as the Administrative Agent, the Issuing Bank, any Lender, or their respective counsel may have reasonably requested.

The Administrative Agent will notify the Borrowers, the Lenders, and the Issuing Bank of the Effective Date, and such notice will be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder will not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Chicago time, on May 29, 2018.

Section 4.02         Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew, or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)          The representations and warranties of the Loan Parties set forth in the Loan Documents must be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal, or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty that by its terms is made as of a specified date will be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty that is subject to any materiality qualifier will be required to be true and correct in all respects).

Credit Agreement – Page 80

(b)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal, or extension of such Letter of Credit, as applicable, (i) no Default may have occurred and be continuing and (ii) no Protective Advance may be outstanding.

(c)          After giving effect to any Borrowing or the issuance, amendment, renewal, or extension of any Letter of Credit, Availability is not less than zero ($0.00).

Each Borrowing and each issuance, amendment, renewal, or extension of a Letter of Credit will be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in Section 4.02(a) or Section 4.02(b), unless otherwise directed by the Required Lenders, the Administrative Agent may, but will have no obligation to, continue to make Loans and an Issuing Bank may, but will have no obligation to, issue, amend, renew, or extend, or cause to be issued, amended, renewed, or extended, any Letter of Credit for the ratable account and risk of the Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing, or extending, or causing the issuance, amendment, renewal, or extension of, any such Letter of Credit is in the best interests of the Lenders.

ARTICLE 5

Affirmative Covenants

Until all of the Secured Obligations have been Paid in Full each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 5.01         Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a)          within 90 days after the end of each Fiscal Year of FHC, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of FHC and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (provided that to the extent any such information is included in Form 10-K for FHC and its consolidated subsidiaries, delivery of such Form 10-K will satisfy the delivery requirement specified in this clause (a) with respect to such information);

Credit Agreement – Page 81

(b)          within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of FHC, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of FHC and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (provided that to the extent any such information is included in Form 10-Q for FHC and its consolidated subsidiaries, delivery of such Form 10-Q will satisfy the delivery requirement specified in this clause (b) with respect to such information);

(c)          during any Financial Statement Reporting Frequency Change Period, within 20 days after the end of each fiscal month of FHC, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity, and cash flows as of the end of and for such fiscal month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of FHC and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)          concurrently with any delivery of financial statements under Section 5.01(a), Section 5.01(b), or Section 5.01(c), a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under Section 5.01(b) or Section 5.01(c), as presenting fairly in all material respects the financial condition and results of operations of FHC and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) if applicable, setting forth reasonably detailed calculations demonstrating compliance with Section 6.13, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (v) specifying and quantifying any fees, expenses, charges, and reserves under clause (vi) of the definition of EBITDAR to be included for the period of the financial statements delivered concurrently with such certificate;

(e)          concurrently with any delivery of financial statements under Section 5.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines or the customary practices of such accounting firm consistently applied);

Credit Agreement – Page 82

(f)          as soon as available but in any event no earlier than the end of, and no later than 60 days following the end of, each Fiscal Year of FHC, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement, and cash flow statement) of FHC for each Fiscal Quarter of the upcoming Fiscal Year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g)          at each of the times specified in the following table, and at such other times as may be necessary to re-determine Availability, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request:

Trigger Date/Event	Reporting Requirement	Reset Date

the existence of any Event of Default	promptly upon the request of the Administrative Agent and continuing thereafter as requested	60 days after such Event of Default is waived and no additional Event of Default has occurred

no Credit Exposure is outstanding and the Borrower Representative or any Borrower requests any Revolving Loan or issuance of any Letter of Credit	concurrently with such request for such Revolving Loan or issuance of such Letter of Credit	not applicable

any Credit Exposure is outstanding and Availability is less than $6,000,000	on or before the third Business Day of each calendar week, as of the period then ended	Availability is greater than or equal to $6,000,000 for a period of 60 consecutive days

any Credit Exposure is outstanding and Availability is greater than or equal to $6,000,000	within 20 days of the end of each fiscal month, as of the period then ended	no Credit Exposure outstanding for a period of 60 consecutive days

At all other times	within 25 days of the end of each Fiscal Quarter, as of the period then ended	The occurrence of any other Trigger Date/Event

Credit Agreement – Page 83

(h)          concurrently with delivery of any Borrowing Base Certificate pursuant to clause (g) preceding and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent;

(i)          a detailed aging of the Borrowers’ Credit Card Accounts (including a listing, as of the end of the applicable period, by credit card issuer and/or credit card processor, of all outstanding Credit Card Accounts and all payments and collections thereon, and a reconciliation of sales and collections with respect thereto), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name and balance due for each Account Debtor (such Account Debtors being the applicable credit card issuer or credit card processor) of any Credit Card Account, and, if requested by the Administrative Agent, the address for each such Account Debtor;

(ii)         a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agent, (A) by location (showing Inventory in transit (if any, but excluding any Inventory in transit between locations of a Borrower) and any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by product type, and by volume on hand, which Inventory will be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, and (B) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Borrowers, and complaints and claims made against the Borrowers);

(iii)        a worksheet of calculations prepared by the Borrowers to determine Eligible Credit Card Accounts and Eligible Inventory, such worksheets detailing the Credit Card Accounts and Inventory excluded from Eligible Credit Card Accounts and Eligible Inventory and the reason for such exclusion;

(iv)        a reconciliation of the Borrowers’ Credit Card Accounts and Inventory between (A) the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clause (i) and clause (ii) of this Section 5.01(h) and (B) the amounts and dates shown in the reports delivered pursuant to clause (i) and clause (ii) of this Section 5.01(h) and the Borrowing Base Certificate delivered pursuant to Section 5.01(g) as of such date; and

(v)         a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement;

Credit Agreement – Page 84

(i)          as soon as available but in any event within 20 days of the end of each fiscal month or Fiscal Quarter, as applicable, that the Borrowers are required to deliver Borrowing Base certificates pursuant to clause (g) preceding and at such other times as may be requested by the Administrative Agent, as of the fiscal month or Fiscal Quarter then ended, a schedule and aging of the Borrowers’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(j)          [reserved]

(k)          promptly upon the Administrative Agent’s request:

(i)          copies of invoices or other similar statements issued by the Borrowers to any credit card issuer or credit card processor in connection with any Credit Card Accounts, credit memos, and other information related thereto;

(ii)         copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or equipment purchased by any Loan Party; and

(iii)        a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(l)          promptly upon request from the Administrative Agent, as frequently as may be reasonably requested, but in any event not more often than delivery of any Borrowing Base Certificate, as of the period then ended, the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(m)          promptly upon request from the Administrative Agent, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;

(n)          concurrently with delivery of the financial statements required to be delivered in accordance with Section 5.01(a) and, if otherwise requested by the Administrative Agent, within ten Business Days of the first day of October of any calendar year, a certificate of good standing or the substantive equivalent available in the jurisdiction of incorporation, formation, or organization for each Loan Party from the appropriate governmental officer in such jurisdiction;

(o)          concurrently with delivery of any financial statements required to be delivered pursuant to clause (a), clause (b), or clause (c) preceding, a detailed listing of all advances of proceeds of Loans requested by the Borrower Representative for each Borrower during the immediately preceding calendar month and a detailed listing of all intercompany loans made by the Borrowers during such calendar month; and

(p)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be; provided that if any such report, proxy statement, or other material is posted to FHC’s website, such delivery will be deemed satisfied upon notice from the Borrower Representative to the Administrative Agent of such posting.

Credit Agreement – Page 85

Section 5.02         Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)          the occurrence of any Event of Default;

(b)          receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $5,000,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall;

(c)          any Lien (other than Liens permitted under Section 6.02) or claim made or asserted against any of the Collateral;

(d)          any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;

(e)          within ten Business Days of receipt thereof, any and all default notices received by a Loan Party that (i) provide notice of any failure to make a payment of any amount due under a lease agreement for any real property or that constitute a threat of eviction or termination of the applicable lease agreement and (ii)(A) any such notice is applicable to a single leased location or public warehouse where Collateral with a book value of $200,000 or greater is located or (B) all such notices are applicable to leased locations or public warehouses where Collateral with an aggregate book value of $1,000,000 or greater is located;

(f)          [reserved]

(g)          within five Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment;

(h)          promptly upon an executive officer of the Borrower Representative or FHC becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $250,000; and

(i)          any other development that results, or could reasonably be expected to result, in a Material Adverse Effect.

Credit Agreement – Page 86

Each notice delivered under this Section must be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03         Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to (i) preserve, renew, and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses, and permits in each case material to the conduct of its business, and (ii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except with respect to (A) any single location where less than $250,000 of Inventory is located and (B) two or more locations where less than $1,000,000 of Inventory in the aggregate is located, provided that, the foregoing clause (a) will not prohibit any merger, consolidation, liquidation, or dissolution permitted under Section 6.03 or Section 6.05 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and other fields of enterprise reasonably related thereto.

Section 5.04         Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations before the same become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment with respect thereto pending such contest (i) would not result in aggregate liabilities in excess of $2,500,000 and none of the Collateral would become subject to forfeiture or loss as a result of the contest or (ii) could not reasonably be expected to result in a Material Adverse Effect; provided that, each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

Section 5.05         Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Credit Agreement – Page 87

Section 5.06         Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (y) keep proper books of record and account in which full, true, and correct entries are made of all dealings and transactions in relation to its business and activities and (z) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender, or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice and during business hours, to visit and inspect its properties, to conduct at such Loan Party’s premises, and at the times specified below, field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances, and condition with its officers and independent accountants, all at such reasonable times and as often (except with respect to field examinations as otherwise specified in this Section) as reasonably requested. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection and examination, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders. Notwithstanding any of the foregoing, the Administrative Agent may, in its Permitted Discretion, perform field examinations pursuant to this Section as follows:

(a)          if any Event of Default is in existence, the Administrative Agent may conduct, at the Borrowers’ expense, any field examinations requested by the Administrative Agent at such time;

(b)          if Revolving Exposure outstanding at any time during the applicable calendar year is greater than or equal to $5,000,000 and

(i)          Availability at all times during such calendar year is greater than or equal to $12,000,000, the Administrative Agent may conduct one field examination during such calendar year at the Borrowers’ expense, and

(ii)         Availability at any time during such calendar year is less than $12,000,000, the Administrative Agent may conduct the field examination described in clause (i) preceding and one additional field examination during such calendar year at the Borrowers’ expense; and

(c)          if Revolving Exposure outstanding during the applicable calendar year is at all times less than $5,000,000 and

(i)          Availability at all times during such calendar year is greater than $12,000,000, the Administrative Agent may conduct one field examination during such calendar year at the Lenders’ expense, and

(ii)         Availability at any time during such calendar year is less than $12,000,000, the Administrative Agent may conduct the field examination described in clause (i) preceding and one additional field examination during such calendar year at the Lenders’ expense.

Section 5.07         Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (i) comply with each Requirement of Law applicable to it or its property (including Environmental Laws) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) perform in all material respects its obligations under material agreements to which it is a party. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions.

Credit Agreement – Page 88

Section 5.08         Use of Proceeds.

(a)          The proceeds of the Loans and the Letters of Credit will be used only (i) for working capital and general corporate purposes in the ordinary course of business of the Borrowers, (ii) to pay fees and expenses incurred by the Loan Parties in connection with entering into the Transactions, and (iii) for any other purpose not restricted or prohibited by this Agreement or applicable law. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U, and X or to make any Acquisition.

(b)          No Borrower will request any Borrowing or Letter of Credit, and no Borrower will use, and each Borrower will provide that its Subsidiaries and its and their respective directors, officers, employees, and agents will not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing, or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses, or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09         Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information will be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

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Section 5.10         Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

Section 5.11         Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards, or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.12         Appraisals. Each Borrower will provide the Administrative Agent with appraisals or updates thereof of such Borrower’s Inventory, from an appraiser selected and engaged by the Administrative Agent and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include information required by any applicable Requirement of Law. Notwithstanding any of the foregoing, the Administrative Agent may, in its Permitted Discretion, require an appraisal pursuant to this Section as follows:

(a)          if any Event of Default is in existence, the Administrative Agent may require, at the Borrowers’ expense, any Inventory appraisals requested by the Administrative Agent at such time;

(b)          if Revolving Exposure outstanding at any time during the applicable calendar year is greater than or equal to $5,000,000 and

(i)          Availability at all times during such calendar year is greater than or equal to $12,000,000, the Administrative Agent may require one Inventory appraisal during such calendar year at the Borrowers’ expense, and

(ii)         Availability at any time during such calendar year is less than $12,000,000, the Administrative Agent may require the Inventory appraisal described in clause (i) preceding and one additional Inventory appraisal during such calendar year at the Borrowers’ expense; and

(c)          if Revolving Exposure outstanding during the applicable calendar year is at all times less than $5,000,000 and

(i)          Availability at all times during such calendar year is greater than $12,000,000, the Administrative Agent may require one Inventory appraisal during such calendar year at the Lenders’ expense, and

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(ii)         Availability at any time during such calendar year is less than $12,000,000, the Administrative Agent may require the Inventory appraisal described in clause (i) preceding and one Inventory appraisal during such calendar year at the Lenders’ expense.

Section 5.13         Depository Banks. Each Loan Party will maintain the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business, other than (a) any bank accounts maintained at a depositary institution other than a Lender that are subject to a sweep into the Collection Account (as defined in the Security Agreement) for any amounts in excess of the amount specified in Section 4.14 of the Security Agreement and (b) the Excluded Deposit Accounts (as defined in the Security Agreement).

Section 5.14         Additional Collateral; Further Assurances.

(a)          Subject to applicable Requirements of Law, each Loan Party will cause each Domestic Subsidiary that is a Wholly-Owned Subsidiary, but excluding any Excluded Subsidiary and any Immaterial Subsidiary, formed or acquired after the date of this Agreement to become a Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (i) will automatically become a Loan Guarantor hereunder and thereupon will have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party that constitutes Collateral.

(b)          Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, excluding any Excluded Subsidiary, and (ii) 65.0% (or such greater percentage that, due to a change in applicable law after the Effective Date, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by such Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent may reasonably request.

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(c)          Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements, and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), that may be required by any Requirement of Law or that the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(d)          If any material assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as are necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.14(c), all at the expense of the Loan Parties.

ARTICLE 6

Negative Covenants

Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 6.01         Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume, or suffer to exist any Indebtedness, except:

(a)          the Secured Obligations;

(b)          Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings, and replacements of any such Indebtedness in accordance with clause (f) following;

(c)          Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any other Loan Party will be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party will be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

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(d)          Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party will be subject to Section 6.04, and (iii) Guarantees permitted under this clause (d) will be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)          Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction, or improvement of any fixed or capital assets (whether or not constituting Purchase Money Indebtedness), including Capital Lease Obligations (but excluding any Capital Lease Obligations that originally were classified as obligations outstanding under an operating lease and that were subsequently reclassified as Capital Lease Obligations because of a change in GAAP), and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, and replacements of any such Indebtedness in accordance with clause (f) following; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) following, does not exceed $15,000,000 at any time outstanding;

(f)          Indebtedness that represents extensions, renewals, refinancings, or replacements (such Indebtedness being so extended, renewed, refinanced, or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clause (b) and clause (e) preceding and clause (i), clause (j), and clause (m) following (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness (except in an amount equal to any prepayment premiums, fees, expenses, or similar amounts payable in respect thereof), (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness (other than as to interest rate and fees) are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness, and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g)          Indebtedness owed to (including obligations in respect of letters of credit, bank guarantees, and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability, or other employee benefits or property, casualty, or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

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(h)          Indebtedness of any Loan Party in respect of performance bonds, completion bonds, bid bonds, appeal bonds, surety bonds, and similar obligations, in each case provided in the ordinary course of business;

(i)          Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i), together with any Refinance Indebtedness in respect thereof permitted by clause (f) preceding, does not exceed $5,000,000 at any time outstanding;

(j)          Indebtedness under Swap Contracts permitted under Section 6.07;

(k)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(l)          Indebtedness arising from agreements of a Loan Party or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price, or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets, or a Subsidiary otherwise permitted under this Agreement, other than guaranty obligations with respect to Indebtedness incurred by any Person acquiring all or any portion of such business, assets, or a Subsidiary for the purpose of financing such acquisition;

(m)          unsecured Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and not constituting an obligation for money borrowed; and

(n)          other unsecured Indebtedness in an aggregate principal amount not exceeding $25,000,000.

Section 6.02         Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume, or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Credit Card Accounts) or rights in respect of any thereof, except:

(a)          Liens created pursuant to any Loan Document;

(b)          Permitted Encumbrances;

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(c)          any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien does not apply to any other property or asset of such Borrower or Subsidiary or any other Borrower or Subsidiary and (ii) such Lien secures only those obligations that it secures on the date hereof, and extensions, renewals, and replacements thereof that do not increase the outstanding principal amount thereof;

(d)          Liens on fixed or capital assets acquired, constructed, or improved by any Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(e), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing, or improving such fixed or capital assets, and (iv) such Liens do not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(e)          any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien does not apply to any other property or assets of the Loan Party, and (iii) such Lien secures only those obligations that it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals, and replacements thereof that do not increase the outstanding principal amount thereof;

(f)          Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g)          Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(h)          any Lien on any property or asset of a Loan Party or Subsidiary securing Indebtedness or Refinance Indebtedness, provided, that such Lien (i) does not apply to (A) any Accounts or Inventory of the Loan Party or subsidiary or (B) any other property or assets of the Loan Party or Subsidiary not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement will not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition, and (iii) in the case of a Lien securing Refinance Indebtedness, if the Indebtedness being refinanced is, prior to such refinancing, secured by any Collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Refinance Indebtedness may be secured by such Collateral (including in respect of Indebtedness of any Loan Party or Subsidiary) that is otherwise permitted under this Agreement only, any Collateral owned by such Loan Party or Subsidiary pursuant to after-acquired property clauses contained in the agreement governing such Indebtedness being refinanced as in effect at the time of the incurrence of such Indebtedness, to the extent any such Collateral secured such Indebtedness) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced;

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(i)          Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(j)          Liens existing on any property or asset (other than Accounts and Inventory) arising under a transaction that constituted an operating lease under GAAP but that was subsequently reclassified as a capital lease because of a change in GAAP requiring such reclassification; and

(k)          Liens on any property of a Loan Party or any of its Subsidiaries securing any of their Indebtedness or their other liabilities; provided that (i) such Liens do not attach to Accounts or Inventory, (ii) all property subject to any such Liens does not have an aggregate value of more than $1,000,000 at any time, (iii) the aggregate outstanding principal amount of all such Indebtedness and other liabilities secured by any such Liens does not exceed $1,000,000 at any time, and (iv) such Liens are subordinated to the Liens securing the Secured Obligations on customary terms pursuant to an intercreditor agreement satisfactory to the Administrative Agent in its Permitted Discretion.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Credit Card Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrances and clause (a) preceding and (2) Inventory, other than those permitted under clause (a) and clause (b) of the definition of Permitted Encumbrances and clause (a) preceding.

Section 6.03         Fundamental Changes.

(a)          No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing (i) any Subsidiary of any Borrower may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Loan Party (other than a Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party, and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Loan Party that owns (directly or indirectly) such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lenders; provided that, any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger will not be permitted unless also permitted by Section 6.04.

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(b)          No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Loan Parties on the date hereof and businesses reasonably related thereto.

(c)          [reserved]

(d)          No Loan Party will, nor will it permit any Subsidiary to, change its Fiscal Year from the basis in effect on the Effective Date unless such change is necessary to conform the fiscal year of a Subsidiary to the Fiscal Year of FHC.

(e)          No Loan Party will change the accounting basis upon which its financial statements are prepared.

Section 6.04         Investments, Loans, Advances, Guarantees, and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold, or acquire (including pursuant to any merger with any Person that was not a Loan Party and a Wholly-Owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, or otherwise), except:

(a)          Permitted Investments, subject, in the Administrative Agent’s Permitted Discretion, to control agreements in favor of the Administrative Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties;

(b)          investments in existence on the date hereof and described in Schedule 6.04;

(c)          investments by FHC in the Borrowers and by the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party must be pledged pursuant to the Security Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in Section 5.14) and (ii) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) do not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

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(d)          loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party to a Subsidiary that is not a Loan Party must be evidenced by a promissory note pledged pursuant to the Security Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) do not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)          Guarantees constituting Indebtedness permitted by Section 6.01, provided that, the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d)) do not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)          loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs, and similar purposes up to a maximum of $500,000 in the aggregate at any one time outstanding;

(g)          investments in the form of Swap Agreements permitted by Section 6.07;

(h)          investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(i)          investments received in connection with the disposition of assets permitted by Section 6.05;

(j)          investments constituting deposits described in clause (c) and clause (d) of the definition of the term “Permitted Encumbrances”; and

(k)          Permitted Acquisitions.

Section 6.05         Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease, or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)          sales, transfers, and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out, or surplus equipment or property in the ordinary course of business;

(b)          sales, transfers, and dispositions of assets to any Borrower or any Subsidiary, provided that any such sales, transfers, or dispositions involving a Subsidiary that is not a Loan Party must be made in compliance with Section 6.09;

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(c)          sales, transfers, and dispositions of Accounts that are not Credit Card Accounts in connection with the compromise, settlement, or collection thereof;

(d)          sales, transfers, and dispositions of Permitted Investments and other investments permitted by Section 6.04;

(e)          Sale and Leaseback Transactions permitted by Section 6.06;

(f)          dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g)          sales, transfers, and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred, or otherwise disposed of in reliance upon this clause (g) do not exceed $5,000,000 during any Fiscal Year of FHC;

(h)          licenses of Intellectual Property in the ordinary course of business;

(i)          a true lease or sublease of real property that is no longer necessary or desirable to the business of any Loan Party or any Subsidiary and that does not interfere with the ordinary course of business of the Loan Parties and their Subsidiaries;

(j)          (i) any sale or issuance by a Borrower of its own Equity Interests to its parent, (ii) any sale or issuance by any Subsidiary of a Borrower of its own Equity Interests to any Loan Party, provided that the proportion of such Equity Interests and each class of such Equity Interests (both on an outstanding and fully diluted basis) held by such Loan Party does not change as a result of such sale or issuance, and (iii) to the extent necessary to satisfy any Requirement of Law in the jurisdiction of incorporation of any Subsidiary, any sale or issuance by such Subsidiary of its own Equity Interests constituting directors’ qualifying shares or nominal holdings;

(k)          the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivable financing transaction; and

(l)          dispositions of assets that constitute Restricted Payments that are permitted pursuant to Section 6.08;

provided that, all sales, transfers, leases, and other dispositions permitted hereby (other than those permitted by clause (b) and clause (f) preceding) must be made for fair value and for at least 75.0% cash consideration.

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Section 6.06         Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

Section 6.07         Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar, or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

Section 6.08         Restricted Payments; Certain Payments of Indebtedness.

(a)          No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each of the Loan Parties may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) FHC may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Loan Parties, and (iv) subject to the satisfaction of the Payment Conditions, FHC may make other Restricted Payments.

(b)          No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities, or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination of any Indebtedness, except:

(i)          payment of Indebtedness created under the Loan Documents;

(ii)         payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

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(iii)        refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)        payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05; and

(v)         subject to the satisfaction of the Payment Conditions, payment of other Indebtedness not otherwise permitted under this Section 6.08(b).

Section 6.09         Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease, or otherwise transfer any property or assets to, or purchase, lease, or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)          transactions that are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that this clause (a) will not limit the indemnification of directors of any Loan Party or any Subsidiary in accordance with customary practice;

(b)          transactions between or among any Loan Parties not involving any other Affiliate;

(c)          any investment permitted by Section 6.04(c) or Section 6.04(d) and loans or advances to employees of any Loan Party or any of Subsidiary in accordance with Section 6.04(f);

(d)          any Indebtedness permitted under Section 6.01(b) through Section 6.01(d) and Section 6.01(l);

(e)          any Restricted Payment permitted by Section 6.08;

(f)          loans or advances to employees permitted under Section 6.04;

(g)          the payment of reasonable fees and indemnities to any direct or indirect parent of a Loan Party and directors, officers, and employees of any Loan Party or Subsidiary and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, or employees of the Loan Parties and their Subsidiaries in the ordinary course of business;

(h)          any issuances of securities or other payments, awards, or grants in cash, securities, or otherwise pursuant to, or the funding of, employment agreements, stock options, and stock ownership plans approved by a Loan Party’s board of directors;

Credit Agreement – Page 101

(i)          (A) employment agreements entered into by a Loan Party or any Subsidiary in the ordinary course of business, (b) a subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, or directors permitted under Section 6.08, and (c) any reasonable employee compensation, benefit plan, or arrangement, any reasonable health, disability, or similar insurance plan that covers employees, and any reasonable employment contract and transactions pursuant thereto; and

(j)          any purchase by FHC or another Loan Party that is the parent of, or contributions to, the equity capital of a Borrower; provided that any Equity Interests of a Borrower purchased by such Loan Party are pledged to the Administrative Agent pursuant to the Security Agreement.

Section 6.10         Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur, or permit to exist any agreement or other arrangement that prohibits, restricts, or imposes any condition upon:

(a)          the ability of such Loan Party or any Subsidiary to create, incur, or permit to exist any Lien upon any of its property or assets; or

(b)          the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary;

provided that (i) the foregoing will not apply to (A) restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (B) restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but will apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that, such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) any agreement in effect at the time any Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (E) Permitted Payment Restrictions contained in any documents evidencing or governing Indebtedness permitted hereunder of any Subsidiary of a Loan Party that is not a Loan Party (provided that such restrictions are not applicable to any Loan Party or the properties of any Loan Party), and (F) customary restrictions or encumbrances under Indebtedness incurred pursuant to Section 6.01(i) to the extent not more restrictive than the comparable restrictions or encumbrances contained under this Agreement (ii) clause (a) preceding will not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets (excluding Accounts and Inventory) securing such Indebtedness, (B) customary provisions in leases with respect to the leased property or restricting the assignment of such lease, (C) customary provisions in licenses of intellectual property with respect to such intellectual property, (D) customary provisions in any other agreement entered into in the ordinary course of business that restricts the assignment of such agreement, (E) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale, (F) customary restrictions and conditions contained in the document relating to any Lien, so long as (y) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien and (z) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.10.

Credit Agreement – Page 102

Section 6.11         Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify, or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or (b) its charter, articles, or certificate of incorporation or organization, by-laws, operating, management or partnership agreement, or other organizational or governing documents, in each case to the extent any such amendment, modification, or waiver would materially and adversely affect the interests of any Secured Party under the Loan Documents or in the Collateral.

Section 6.12         Reserved.

Section 6.13         Financial Covenants.

(a)          [reserved]

(b)          Fixed Charge Coverage Ratio. The Loan Parties will not permit the Fixed Charge Coverage Ratio of the Loan Parties, as of the last day of any fiscal month during any applicable testing period, to be less than 1.00 to 1.00. As used in this Section 6.13(b), “applicable testing period” means the period beginning on the last day of the fiscal month ended immediately prior to the date that Availability is less than $6,000,000, and continuing through and including the last day of the fiscal month following the date that Availability has been greater than (or equal to) $6,000,000 for a period of 30 consecutive days.

ARTICLE 7

Events of Default

If any of the following events (“Events of Default”) occur:

(a)          the Borrowers fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrowers fail to (i) pay any interest on any Loan when and as the same becomes due and payable or (ii) pay any fee or any other amount (other than an amount referred to in clause (a) of this Article or clause (ii) immediately preceding) payable under this Agreement or any other Loan Document when and as the same becomes due and payable and such failure continues unremedied for a period of three Business Days;

Credit Agreement – Page 103

(c)          any representation or warranty made or deemed made by or on behalf of any Loan Party in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement, or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, proves to have been materially incorrect when made or deemed made;

(d)          any Loan Party fails to observe or perform any covenant, condition, or agreement contained in Section 5.02(a), Section 5.03 (with respect to a Loan Party’s existence), or Section 5.08 or in Article 6;

(e)          (i) any Loan Party fails to observe or perform any covenant, condition, or agreement contained in this Agreement (other than those that constitute a default under another Section of this Article), and such failure continues unremedied for a period of (A) ten days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, Section 5.02 (other than Section 5.02(a)), Section 5.03 through Section 5.07, Section 5.10, Section 5.11, or Section 5.13 or (B) 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or (ii) the occurrence of any event of default, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which event of default or breach continues beyond any period of grace therein provided;

(f)          any Loan Party or Subsidiary fails to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same becomes due and payable and after giving effect to any applicable grace period with respect thereto;

(g)          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods, if any, having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption, or defeasance thereof, prior to its scheduled maturity; provided that, this clause (g) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05;

(h)          an involuntary proceeding is commenced or an involuntary petition is filed seeking (i) liquidation, reorganization, or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state, or foreign bankruptcy, insolvency, receivership, or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for any Loan Party or Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered;

Credit Agreement – Page 104

(i)          any Loan Party or Subsidiary (i) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization, or other relief under any Federal, state, or foreign bankruptcy, insolvency, receivership, or similar law now or hereafter in effect, (ii) consent, to the institution of, or fail, to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors, or (vi) takes any action for the purpose of effecting any of the foregoing;

(j)          any Loan Party or Subsidiary becomes unable, admits in writing its inability, or publicly declares its intention not to, or fails generally to pay its debts as they become due;

(k)          (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 are rendered against any Loan Party, any Subsidiary or any combination thereof and the same remain undischarged for a period of 30 consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment or (ii) any Loan Party or Subsidiary fails within 30 days to discharge one or more non-monetary judgments or orders that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)          an ERISA Event occurs that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding (i) $1,000,000 in any year or (ii) $1,000,000 for all periods;

(m)          a Change in Control occurs;

(n)          [reserved]

(o)          the Loan Guaranty or any Obligation Guaranty fails to remain in full force or effect or any action is taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Obligation Guaranty, or any Guarantor fails to comply with any of the terms or provisions of the Loan Guaranty or any Obligation Guaranty to which it is a party, or any Guarantor denies that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or gives notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08 or any notice of termination delivered pursuant to the terms of any Obligation Guaranty;

Credit Agreement – Page 105

(p)          except as specifically permitted by the terms of this Agreement or any Collateral Document, (i) any Collateral Document for any reason fails to create a valid security interest in Accounts, Inventory, or any other material portion of the other Collateral purported to be covered thereby or (ii) any Lien securing any Secured Obligation ceases to be a perfected, first priority Lien;

(q)          any Collateral Document fails to remain in full force or effect or any action is taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(r)          any material provision of any Loan Document for any reason ceases to be valid, binding, and enforceable in accordance with its terms (or any Loan Party challenges the enforceability of any Loan Document or asserts in writing, or engages in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding, and enforceable in accordance with its terms); or

(s)          any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of (i) any property constituting Inventory or Credit Card Accounts of such Loan Party or (ii) any other property of such Loan Party having a fair market value in excess of $1,000,000;

then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or clause (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders will, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments (including the Swingline Commitment), whereupon the Commitments will terminate immediately; (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including any Prepayment Fees) and other obligations of the Borrowers accrued hereunder, will become due and payable immediately, in each case without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by the Borrowers; and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j); and in the case of any event with respect to the Borrowers described in clause (h) or clause (i) of this Article, the Commitments (including the Swingline Commitment) will automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees (including any Prepayment Fees) and other obligations of the Borrowers accrued hereunder, will automatically become due and payable, in each case without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by the Borrowers. During the existence of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders will, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Credit Agreement – Page 106

ARTICLE 8

The Administrative Agent

Section 8.01         Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties will not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent alone is authorized to determine whether any Credit Card Accounts or Inventory constitute Eligible Credit Card Accounts or Eligible Inventory, whether to impose or release any Reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments if exercised in the Administrative Agent’s Permitted Discretion will exonerate the Administrative Agent from liability to any Lender or other Person for any error in judgment.

Section 8.02         Rights as a Lender. The bank serving as the Administrative Agent hereunder will have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

Credit Agreement – Page 107

Section 8.03         Duties and Obligations. The Administrative Agent will not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent will not be subject to any fiduciary or other implied duties, regardless of whether a Default exists, (b) the Administrative Agent will not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as is necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent will not have any duty to disclose, and will not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent will not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent will be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent will not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report, or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements, or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness, or genuineness of any Loan Document or any other agreement, instrument, or document, (v) the creation, perfection, or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04         Reliance. The Administrative Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and will not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants, and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, or experts.

Section 8.05         Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections will apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and will apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Credit Agreement – Page 108

Section 8.06         Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank, and the Borrower Representative. Upon any such resignation, the Required Lenders will have the right, in consultation with the Borrowers, to appoint a successor. If no successor has been so appointed by the Required Lenders and has accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent that will be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor will succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent will be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent will be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent has been so appointed and has accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank, and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent will be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent will continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, will continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent will have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest) and (b) the Required Lenders will succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent will be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent will also directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d), and Section 9.03, as well as any exculpatory, reimbursement, and indemnification provisions set forth in any other Loan Document, will continue in effect for the benefit of such retiring Administrative Agent, its sub-agents, and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Credit Agreement – Page 109

Section 8.07         Non-Reliance.

(a)          Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring, or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility, or any amendment thereto, or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire, or hold Loans hereunder. Each Lender will, independently and without reliance upon the Administrative Agent, any arranger of this credit facility, or any amendment thereto, or any other Lender and their respective Related Parties and based on such documents and information (that may contain material, non-public information within the meaning of the U.S. securities laws concerning the Borrowers and their Affiliates) as it from time to time deems appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement, or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests, and obligations hereunder.

(b)          Each Lender hereby agrees that: (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) will not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct, or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Credit Agreement – Page 110

Section 8.08         Reserved.

Section 8.09         Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.

(a)          The Lenders are not partners or co-venturers, and no Lender will be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent has the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b)          In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) will have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

Section 8.10         Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

Credit Agreement – Page 111

ARTICLE 9

Miscellaneous

Section 9.01         Notices.

(a)

(i)          Except in the case of notices and other communications expressly permitted to be given by telephone (and subject in each case to clause (b) following), all notices and other communications provided for herein must be in writing and be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or Electronic Systems, as follows:

•	if to any Loan Party, to the Borrower Representative at:

Francesca’s Collections, Inc.

8760 Clay Road, Suite 100

Houston, Texas 77080

Attention: Kelly Dilts

E-Mail: kelly.dilts@francescas.com

Facsimile No: (713) 863-0098

•	if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank, or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

2200 Ross Avenue

Dallas, Texas 75201

Attention: Portfolio Manager – Francesca’s

Facsimile No: (214) 965-2594

•	if to any other Lender or Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire;

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, will be deemed to have been given when received, (B) sent by facsimile will be deemed to have been given when sent, provided that, if not given during normal business hours of the recipient, such notice or communication will be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic Systems will be effective as provided in clause (b) following.

Credit Agreement – Page 112

(ii)         In connection with any notice from the Administrative Agent to the Loan Parties with respect to the occurrence of an Event of Default, an exercise of remedies by any Credit Party, or an assignment of the Obligations under Section 9.04, the Administrative Agent will also endeavor to provide a copy of such notice to:

Francesca’s Collections, Inc.

8760 Clay Road, Suite 100

Houston, Texas 77080

Attention: Marc G. Schuback

E-Mail: marc.schuback@francescas.com

Facsimile No: (713) 863-0098

and

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

Attention: Sung Pak

Email: spak@omm.com

Facsimile No: (212) 326-2061

provided that failure or delay in delivering a copy of any such notice to any such Person will not adversely affect the effectiveness of such notice or constitute a breach by the Administrative Agent of any provision of this Agreement.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing will not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications. Unless the recipient otherwise proscribes, all notices and other communications (i) sent to an e-mail address will be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement), provided that, if not given during the normal business hours of the recipient, such notice or communication will be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website will be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clause (i) and clause (ii) preceding, if such notice, e-mail, or other communication is not sent during the normal business hours of the recipient, such notice or communication will be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)          Any party hereto may change its address, facsimile number, or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

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(d)          Electronic Systems.

(i)          Each Loan Party agrees that the Administrative Agent may, but will not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar, or a substantially similar Electronic System.

(ii)         Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event will the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank, or any other Person or entity for damages of any kind, including direct or indirect, special, incidental, or consequential damages, losses, or expenses (whether in tort, contract, or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document, or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed by the Administrative Agent, any Lender, or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 9.02         Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent, the Issuing Bank, or any Lender in exercising any right or power hereunder or under any other Loan Document will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank, and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom will in any event be effective unless the same is permitted by Section 9.02(b), and then such waiver or consent will be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit will not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

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(b)          Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and subject to Section 2.14(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that, no such agreement will (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) will not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees, or other Obligations payable hereunder, or reduce the amount of, waive, or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.18(b) or Section 2.18(d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of each Lender (other than any Defaulting Lender), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend, or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Guarantor from its obligation under its Loan Guaranty or Obligation Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided, further, that no such agreement will amend, modify, or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank, or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank, or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 will require the consent of the Administrative Agent, the Issuing Bank, and the Swingline Lender); provided, further, that no such agreement will amend or modify the provisions of Section 2.07 or any letter of credit application and any bilateral agreement between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver, or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Loan Parties and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

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(c)          The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon Payment in Full of all Secured Obligations, and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty or Obligation Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease that has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article 7. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year without the prior written authorization of the Required Lenders(it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any such release will not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which will continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release will be without recourse to or warranty by the Administrative Agent.

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(d)          If, in connection with any proposed amendment, waiver, or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity that is reasonably satisfactory to the Borrowers, the Administrative Agent, and the Issuing Bank agrees, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers will pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees, and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including payments due to such Non-Consenting Lender under Section 2.15 and Section 2.17, and (2) an amount, if any, equal to the payment that would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)          Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify, or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect, or inconsistency.

Section 9.03         Expenses; Indemnity; Damage Waiver.

(a)          The Loan Parties will, jointly and severally, pay all (x) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges, and disbursements of one legal counsel (and one local counsel in each relevant jurisdiction, or two in the case of any conflict preventing the use of only one local counsel) for the Administrative Agent, in connection with the syndication and distribution (including via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications, or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby are consummated), (y) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal, or extension of any Letter of Credit or any demand for payment thereunder, and (z) documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank, or any Lender, including the fees, charges, and disbursements of any counsel for the Administrative Agent, the Issuing Bank, or any Lender, in connection with the enforcement, collection, or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs, and expenses incurred in connection with:

(i)          appraisals and insurance reviews;

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(ii)         field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii)        background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv)        Taxes, fees, and other charges for (A) lien and title searches and title insurance and (B) filing financing statements and continuations, and (C) other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v)         sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)        forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs, and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)          The Loan Parties will, jointly and severally, indemnify the Administrative Agent, the Issuing Bank, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities, and related expenses, including the fees, charges, and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors, or any other third Person and whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity will not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities, or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE LOAN PARTIES AND THE EACH OF THE LOAN PARTIES AGREES THAT THE FOREGOING INDEMNITIES WILL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES, AND RELATED EXPENSES (INCLUDING ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE. This Section 9.03(b) will not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

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(c)          To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under Section 9.03(a) or Section 9.03(b), each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender, or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any such payment by the Lenders will not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability, or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender, or the Issuing Bank in its capacity as such.

(d)          To the extent permitted by applicable law, no party hereto will assert, and each party hereto hereby waives, any claim against any other party, including any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that, nothing in this Section 9.03(d) will relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential, or punitive damages asserted against such Indemnitee by a third party.

(e)          All amounts due under this Section will be payable promptly after written demand therefor.

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Section 9.04         Successors and Assigns.

(a)          The provisions of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent will be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.03(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank, and the Lenders) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

(b)

(i)          Subject to the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit, and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)         the Borrower Representative, provided that the Borrower Representative will be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, and provided, further, that no consent of the Borrower Representative will be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or, if an Event of Default exists, any other assignee;

(B)         the Administrative Agent;

(C)         the Issuing Bank; and

(D)         the Swingline Lender.

(ii)         Assignments will be subject to the following additional conditions:

(E)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) will not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consents, provided that no such consent of the Borrower Representative will be required if an Event of Default exists;

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(F)         each partial assignment will be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(G)         the parties to each assignment will execute and deliver to the Administrative Agent (y) an Assignment and Assumption or (z) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(H)         the assignee, if it is not a Lender, will deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (that may contain material non-public information about FHC, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding, or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (x) a Lender, (y) an Affiliate of a Lender, or (z) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (v) natural person, (w) a Defaulting Lender or its Parent, (x) holding company, investment vehicle, or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle, or trust will not constitute an Ineligible Institution if it (1) has not been established for the primary purpose of acquiring any Loans or Commitments, (2) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (3) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (y) a Loan Party or a Subsidiary or other Affiliate of a Loan Party, or (z) any competitor (including any controlling Affiliate thereof) of a Loan Party; provided that any such competitor (or controlling Affiliate thereof) will not constitute an Ineligible Institution if at the time of any transfer or assignment under this Section any Event of Default under clause (a), clause (b), or clause (h) through clause (j) of Article 7 exists.

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(iii)        Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder will be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder will, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender will cease to be a party hereto but will continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17, and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 will be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)        The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, will maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register will be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank, and the Lenders will treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register will be available for inspection by the Borrowers, the Issuing Bank, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent will accept such Assignment and Assumption and record the information contained therein in the Register; provided that, if either the assigning Lender or the assignee fails to make any payment required to be made by it pursuant to Section 2.05, Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d), or Section 9.03(c), the Administrative Agent will have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment has been made in full, together with all accrued interest thereon. No assignment will be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

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(c)          Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank, or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that, (i) such Lender’s obligations under this Agreement will remain unchanged; (ii) such Lender will remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank, and the other Lenders will continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation will provide that such Lender will retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant will be entitled to the benefits of Section 2.15, Section 2.16, and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and Section 2.17(g) (it being understood that the documentation required under Section 2.17(f) will be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that, such Participant (y) agrees to be subject to the provisions of Section 2.18 and Section 2.19 as if it were an assignee under Section 9.04(b) and (z) will not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also will be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation will, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender will have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register will be conclusive absent manifest error, and such Lender will treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) will have no responsibility for maintaining a Participant Register.

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(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section will not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest will release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05         Survival. All covenants, agreements, representations, and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document will be considered to have been relied upon by the other parties hereto and will survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and will continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17, and Section 9.03 and Article 8 will survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06         Counterparts; Integration; Effectiveness; Electronic Execution.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement will become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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(b)          Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf., or any other electronic means that reproduces an image of the actual executed signature page will be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby will be deemed to include Electronic Signatures, deliveries, or the keeping of records in electronic form, each of which will be of the same legal effect, validity, or enforceability as a manually executed signature, physical delivery thereof, or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein will require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.07         Severability. Any provision of any Loan Document held to be invalid, illegal, or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the validity, legality, and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction will not invalidate such provision in any other jurisdiction.

Section 9.08         Right of Setoff. If an Event of Default has occurred and is continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender has made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender will notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice will not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

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Section 9.09         Governing Law; Jurisdiction; Consent to Service of Process.

(a)          The Loan Documents (other than those containing a contrary express choice of law provision) will be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)          Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document will affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)          Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10         Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 9.11         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and will not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12         Confidentiality. Each of the Administrative Agent, the Issuing Bank, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, and agents, including accountants, legal counsel, and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority claiming jurisdiction over the Administrative Agent, Issuing Bank, or such Lender (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process (provided that the Administrative Agent, the Issuing Bank, or such Lender, as applicable, will endeavor to promptly notify the Borrower Representative in the event of any such disclosure by such Person (other than any such disclosure requested by any Governmental Authority claiming jurisdiction over the Administrative Agent, Issuing Bank, or such Lender, as applicable) unless such notification is prohibited by applicable law, rule, regulation, court order, or administrative proceeding), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action, or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank, or any Lender on a non-confidential basis from a source other than the Borrowers and other than as a result of a breach of this Section that the Administrative Agent, Issuing Bank, or such Lender, as applicable, has knowledge of. For the purposes of this Section, “Information” means all information received from the Borrowers or any of their Affiliates relating to the Borrowers, FHC, any of their subsidiaries, or their business, other than (y) any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than as a result of a breach of this Section that the Administrative Agent, Issuing Bank, or such Lender, as applicable, has knowledge of and (z) other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section will be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING FHC, ITS AFFILIATES, THE OTHER LOAN PARTIES, AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT SUCH LENDER HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT FHC, THE LOAN PARTIES, AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT SUCH LENDER HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13         Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder will not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender will be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

Section 9.14         USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.15         Disclosure. Each Loan Party, each Lender, and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to, or have other relationships with any of the Loan Parties and their respective Affiliates.

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Section 9.16         Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets that, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender will notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor will deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges, and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received, or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, will be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section will be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods will be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, will have been received by such Lender.

Section 9.18         Marketing Consent. The Borrowers hereby authorize JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization will remain in effect unless and until the Borrower Representative notifies JPMCB in writing that such authorization is revoked.

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Section 9.19         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.20         No Fiduciary Duty, Etc.. Each Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other Person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory, or any other matters in any jurisdiction. Each Borrower will consult with its own advisors concerning such matters and will be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties will have no responsibility or liability to any Borrower with respect thereto. Each Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold, or sell, for its own accounts and the accounts of customers, equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital, or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

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ARTICLE 10

Loan Guaranty

Section 10.01         Guaranty. Each Loan Guarantor (other than those, if any, that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally, and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank, and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor, or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided that, the definition of “Guaranteed Obligations” does not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02         Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank, or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

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Section 10.03         No Discharge or Diminishment of Loan Guaranty.

(a)          Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment, or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure, or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization, or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff, or other rights that any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)          The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)          Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank, or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank, or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure, or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission, or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than Payment in Full of the Guaranteed Obligations).

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Section 10.04         Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and will not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05         Rights of Subrogation. No Loan Guarantor will assert any right, claim, or cause of action, including a claim of subrogation, contribution, or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank, and the Lenders.

Section 10.06         Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment will be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank, and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy, or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations will nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.07         Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope, and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank, or any Lender will have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

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Section 10.08         Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed, or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications, and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 will be deemed to constitute a waiver of, or eliminate, limit, reduce, or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that exists under clause (o) of Article 7 as a result of any such notice of termination.

Section 10.09         Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and will timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor will be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender, or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

Section 10.10         Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder will be limited to the extent, if any, required so that its obligations hereunder will not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transaction Act, or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification, or contribution that such Loan Guarantor may have under this Loan Guaranty, any other agreement, or applicable law will be taken into account.

Section 10.11         Contribution.

(a)          To the extent that any Loan Guarantor makes a payment under this Loan Guaranty (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount that otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor will be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

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(b)          As of any date of determination, the “Allocable Amount” of any Loan Guarantor will be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)          This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or will impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same become due and payable in accordance with the terms of this Loan Guaranty.

(d)          The parties hereto acknowledge that the rights of contribution and indemnification hereunder constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)          The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 will be exercisable upon Payment in Full and the termination of this Agreement.

Section 10.12         Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article 10 is in addition to, and is cumulative with, all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank, and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Credit Agreement – Page 135

Section 10.13         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided that, each Qualified ECP Guarantor will only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 will remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 will be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 11

The Borrower Representative

Section 11.01         Appointment; Nature of Relationship. FSC is hereby appointed by each Loan Party as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each Loan Party irrevocably authorizes the Borrower Representative to act as the contractual representative of such Loan Party with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article 11. Additionally, each Borrower hereby appoints the Borrower Representative as such Borrower’s agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative will promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount will not exceed Availability. The Administrative Agent and the Lenders, and their respective officers, directors, agents, or employees, will not be liable to the Borrower Representative or any Loan Party for any action taken or omitted to be taken by the Borrower Representative or the Loan Parties pursuant to this Section 11.01.

Section 11.02         Powers. The Borrower Representative will have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative will have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative. Without affecting in any respect the joint and several nature of the liabilities of each Loan Party hereunder and under the Loan Documents, the Borrower Representative will have the right to designate one or more of the Borrowers as the “borrower” under the Obligations solely for the purpose of the internal accounting and administrative purposes of the Borrowers.

Section 11.03         Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

Credit Agreement – Page 136

Section 11.04         Notices. Each Borrower will immediately notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative will give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder will constitute notice to each Borrower on the date received by the Borrower Representative.

Section 11.05         Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent will give prompt written notice of such resignation to the Lenders.

Section 11.06         Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as are necessary or appropriate to effect the purposes of the Loan Documents, including the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, will be binding upon all of the Borrowers.

Section 11.07         Reporting. Each Borrower hereby agrees that such Borrower will furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative will rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

(Signature Pages Follow)

Credit Agreement – Page 137

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

FRANCESCA’S SERVICES CORPORATION
FRANCESCA’S COLLECTIONS, INC.
FRANCESCAS.COM, INC.

By:	/s/ Kelly Dilts
Kelly Dilts
Executive Vice President and Chief Financial Officer

OTHER LOAN PARTIES:

FRANCESCA’S HOLDINGS CORPORATION
FRANCESCA’S LLC

By:	/s/ Kelly Dilts
Kelly Dilts
Executive Vice President and Chief Financial Officer

Signature Page to Credit Agreement

JPMCB:

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent, the Issuing Bank, the Swingline Lender, and a Lender

By:	/s/ Bruce R. Cohenour
Bruce R. Cohenour
Authorized Officer

Signature Page to Credit Agreement

COMMITMENTS

Revolving Commitments

Lender	Revolving Commitment	Initial Borrowing Base Allocation	Revolving Percentage
JPMorgan Chase Bank, N.A.	$50,000,000.00		100%
Total	$50,000,000	$	100.0%

SCHEDULE 3.05

PROPERTIES

Owned Real Property:

None.

Leased Real Property:

8760 Clay Road, Suite 100,

Houston, TX 77080

The other properties listed on Annex I of Schedule 3.05 attached hereto.

Trademarks:

Owner	Title	Application Date	Registration Date	Registration No.
Francesca’s Services Corporation	Francesca’s Collections (word mark) (stylized)	1/9/2008	12/9/2008	3542854
Francesca’s Collections, Inc.	FRANCESCA’S and Hummingbird Design	8/4/2016	12/12/2017	5356015
Francesca’s Services Corporation	Francesca’s	4/11/2017	10/31/2017	5323324
Francesca’s Services Corporation	Francesca’s	8/22/2014	9/8/2015	4806853
Francesca’s Services Corporation	Francesca’s Collections	1/13/2011	2/14/2012	4098090
Francesca’s Services Corporation	Francesca’s (stylized)	4/24/2012	9/18/2012	4210187
Francesca’s Services Corporation	Francesca’s (United Kingdom)	12/8/2017	N/A	1390561

Schedule 3.05 — Page 1

Francesca’s Services Corporation	Francesca’s (Turkey)	12/8/2017	N/A	1390561
Francesca’s Services Corporation	Francesca’s (Mexico)	12/8/2017	N/A	1390561
Francesca’s Services Corporation	Francesca’s (European Union (Community)	12/8/2017	N/A	1390561
Francesca’s Services Corporation	Francesca’s (Madrid Protocol)	12/8/2017	12/8/2017	1390561
Francesca’s Services Corporation	Francesca’s Collections (European Union (Community)	1/19/2011	1/19/2011	1066608
Francesca’s Services Corporation	Francesca’s Collections (Madrid Protocol)	1/19/2011	1/19/2011	1066608
Francesca’s Services Corporation	Francesca’s Collections (Canada)	1/24/2011	3/14/16	1512315
Francesca’s Services Corporation	Francesca’s Collections (Mexico)	1/24/2011	8/17/2011	1233359
Francesca’s Services Corporation.	Francesca’s Collections (Mexico)	1/24/2011	2/14/2012	1267805
Francesca’s Services Corporation	Tuileries	5/14/2012	2/25/2014	4489062
Francesca’s Services Corporation	JUN & IVY	8/27/2013	6/21/2016	4980551
Francesca’s Services Corporation	Alya	8/4/2016	3/20/2018	5425862
Francesca’s Services Corporation	Blue Rain	8/4/2016	3/28/2017	5170201
Francesca’s Services Corporation	Dina Be	8/4/2016	4/4/2016	5175486
Francesca’s Services Corporation	FRANLOVE	5/10/2016	3/28/2017	5169744
Francesca’s Services Corporation	HARPER	8/4/2016	N/A	Serial No.: 87/128028
Francesca’s Services Corporation	MI AMI	8/4/2016	7/25/2017	5249009
Francesca’s Collections, Inc.	MI AMI	12/14/2016	N/A	Serial No.: 87/269107
Francesca’s Services Corporation	STORY BY FRANCESCA’S and Design	11/7/2013	10/21/2014	4623657
Francesca’s Services Corporation	FRANCESCA’S COLLECTIONS INDIGO WATERS in Design	2/9/2012	10/30/2012	4232976
Francesca’s Services Corporation	FRANREWARDS	4/30/2018	N/A	Serial No.: 87/901319
[Francesca’s Services Corporation]	Francesca’s (China)	05/2018	N/A	N/A

Schedule 3.05 — Page 2

Copyrights:

Type of Work:	Visual Material
Registration Number / Date:	VAu001177008 / 2014-05-22
Title:	francesca’s Pattern.
Description:	Electronic.
Copyright Claimant:	Francesca’s Services Corporation
Date of Creation:	2014

Patents:

None.

Trade Names:

francesca’s

Schedule 3.05 — Page 3

ANNEX I TO SCHEDULE 3.05

Site Number	Site Name	Landlord	Landlord's Entity Name	Site Address	Suite #	Site City	Site State	Site Zip
001	Woodway Collection	Regency	Regency Centers, L.P.	1391 South Voss Road		Houston	Texas	77057
003	Champions Forest Plaza	Individual	Jim R. Smith	5468 W FM 1960		Houston	Texas	77069
004	Mockingbird Station	Individual	CPUS MOCKINGBIRD, LP	5307 E Mockingbird Ln	105	Dallas	Texas	75206
005	Preston Oaks SC	Regency	BRE Throne Preston Park LLC	10720 Preston Rd		Dallas	Texas	75230
006	Uptown Park SC	Edens	Interfin Holdings LP	1141 Uptown Park Blvd		Houston	Texas	77056
007	University Park Village	Simon	UPV Glimcher, LP	1600 S University		Fort Worth	Texas	76107
008	Montana Avenue	Individual	Montana/Euclid Properties LLC	1230 Montana Ave		Santa Monica	California	90403
009	Preston Park Village	Brixmore	BRE Throne Preston Park LLC	1900 Preston Rd.	Suite 203	Plano	Texas	75093
010	Canal Place	Individual	Wilson Canal Place I, LLC & Wilson Canal Place II, LLC	333 Canal St		New Orleans	Louisiana	70130
011	Geneva Commons	Mid America Asset	LPF Geneva Commons, LLC	1520 Commons Dr.	-	Geneva	Illinois	60134
012	Sherman Street	Individual	Church Street LLC	1631 Sherman Avenue		Evanston	Illinois	60201
013	Manhattan Village	CBRE	RREEF America REIT II Corp., BBB	3200 N Sepulveda	D10	Manhattan Beach	California	90266
014	Alamo Quarry Market	Individual	AAT Alamo Quarry, LLC	255 E Basse Rd		San Antonio	Texas	78209
015	Westbank Market SC	Individual	Westbank Market, LP	3300 Bee Cave Rd		Austin	Texas	78746
016	Highland Village	Individual	HIGHLAND VILLAGE HOLDING, INC	4022 Westheimer		Houston	Texas	77027
017	Arboretum at Great Hills	WPG	SPG ARB ASSOCIATES, L.P.	10000 Research Blvd	122 C-01	Austin	Texas	78759
018	2012 N Halsted Ave	Individual	Andre and Elke Parra	2012 N Halsted Ave		Chicago	Illinois	60614
019	Girard Avenue	Individual	Peckham Properties, Inc.	7886 Girad Avenue		La Jolla	California	92037

Annex I to Schedule 3.05 — Page 1

020	Southlake Town Square	Inland Retail	RPAI Southwest Management, LLC	214 State St		Southlake	Texas	76092
021	The Forum at Carlsbad	Individual	LA Forum Carlsbad, LLC	1923 Calle Barcelona	146	Carlsbad	California	92024
022	The Shops at Green Valley Ranch	Dunbar Commercial	Vestar Green Valley, LLC	2260 Village Walk		Henderson	Nevada	89052
023	Central Park SC	Individual	HEB Grocery Company, L.P.	4001 N Lamar		Austin	Texas	78756
025	East 2nd Street	Individual	Khedr Belmont Shores LLC	5257 E 2nd St		Long Beach	California	90803
026	Victoria Gardens	Forest City	Forest City	7839 Kew Ave	5620	Rancho Cucamonga	California	91739
027	Spring Creek Plaza	Individual	SC Plaza, L.L.C.	1470 S Bryant Ave		Edmond	Oklahoma	73034
029	Saddle Creek North	Trademark	The Shops at Saddle Creek, Inc.	7615 W Farmington Blvd	33	Germantown	Tennessee	38138
030	Mall at St. Vincent	Rouse Properties	MALL ST. VINCENT, LLC	1133 St. Vincent Avenue	170	Shreveport	Louisiana	71104
031	Village Pointe SC	RED	168th and Dodge, L.P.	17151 Davenport	113	Omaha	Nebraska	68118
032	The Shoppes at Arbor Lakes	UCR Realty	PRISA Arbor Lakes, LLC	12121 Elm Creek Blvd	-	Maple Grove	Minnesota	55369
033	Evergreen Walk	Poag	Evergreen Walk Lifestyle Center, LLC	200 Evergreen Way	Suite 221	South Windsor	Connecticut	06074
034	The Summit	Bayer Properties	Bayer Retail Company IV, L.L.C.	200 Summit Blvd	600	Birmingham	Alabama	35243
035	Deer Park TC	DDR	DDR Deer Park Town Center LLC	20530 N Rand Rd	344	Deer Park	Illinois	60010
036	Greenway Station SC	RED	RED Development, LLC	1650 Deming Way	108	Middleton	Wisconsin	53562
037	Woodbury Lakes	Ramco - Gershenson	Ramco-Gershenson Properties, L.P.	9020 Hudson Rd		Woodbury	Minnesota	55125
038	The Avenue @ Carriage Crossing	Poag	Poag Shopping Centers, LLC	4610 Merchant's Park Cir	557	Collierville	Tennessee	38017
039	Orland Park Crossing	Mid America Asset	Edwards Realty Company	14215 La Grange Rd	124	Orland Park	Illinois	60462

Annex I to Schedule 3.05 — Page 2

040	Easton Town Center	Steiner	Easton Town Center LLC	108 Easton Town Center	-	Columbus	Ohio	43219
041	Crestview Hills TC	JR Anderson	Crestview Hills Town Center	2868 Town Center Blvd	7055	Crestview Hills	Kentucky	41017
043	The Shoppes at EastChase Shopping Center	Bayer Properties	The Shoppes at EastChase, LLC	6830 Eastchase Pkwy	-	Montgomery	Alabama	36117
044	SouthPointe Pavilions SC	RED	RED Development, LLC	2910 Pine Lake Road	L	Lincoln	Nebraska	68516
045	The Promenade Shops at Centerra	Poag	G&I VI Promenade, LLC	5855 Sky Pond Dr	F124	Loveland	Colorado	80538
047	The Town Center at Levis Commons	Hill Partners	Levis Commons, LLC	3195 Levis Commons Blvd.	285	Perrysburg	Ohio	43551
048	Hamilton Corner	CBL Properties	Chesterfield Mall, LLC	2115 Gunbarrel Rd	C	Chattanooga	Tennessee	37421
049	The Pinnacle at Turkey Creek	Bayer Properties	Hart TC I-III, LLC	11347 Parkside Ave	-	Knoxville	Tennessee	37934
050	The Mall at Turtle Creek	Rouse Properties	RPI Turtle Creek Mall, LLC	3000 E Highland Dr	413	Jonesboro	Arkansas	72401
051	Eastern Shore Centre	Individual	Allied Development of Alabama	30500 State Hwy 181	313	Spanish Fort	Alabama	36527
053	The Shoppes at Webb Gin	Olshan Properties	Webb Gin Property (Sub) LLC	1350 Scenic Highway		Snellville	Georgia	30078
054	Market Street	Trademark	IMI MSW, LLC	9595 Six Pines	Suite 980	The Woodlands	Texas	77380
055	Branson Landing	Bayer Properties	HCW Private Development, LLC	319 Branson Landing		Branson	Missouri	65616
056	Beachcliff Market Square SC	Madison Marquette	BEACHCLIFF PROPERTIES LIMITED PARTNERSHIP	19344 Detroit Rd		Rocky River	Ohio	44116
057	Legacy Village	Steiner & Assoc.	Legacy Village Investors LLC	24639 Cedar Rd		Lyndhurst	Ohio	44124
058	The Avenue West Cobb	Poag	CP Venture Five - AWC LLC	3625 Dallas Hwy SW	850	Marietta	Georgia	30064
059	The Shops at Friendly Center	CBL Properties	CBL - Shops at Friendly, LLC	3326 W Friendly		Greensboro	North Carolina	27410
060	Galleria at Tyler	GGP	Tyler Mall Limited Partnership	1240 Galleria at Tyler	109	Riverside	California	92503
062	Southlands SC	Individual	Marc R. Wilkow	6235 S Main St	108	Aurora	Colorado	80016

Annex I to Schedule 3.05 — Page 3

063	The Promenade Shops at Saucon Valley	Poag	Saucon Valley Lifestyle Center, L.P.	2960 Center Valley Parkway	733	Center Valley	Pennsylvania	18034
064	Midtowne	Individual	Inland National Real Estate Services, LLC	207 N University Ave	180	Little Rock	Arkansas	72205
066	Inwood Village	CBRE	L&B DEPP Inwood Village, L.P.	5330 West Lover's Lane	Suite 112	Dallas	Texas	75209
068	The Bell Tower SC	Madison Marquette	Madison Marquette BELL TOWER SHOPS, LLC	13499 US 41 SE		Fort Myers	Florida	33907
069	Mount Pleasant Towne Centre	Bayer Properties	IMI Mount Pleasant LLC	1237 Belk Drive		Mt. Pleasant	South Carolina	29464
070	Blakeney	Crosland	NW Blakeney Retail LLC	9830 Rea Road	C	Charlotte	North Carolina	28277
071	Arlington Highlands	Individual	CPT - Arlington Highlands I, LP	3900 Arlington Highlands Blvd		Arlington	Texas	76018
072	La Palmera	Trademark	Corpus Christi Retail Ventures LP	5488 South Padre Island	1430	Corpus Christi	Texas	78411
073	The Shops at Highland Village	JLL	MP SHOPS AT HIGHLAND VILLAGE, LLC	1400 Shoal Creek		Highland Village	Texas	75077
074	Village at Stone Oak	DDR	DDR DB Stone Oak LP	22702 US 281	110	San Antonio	Texas	78259
075	Town Center Plaza	WPG	Leawood TCP, LLC	5256 W 119th St	2000	Leawood	Kansas	66209
076	Hill Center at Green Hills	Individual	H.G. Hill Realty Company, LLC	4017 Hillsboro Pike		Nashville	Tennessee	37215
077	The Avenue Murfreesboro	Hines Global	Hines Global REIT	2615 Medical Center Pkwy		Murfreesboro	Tennessee	37129
078	Southport Row Condominiums	Individual	MDN DEVELOPMENT, INC.	3539 N Southport		Chicago	Illinois	60657
079	Mayfaire Town Center	CBL Properties	Mayfaire SPE/B, LLC	6823 Main Street	-	Wilmington	North Carolina	28405
080	King Street	Individual	Properties of Historic Charleston, LLC	338 King Street		Charleston	South Carolina	29401
081	Hill Country Galleria	CBRE	CSHV HCG Retail. LLC	12821 Hill Country Blvd	C2-115	Bee Cave	Texas	78738

Annex I to Schedule 3.05 — Page 4

082	The Shops at Pembroke Gardens	Anderson	JRA HHF VENTURE, LLC	505 SW 145th Terrace	-	Pembroke Pines	Florida	33027
083	Perkins Rowe	Trademark	Stirling Properties, LLC	10156 Perkins Rowe		Baton Rouge	Louisiana	70810
084	Park West	Howard Hughes	Parke West Retail I, LLC	9828 Northern Ave		Peoria	Arizona	85345
085	Bridge Street Town Centre	Bayer Properties	IMI Huntsville, LLC	340 The Bridge Street		Huntsville	Alabama	35806
086	The Streets of Indian Lake	Individual	USPG Indian Lake, LLC	300 Indian Lake Blvd	160	Hendersonville	Tennessee	37075
087	Vinings Jubilee	Paces	VININGS JUBlLEE PARTNERS, LTD	4300 Paces Ferry	257	Atlanta	Georgia	30339
088	Kierland Commons	Macerich	Kierland Greenway, LLC	15211 N Kierland Blvd	140	Scottsdale	Arizona	85254
089	The Village at Arrowhead	Individual	Sunbelt Stores, Inc.	20022 North 67th Ave	122	Glendale	Arizona	85308
092	3333 Magazine Street	Individual	3333, L.L.C.	3333 Magazine Street		New Orleans	Louisiana	70115
093	Watters Creek at Montgomery Farm	Trademark	Watters Creek Owner, LLC	843 Watters Creek Boulevard		Allen	Texas	75013
094	Dogwood Festival Market	Inland Retail	USPG Portfolio Two, LLC	110 Dogwood Blvd	G 3B	Flowood	Mississippi	39232
095	Renaissance at Colony Park	Mattiace	Renaissance at Colony Park, LLC	1000 Highland Colony Pkwy	1012	Ridgeland	Mississippi	39157
096	Birkdale Village	DDR	DDRTC Birkdale Village LLC	16845-B Birkdale Commons Pkwy	-	Huntersville	North Carolina	28078
098	Village Square at Dana Park Shopping Center	Whitestone Reit	Whitestone REIT	1660 S Val Vista Dr	116	Mesa	Arizona	85204
099	Cameron Village Shopping Center	York	Columbia Cameron Village, LLC	424 Woodburn Ave	-	Raleigh	North Carolina	27605
100	Aspen Grove	Gerrity	DDR ASPEN GROVE LIFESTYLE CENTER PROPERTIES, LLC	7301 S Santa Fe Dr	420-B	Littleton	Colorado	80120

Annex I to Schedule 3.05 — Page 5

101	The Promenade at Sagemore	Kravco-Simon	SAGEMORE MANAGEMENT COMPANY, L.L.C.	500 Route 73 South		Marlton	New Jersey	08053
102	Mizner Park SC	GGP	GGP-Mizner Park LLC-Retail Series	322 Plaza Real		Boca Raton	Florida	33432
103	Casa Paloma	SCI	Sy Casa Paloma LLC	7131 West Ray Road	26	Chandler	Arizona	85226
104	The Market Common at Myrtle Beach	JLL	BEI - Beach LLC	3323 Reed Ave	A6-700	Myrtle Beach	South Carolina	29577
105	The Avenue Forsyth	Starwood	Forsyth Owner 1, LP	410 Peachtree Pkwy, Bldg 100		Cumming	Georgia	30041
106	Memorial City Mall	Metro	MEMORIAL CITY MALL, LP	303 Memorial City Mall		Houston	Texas	77024
107	The Arboretum of South Barrington	Starwood	Arboretum Mall Owner LLC	100 West Higgins Road		South Barrington	Illinois	60010
108	Regency Court Shopping Center	RED	Regency Court, L.L.C.	120 Regency Parkway	152	Omaha	Nebraska	68114
109	Crabtree Valley Mall	Plaza Associates	CVM HOLDINGS, LLC	4325 Glenwood Ave.	1084	Raleigh	North Carolina	27615
110	Pinnacle Hills Promenade	GGP	PINNACLE HILLS, LLC	2203 Promenade Blvd		Rogers	Arkansas	72758
111	Thruway Shopping Center	Saul Centers	SAUL SUBSIDIARY I LIMITED PARTNERSHIP	284 South Stratford Rd		Winston-Salem	North Carolina	27103
112	The Promenade at Coconut Creek	Hill Partners	Garrison Coconut Creek LLC	4425 Lyons Rd	F-104	Coconut Creek	Florida	33073
113	The Shops at La Cantera	GGP	LA CANTERA RETAIL LIMITED PARTNERSHIP	15900 LaCantera Pkwy		San Antonio	Texas	78256
114	Greenville Center	Individual	GREENVILLE CENTER ASSOCIATES LLC	3801 Kennett Pike		Greenville	Delaware	19807
115	City Place	Related	CITYPLACE RETAIL, L.L.C.	701 S Rosemary Ave	157	West Palm Beach	Florida	33401
116	La Encantada	Macerich	TWC Tucson, LLC	2905 E. Skyline Dr.	143	Tucson	Arizona	85718
117	Wheaton Town Square	Individual	TSW 2015, LLC	231A Town Square Wheaton	-	Wheaton	Illinois	60187

Annex I to Schedule 3.05 — Page 6

118	Baybrook Mall	GGP	BAYBROOK MALL, LLC	500 Baybrook Mall		Friendswood	Texas	77546
119	Destin Commons	Turnberry	DESTIN COMMONS, LTD	4138 Legendary Dr.	B-104	Destin	Florida	32541
120	Penn Square Mall	Simon	PENN SQUARE MALL LIMITED PARTNERSHIP	1901 NW Expressway	1009A	Oklahoma City	Oklahoma	73118
121	The Falls	Simon	THE FALLS SHOPPING CENTER ASSOCIATES LLC	8888 SW 136 St.	368	Miami	Florida	33176
122	Saint Louis Galleria	GGP	SAINT LOUIS GALLERIA	1155 St. Louis Galleria	Suite 1162	St. Louis	Missouri	63117
123	The Forum on Peachtree Parkway	Core Property Group	CPT Peachtree Forum I, LLC	5165 Peachtree Pkwy	235	Norcross	Georgia	30092
124	Country Club Plaza	Macerich	Country Club Plaza JV LLC	4724 Broadway		Kansas City	Missouri	64112
125	SouthPark Mall	JLL	SOUTHPARK MALL LIMITED PARTNERSHIP	4400 Sharon Rd.	E07B	Charlotte	North Carolina	28211
126	Woodland Hills Mall	Simon	WOODLAND HILLS MALL, LLC	7021 South Memorial Dr.	184A	Tulsa	Oklahoma	74133
127	Oak Park Mall	CBL Properties	Chesterfield Mall, LLC	11445 W 95th St.	-	Overland Park	Kansas	66214
128	Eastview Mall	Wilmorite	EASTVIEW MALL, LLC	180 Eastview Mall	-	Victor	New York	14564
129	5426 Walnut Street	Individual	Robert A. Crisanti, Esquire	5426 Walnut Street		Pittsburgh	Pennsylvania	15232
130	Oxmoor Center Mall	GGP	Hocker Oxmoor, LLC	7900 Shellbyville Rd.	D06	Louisville	Kentucky	40222
131	Bridgewater Commons	GGP	Bridgewater Commons Mall II LLC	400 Bridgewater Commons		Bridgewater	New Jersey	08807
132	Bradley Fair Shopping Center	Individual	BF Owner, L.L.C.	2000 North Rock Rd.	134	Wichita	Kansas	67206
133	ABQ Uptown	Simon	Hunt Uptown, LLC	2261 Q Street		Albuquerque	New Mexico	87110
134	Village of Merrick Park	GGP	Merrick Park, LLC	370 San Lorenzo Ave.		Coral Gables	Florida	33416
135	Rosedale Center	JLL	PPF RTL Rosedale Shopping Center, LLC	10 Rosedale Center		Roseville	Minnesota	55113

Annex I to Schedule 3.05 — Page 7

136	Bayshore Town Center	Olshan Properties	Bayshore Town Center	5709 N Centerpark Way	-	Glendale	Wisconsin	53217
137	The Avenues	Simon	JACKSONVILLE AVENUES LIMITED PARTNERSHIP	10300 Southside Blvd.	1490B	Jacksonville	Florida	32256
138	North Point Mall	GGP	NORTH POINT MALL, LLC	1190 North Point Circle		Alpharetta	Georgia	30022
139	Westshore Plaza	WPG	WPG Westshore, LLC	286 West Shore Plaza	B.6.A	Tampa	Florida	33609
140	West County Mall	CBL Properties	West County Mall CMBS, LLC	80 West County Center	Suite 1194	St. Louis	Missouri	63131
141	Castleton Square	Simon	SIMON PROPERTY GROUP, L.P.,	6020 East 82nd Street	878	Indianapolis	Indiana	46250
142	Park City Center	GGP	Park City Center Business Trust	220 Park City Center		Lancaster	Pennsylvania	17601
143	West Towne Mall	CBL Properties	Chesterfield Mall, LLC	42 West Towne Mall		Madison	Wisconsin	53719
144	Derby Street Shoppes	W/S Development	W/S/M HINGHAM PROPERTIES LLC	92 Derby St.	113	Hingham	Massachusetts	02043
145	Galleria at Fort Lauderdale	JLL	KEYSTONE-FLORIDA PROPERTY HOLDING CORP.	2414 E. Sunrise Blvd.		Ft. Lauderdale	Florida	33304
146	The Streets at Southpoint	GGP	Southpoint Mall, LLC	6910 Fayetteville Road		Durham	North Carolina	27713
147	Danbury Fair Mall	Macerich	Danbury Mall, LLC	7 Backus Avenue	G109	Danbury	Connecticut	06810
148	Paramus Park	GGP	PARAMUS PARK SHOPPING CENTER LIMITED PAR	1105 Paramus Park		Paramus	New Jersey	07652
149	Providence Place	GGP	GGP - Providence Place LLC	1 Providence Place	Suite 3235	Providence	Rhode Island	02903
150	Paddock Shops	M&J Wilkow, Ltd.	M & J Wilkow Properties, LLC	4262 Summit Plaza Dr		Louisville	Kentucky	40241
151	The Village of Rochester Hills	Individual	MEADOWBROOK ASSOCIATES LLC	160 N. Adams Road	-	Rochester Hills	Michigan	48309
152	Scottsdale Fashion Square	Macerich	Scottsdale Fashion Square LLC	7014 E Camelback Rd	B156	Scottsdale	Arizona	85251

Annex I to Schedule 3.05 — Page 8

154	Clay Terrace	WPG	CLAY TERRACE PARTNERS, LLC	14395 Clay Terrace Blvd.	140	Carmel	Indiana	46032
155	Town Square Las Vegas	Fairbourne Properties	SRMF Town Square Owner LLC	6593 Las Vegas Blvd South	167	Las Vegas	Nevada	89119
156	Northbrook Court	GGP	Westcoast Estates	2171 Northbrook Court		Northbrook	Illinois	60062
157	The Shops at Somerset Square	Rouse Properties	Shops at Somerset Square, LLC	140 Glastonbury Blvd		Glastonbury	Connecticut	06033
158	The Avenue East Cobb	Poag	LCI Property Managers, LLC as manager	4475 Roswell Rd		Marietta	Georgia	30062
159	Polaris Fashion Place	WPG	PFP COLUMBUS, LLC	1500 Polaris Parkway	1042	Columbus	Ohio	43240
160	Short Pump Town Center	Forest City	SHORT PUMP TOWN CENTER, LLC	11800 West Broad St	1044	Richmond	Virginia	23233
161	Rockaway Townsquare	Simon	ROCKAWAY CENTER ASSOCIATES	301 Mt Hope Ave	1018	Rockaway	New Jersey	07866
162	Legacy Place	W/S Development	Legacy Place Properties, LLC	640 Legacy Place	-	Dedham	Massachusetts	02026
163	Westfield Annapolis	Westfield	Annapolis Mall Limited Partnership	2002 Annapolis Mall	1484	Annapolis	Maryland	21401
164	Columbiana Centre	GGP	COLUMBIANA CENTRE, LLC	100 Columbiana Circle		Columbia	South Carolina	29212
166	Brookfield Square	CBL Properties	Chesterfield Mall, LLC	95 North Moorland Road		Brookfield	Wisconsin	53005
167	The Grove at Shrewsbury	Metrovation	Cole GP	555 Route 35	-	Shrewsbury	New Jersey	07702
168	Haywood Mall	Simon	BELLWETHER PROPERTIES OF SOUTH CAROLINA, LIMITED PARTNERSHIP	700 Haywood Rd.	1018	Greenville	South Carolina	29607
169	Menlo Park Mall	Simon	SHOPPING CENTER ASSOCIATES	100 Menlo Park	2425	Edison	New Jersey	08837
170	South Shore Plaza	Simon	BRAINTREE PROPERTY ASSOCIATES LIMITED PARTNERSHIP	250 Granite St.	1250	Braintree	Massachusetts	02184
171	Mall of America	Individual	MOAC MALL HOLDINGS LLC Mall of America Management Office	116 South Blvd	-	Bloomington	Minnesota	55425

Annex I to Schedule 3.05 — Page 9

172	Independence Center	Simon	Independence Management PR, LLC	1704 Independence Ctr.	2024	Independence	Missouri	64057
173	Barracks Road Shopping Center	Federal Realty	FEDERAL REALTY INVESTMENT TRUST	1127A Emmet St.		Charlottesville	Virginia	22903
174	Westfield Old Orchard	Westfield	Old Orchard Urban Limited Partnership	4999 Old Orchard Ctr.	E-45	Skokie	Illinois	60077
176	Oakbrook Center	GGP	OAKBROOK SHOPPING CENTER, LLC	100 Oakbrook Center	34	Oakbrook	Illinois	60523
177	Natick Mall	GGP	NATICK MALL, LLC	1245 Worcester St	Suite 1032	Natick	Massachusetts	01760
178	Lakeside Shopping Center	Individual	Causeway LLC	3301 Veterans Memorial Boulevard	89	Metairie	Louisiana	70002
179	Rivertown Crossings	GGP	GGP-Grandville L.L.C.	3700 Rivertown Pkwy SW		Grandville	Michigan	49418
180	Garden City Shopping Center	Individual	GATEWAY WOODSIDE, INC.	37 Hillside Dr.	-	Cranston	Rhode Island	02920
181	Waterford Lakes Town Center	WPG	SIMON PROPERTY GROUP, L.P.,	497 N Alafaya Tr.	-	Orlando	Florida	32828
183	The Greene	Olshan Properties	Greene Town Center LLC	73 Plum Street	-	Beavercreek	Ohio	45440
184	Old Town Center	Federal Realty	SRI OLD TOWN, LLC	29 University Avenue	Suite #E029	Los Gatos	California	95030
185	Stonestown Galleria	GGP	Stonestown Shopping Center, L.P.	3251 20th Avenue		San Francisco	California	94132
186	CoolSprings Galleria	CBL Properties	Chesterfield Mall, LLC	1800 Galleria Blvd.		Franklin	Tennessee	37067
187	Kenwood Towne Centre	GGP	Kenwood Mall L.L.C.	7875 Montgomery Rd.	R061	Cincinnati	Ohio	45236
188	Riverchase Galleria	GGP	Hoover Mall Limited, LLC	2000 Riverchase		Hoover	Alabama	35244
189	Jordan Creek Town Center	GGP	JORDAN CREEK TOWN CENTER, LLC	101 Jordan Creek Pkwy	11172	West Des Moines	Iowa	50266
190	Westfield Oakridge	Westfield	Oakridge Mall LP	925 Blossom Hill Road	1204	San Jose	California	95123

Annex I to Schedule 3.05 — Page 10

191	The Maine Mall	GGP	GGP-Maine Mall L.L.C.	364 Maine Mall Rd.	S-174	South Portland	Maine	04106
192	Westfield Horton Plaza	Westfield	HORTON PLAZA LP	173 Horton Plaza	-	San Diego	California	92101
193	Water Tower Place	GGP	WATER TOWER LLC	835 N Michigan Avenue		Chicago	Illinois	60611
194	Altamonte Mall	GGP	ALTAMONTE MALL	451 East Altamonte Dr		Altamonte Springs	Florida	32701
195	Alderwood Mall	GGP	ALDERWOOD MALL L.L.C.	3000 184th St SW		Lynnwood	Washington	98037
197	Cherry Hill Mall	PREIT	CHERRY HILL CENTER, LLC	2000 Route 38	1260	Cherry Hill	New Jersey	08002
198	Crocker Park	Stark	CP Commercial Delaware, LLC	161 Main Street	-	Westlake	Ohio	44145
199	Westfield North County	Westfield	EWH ESCONDIDO ASSOCIATES, L.P.	200 E Via Rancho Pkwy	325	Escondido	California	92025
200	Deerbrook Mall	GGP	DEERBROOK MALL, LLC	20131 Hwy 59 N		Humble	Texas	77338
201	Pacific Place	Individual	MPH Pacific Place LLC c/o Madison Marquette	600 Pine Street	253	Seattle	Washington	98101
202	Lynnhaven Mall	GGP	Lynnhaven Mall L.L.C.	701 Lynnhaven Pkwy	C15B	Virginia Beach	Virginia	23452
203	West Town Mall	Simon	WEST TOWN MALL, LLC	7600 Kingston Pike	1544 A	Knoxville	Tennessee	37932
204	Coral Ridge Mall	GGP	Coral Ridge Mall	1451 Coral Ridge Ave.		Coralville	Iowa	52241
205	Del Monte Center	Individual	Del Monte - DMCH, LLC, Del Monte - DMSJH, LLC, Del Monte - KMBC, LLC, and Del Monte - POH, LLC, as tenants in common	690 Del Monte Center		Monterey	California	93940
206	Twelve Oaks Mall	Taubman	Twelve Oaks Mall, LLC	27220 Novi Road	-	Novi	Michigan	48377
207	The Oaks Mall	GGP	OAKS MALL, LLC	6391 Newberry Rd.	-	Gainesville	Florida	32605
208	Galleria at Roseville	Westfield	Roseville Shoppingtown, LLC	1151 Galleria Blvd.	Suite 150	Roseville	California	00928
209	Southcenter	Westfield	WEA Southcenter LLC	611 Southcenter Mall		Seattle	Washington	98188

Annex I to Schedule 3.05 — Page 11

211	Westfield Valencia	Westfield	Valencia Town Center Venture, L.P.	24201 Valencia Blvd.	3537	Valencia	California	91355
212	Fashion Valley Mall	Simon	FASHION VALLEY MALL, LLC	7007 Friars Road	583 A	San Diego	California	92108
213	First Colony Mall	GGP	First Colony Mall, LLC	16535 Southwest Frwy.		Sugar Land	Texas	77479
214	1235 Burlingame Avenue	Individual	Henry Horn & Sons Incorporated	1235 Burlingame Ave	-	Burlingame	California	94010
215	Arden Fair	Macerich	Arden Fair Associates, L.P.	1689 Arden Way	1334	Sacramento	California	95815
216	Meadowood	Simon	MEADOWOOD MALL LLC	5365 Meadowood Mall Circle	-	Reno	Nevada	89502
217	Bethesda Row	Federal Realty	FEDERAL REALTY INVESTMENT TRUST	4844 Bethesda Avenue		Bethesda	Maryland	20814
218	Miami International Mall	Simon	MALL AT MIAMI INTERNATIONAL, LLC	1455 Northwest 107th Avenue	144	Doral	Florida	33172
219	The Shoppes at Farmington Valley	W/S Development	W/S Peak Canton Properties, LLC	110 Albany Turnpike	711	Canton	Connecticut	06019
222	The Quarter at Tropicana Casino and Resort	Individual	TROPICANA ATLANTIC CITY CORP	2801 Pacific Avenue		Atlantic City	New Jersey	08401
223	Circle Centre Mall	Simon	CIRCLE CENTRE MALL LLC	49 West Maryland Street	E-16	Indianapolis	Indiana	46204
224	Carousel Center	Pyramid	CAROUSEL CENTER COMPANY L.P	9090 Carousel Center Drive		Syracuse	New York	13290
225	Walt Whitman Mall	Simon	WALT WHITMAN MALL, LLC	160 Walt Whitman Rd	-	Huntington Station	New York	11746
226	The Oaks	Macerich	Macerich Oaks LLC	548 N Hillcrest Dr	-	Thousand Oaks	California	91360
227	The Gallery at Harborplace	GGP	Baltimore Center Associates Limited Partnership	200 East Pratt Street		Baltimore	Maryland	21202
228	Del Amo Fashion Center	Simon	DEL AMO FASHION CENTER OPERATING COMPANY, L.L.C.	3525 Carson Street	175	Torrance	California	90503

Annex I to Schedule 3.05 — Page 12

229	Barefoot Landing	Burroughs & Chapin Co.	Barefoot Landing Commercial, LLC	4816 Highway 17 South		North Myrtle Beach	South Carolina	29582
230	LaPlaza Mall	Simon	SIMON PROPERTY GROUP (TEXAS), L.P	2200 South 10th Street	E02A	McAllen	Texas	78503
231	The Mall at Partridge Creek	Starwood	Starwood Retail Property Management, LLC	17360 Hall Road	179	Clinton Township	Michigan	48038
232	The Orchard	Benderson	RB-3 ASSOCIATES	4005 North Buffalo Road		Orchard Park	New York	14127
233	Connecticut Post	Centennial Real Estate Management	The Connecticut Post Limited Partnership	1201 Boston Post Road	2016	Milford	Connecticut	06460
234	Ridgedale Center	GGP	Ridgedale Center, LLC	12323 Wayzata Blvd		Minnetonka	Minnesota	55305
235	North East Mall	Simon	SIMON PROPERTY GROUP (TEXAS), L.P	1101 Melbourne St	3052	Hurst	Texas	76053
236	Staten Island Mall	GGP	GGP Staten Island Mall, LLC	2655 Richmond Avenue		Staten Island	New York	10314
237	Fox River Mall	GGP	FOX RIVER SHOPPING CENTER, LLC	4301 West Wisconsin Avenue	120	Appleton	Wisconsin	54913
238	Irvine Spectrum Shopping Center	Spectrum	THE IRVINE COMPANY LLC	752 Spectrum Center Drive		Irvine	California	92618
239	Freehold Raceway Mall	Macerich	Freemall Associates, LLC	3710 Rt. 9 H106	-	Freehold	New Jersey	07728
240	Towson Town Center	GGP	Towson TC. LLC	825 Dulaney Valley Road		Towson	Maryland	21204
241	Cape Cod Mall	Simon	MAYFLOWER CAPE COD, LLC	769 Iyannough Rd	184	Hyannis	Massachusetts	02601
242	Ocean County Mall	Simon	SIMON PROPERTY GROUP, INC.	1201 Hooper Avenue	1081	Toms River	New Jersey	08753
243	Smith Haven Mall	Simon	MALL AT SMITH HAVEN, LLC	313 Smith Haven Mall	L20	Lake Grove	New York	11755
244	Reston Town Center	Individual	Reston Town Center	11936 Market Street		Reston	Virginia	20190
245	Fashion Centre at Pentagon City	Simon	FASHION CENTRE ASSOCIATES, LLC	1100 South Hayes Street	Q-7	Arlington	Virginia	22202

Annex I to Schedule 3.05 — Page 13

246	Westfield Citrus Park	Westfield	Citrus Park Venture Limited Partnership	7949 Citrus Park Center		Tampa	Florida	33625
247	Coral Square	Simon	CORAL-CS/LTD. ASSOCIATES	9469 W. Atlantic Blvd.	9097 A	Coral Springs	Florida	33071
248	Solomon Pond Mall	Simon	MALL AT SOLOMON POND, LLC	601 Donald J Lynch Boulevard	N247	Marlborough	Massachusetts	01752
249	Perimeter Mall	GGP	Perimeter Mall Venture, LLC	4400 Ashford Dunwoody Road		Atlanta	Georgia	30346
250	Glenbrook Square	GGP	GGP-Glenbrook LLC.	4201 Coldwater Road	C03	Fort Wayne	Indiana	46805
251	Mayfair	GGP	MAYFAIR MALL, LLC	2500 N. Mayfair Road	264	Milwaukee	Wisconsin	53226
252	Summit Mall	Simon	MALL AT SUMMIT, LLC	3265 West Market Street	556	Akron	Ohio	44333
253	Valley Plaza Mall	GGP	Valley Plaza Mall, LP	2701 Ming Avenue	#253	Bakersfield	California	93304
254	Fayette Mall	CBL Properties	Fayette Mall SPE, LLC c/o CBL & Associates, Inc.	3401 Nicholasville Road		Lexington	Kentucky	40503
255	The Mall of Acadiana	CBL Properties	Chesterfield Mall, LLC	5725 Johnston Street		Lafayette	Louisiana	70503
256	Battlefield Mall	Simon	BATTLEFIELD MALL, LLC	2825 S. Glenstone	UO3A	Springfield	Missouri	65804
257	Westgate Mall	Individual	AMARILLO MALL LLC	7701 W Interstate 40		Amarillo	Texas	79121
258	Tacoma Mall	Simon	TACOMA MALL PARTNERSHIP	4502 S. Steele St	670	Tacoma	Washington	98409
259	Willowbrook Mall	GGP	Willowbrook Mall, LLC	1400 Willowbrook Mall		Wayne	New Jersey	07470
260	The Shops at Long Wharf	Individual	Elmwal Associates, LLC	15 Long Wharf Mall		Newport	Rhode Island	02840
261	Coastland Center	GGP	Coastland Center, LLC	1766 Tamiami Trail	-	Naples	Florida	34102
262	The Shops at Mission Viejo	Simon	MISSION VIEJO ASSOCIATES, L.P.	906 Shoppes at Mission Viejo	-	Mission Viejo	California	92691

Annex I to Schedule 3.05 — Page 14

263	Florida Mall	Simon	FLORIDA MALL ASSOCIATES, LTD.	8001 S. Orange Blossom Trail	356	Orlando	Florida	32809
264	Pheasant Lane Mall	Simon	PHEASANT LANE REALTY TRUST	310 Daniel Webster Highway	W227	Nashua	New Hampshire	03060
265	Chesterfield Towne Center	Rouse Properties	RPI CHESTERFIELD LLC	11500 Midlothian Turnpike	258	Richmond	Virginia	23235
266	Tysons Corner Center	Macerich	Tysons Corner Holdings LLC	7965 Tysons Corner Center	-	McLean	Virginia	22102
267	Blackhawk Plaza	CenterCal	CenterCal, LLC	3400 Blackhawk Plaza Cir	-	Danville	California	94506
268	The Shops at Riverside	Simon	RIVERSIDE SQUARE LIMITED PARTNERSHIP	One Riverside Square	240	Hackensack	New Jersey	07601
269	The Mall at Rockingham Park	Simon	MALL AT ROCKINGHAM, LLC	99 Rockingham Park Blvd.	E135	Salem	New Hampshire	03079
270	Hamilton Town Center	Simon	HAMILTON TOWN CENTER, LLC	13170 Harrell Parkway	400	Noblesville	Indiana	46060
271	Ross Park Mall	Simon	PENN ROSS JOINT VENTURE	1000 Ross Park Mall Drive	#H25	Pittsburgh	Pennsylvania	15237
272	White Marsh Mall	GGP	White Marsh Mall, LLC	8200 Perry Hall Blvd		Baltimore	Maryland	21236
274	Boise Towne Square	GGP	Boise Mall, LLC	350 N. Milwaukee		Boise	Idaho	83704
275	The Town Center at Boca Raton	Simon	THE TOWN CENTER AT BOCA RATON TRUST	6000 Glades Road	1039	Boca Raton	Florida	33431
276	The Shoppes at Susquehanna Marketplace	Metro Commercial	Metro Commercial Management Services, Inc.	2617 Brindle Drive	C2	Harrisburg	Pennsylvania	17110
277	Woodland Mall	PREIT	PR Woodland Limited Partnership	3195 28th SE	D110	Grand Rapids	Michigan	49512
279	The Longmeadow Shops	Grove Prop.	GPT-Longmeadow, LLC	704 Bliss Rd.	-	Longmeadow	Massachusetts	01106
280	St. Clair Square	CBL Properties	Chesterfield Mall, LLC	151 St. Clair Square	-	Fairview Heights	Illinois	62208

Annex I to Schedule 3.05 — Page 15

281	Downtown Palm Springs	Individual	DTPS B-2, LLC	175 N. Palm Canyon	Suite 120	Palm Springs	California	92262
282	Bridgeport Village	CenterCal	BV CenterCal, LLC	7351 SW Bridgeport Rd	-	Tigard	Oregon	97224
283	Universal CityWalk	Individual	Universal CityWalk	1000 Universal Studios Blvd.	-	Universal City	California	91608
284	Fashion Island	Irvine	THE IRVINE COMPANY LLC	285 Newport Center Dr.		Newport Beach	California	92660
285	Westfield Garden State Plaza	Westfield	Westland Garden State Plaza Limited Partnership	One Garden State Plaza	2131	Paramus	New Jersey	07652
286	Orland Square	Simon	ORLAND, L.P.	317 Orland Square	CO4B	Orland Park	Illinois	60462
287	Westfield Mainplace	Centennial Real Estate Management	MainPlace Shoppingtown LLC	2800 N. Main Street	348	Santa Ana	California	92705
288	SanTan Village Regional Center	Macerich	Westcor SanTan Village LLC	2206 E. Williams Field Rd.	119	Gilbert	Arizona	85295
289	Coconut Point Town Center	Simon	COCONUT POINT TOWN CENTER, LLC	23161 Fashion Drive	121	Estero	Florida	33928
290	The Promenade at Chenal	RED	Little Rock Development Company, LLC	17725 Chenal Parkway	C-108	Little Rock	Arkansas	72223
291	Westfield Santa Anita	Westfield	Santa Anita Shoppingtown LP	400 Baldwin Ave.	372-L	Arcadia	California	91007
292	Washingtonian Center	Peterson	Washingtonian Associates L.C.	9 Grand Corner Avenue		Gaithersburg	Maryland	20878
293	The Shoppes at River Crossing	GGP	Shoppes at River Crossing, LLC	5080 Riverside Drive		Macon	Georgia	31210
294	Festival at Woodholme	Regency	Woodholme Properties Limited Partnership	1809 Reisterstown Rd		Baltimore	Maryland	21208
295	Cordova Mall	Simon	SIMON PROPERTY GROUP, L.P.,	5100 North 9th Avenue	D-431	Pensacola	Florida	32504
296	Poughkeepsie Galleria	Pyramid	Poughkeepsie Galleria, LLC	2001 South Road		Poughkeepsie	New York	12601
297	Deptford Mall	Macerich	Macerich Deptford LLC	1750 Deptford Center Rd.	2029	Deptford	New Jersey	08096

Annex I to Schedule 3.05 — Page 16

298	Coligny Plaza Shopping Center	Individual	Coligny PLaza Limited Partnership	1 N. Forest Beach Dr.	M Spc5	Hilton Head Island	South Carolina	29928
299	Kingsgate Center	Graco	GPF Lubbock Associates Limited Partnership	8201 Quaker Avenue		Lubbock	Texas	79424
300	Pier Park	Simon	PIER PARK, LLC	200 Blue Fish Drive	110	Panama City Beach	Florida	32413
301	Woodbridge Center	Madison Marquette	Woodbridge Center Property, LLC	216 Woodbridge Center Dr.		Woodbridge	New Jersey	07095
302	Treasure Coast Square	Simon	TREASURE COAST-JCP ASSOCIATES, LTD.	3194 NW Federal Hwy.	139	Jensen Beach	Florida	34957
303	Ridge Hill	Forest City	FC Yonkers Associates, LLC	136 Market Street	-	Yonkers	New York	10710
304	Crossgates Mall	Pyramid	Crossgates Mall Company Newco LLC	1 Crossgates Mall Road	B232	Albany	New York	12203
305	Stoneridge SC	Simon	STONERIDGE PROPERTIES LLC	1336 Stoneridge Mall	D-120	Pleasanton	California	94588
306	Chandler Fashion Center	Macerich	TWC Chandler LLC	3111 W Chandler Blvd	1196	Chandler	Arizona	85226
307	Carolina Place	GGP	Carolina Place L.L.C.	11025 Carolina Place Parkway	A-20	Pineville	North Carolina	28134
308	Mall of Georgia	Simon	MALL OF GEORGIA, LLC	3333 Buford Dr.	2015	Buford	Georgia	30519
309	Town Center at Cobb	Simon	TOWN CENTER AT COBB, LLC	400 Ernest Barrett Pkwy.	170	Kennesaw	Georgia	30144
310	South Hills Village	Simon	SOUTH HILLS VILLAGE ASSOCIATES, L.P.	301 S Hills Vlg	1070 A	Pittsburgh	Pennsylvania	15241
312	University Mall SC	Woodbury	University Mall Shopping Center, L.C	575 E. University Parkway		Orem	Utah	84097
314	Crossroads Center	GGP	St. Cloud Mall L.L.C.	4201 West Division Street	B0027	St Cloud	Minnesota	56301
315	Westfield Trumbull	Westfield	Trumbull Shopping Center #2 LLC	5065 Main Street	2075	Trumbull	Connecticut	06611
316	Apache Mall	GGP	Apache Mall, LLC	333 Apache Mall		Rochester	Minnesota	55902

Annex I to Schedule 3.05 — Page 17

317	Columbia Mall	GGP	Columbia Mall L.L.C.	2300 Bernadette Drive		Columbia	Missouri	65203
319	Paseo Nuevo	BMW Realty	I&G Direct Estate 3, LP	727 State St.	-	Santa Barbara	California	93101
320	Market Place Shopping Center	GGP	Champaign Market Place L.L.C.	2000 N. Neil Street		Champaign	Illinois	61820
321	Suburban Square	Individual	Amerishop Suburban, LP	33 Coulter Avenue	76	Ardmore	Pennsylvania	19003
322	Chesterfield Mall	Madison Marquette	Chesterfield Mall, LLC	291 Chesterfield Mall		Chesterfield	Missouri	63017
323	White Oaks Mall	Simon	MALL AT WHITE OAKS, LLC	2501 Wabash Avenue	H05B	Springfield	Illinois	62704
324	Miller Hill Mall	Simon	SIMON PROPERTY GROUP, L.P.,	1600 Miller Trunk Highway	L06	Duluth	Minnesota	55811
325	Northwest Arkansas Mall	NamDar Realty Group	MMP Arkansas, LLC	4201 N. Shiloh Drive	1665	Fayetteville	Arkansas	72703
326	Central Mall	Individual	Fort Smith Mall LLC	5111 Rodgers Ave.		Fort Smith	Arkansas	72903
327	Greenwood Park Mall	Simon	GREENWOOD PARK MALL, LLC	1251 Us Highway 31 N	#D11B	Greenwood	Indiana	46142
328	The Shops at Legacy	Individual	The Shops at Legacy (Inland) L.P.	7201 Bishop Road	E-9	Plano	Texas	75024
329	University Park Mall	Simon	UNIVERSITY PARK MALL, LLC	6501 N. Grape Rd.	108	Mishawaka	Indiana	46545
330	Monroeville Mall	CBL Properties	Chesterfield Mall, LLC	225 A Monroeville Mall		Monroeville	Pennsylvania	15146
331	Briarwood	Simon	BRIARWOOD LLC	264 Briarwood Circle	G-106	Ann Arbor	Michigan	48108
332	Southdale Center	Simon	SOUTHDALE LIMITED PARTNERSHIP	10 Southdale Center	1750	Edina	Minnesota	55435
333	Bay Park Square	Simon	Simon Capital Limited Partnership	645 Bay Park Square	645	Green Bay	Wisconsin	54304
336	South County Mall	CBL Properties	Chesterfield Mall, LLC	18 South County Centerway		St. Louis	Missouri	63129

Annex I to Schedule 3.05 — Page 18

337	The Shoppes at Montage	US Properties Group	USPG Portfolio Five, LLC	2451 Shoppes Blvd.		Moosic	Pennsylvania	18507
338	Millcreek Mall	Cafaro	CAFARO MANAGEMENT COMPANY	654 Millcreek Mall	420	Erie	Pennsylvania	16565
339	Westfield Southpark	Starwood	Southpark Mall, LLC	500 Southpark Ctr		Cleveland	Ohio	44136
340	MacArthur Center	Starwood	MacARTHUR SHOPPING CENTER LLC	300 Monticello Avenue	285	Norfolk	Virginia	23510
341	Fair Oaks	Taubman	Taubman Fairfax Company of Virginia, LLC	11750 Fair Oaks Mall	K-113	Fairfax	Virginia	22033
342	Palisades Center	Pyramid	EKLECCO NEWCO LLC	2671 Palisades Center Drive	-	West Nyack	New York	10994
343	Laurel Park Place	CBL Properties	Chesterfield Mall, LLC	37700 West Six Mile Road		Livonia	Michigan	48152
344	San Francisco Centre	Westfield	S.F. Centre Limited Partnership	865 Market Street	Suite 212	San Francisco	California	94103
346	The Mall in Columbia	GGP	The Mall in Columbia Business Trust	10300 Little Patuxent Parkway	2800	Columbia	Maryland	21044
347	Tuttle Crossing	Simon	TUTTLE CROSSING ASSOCIATES II LLC	5043 Tuttle Crossing Boulevard	163	Dublin	Ohio	43016
348	Hillsdale Shopping Center	Related	HSC Holdings, LLC	Sixty 31st Avenue	1350	San Mateo	California	94403
349	Pecanland Mall	GGP	Pecanland Mall LLC	4700 Millhaven Road #2000	1042	Monroe	Louisiana	71203
350	Willow Grove Mall	PREIT	WG Park, L.P.	2500 West Moreland Road	2069	Willow Grove	Pennsylvania	19090
351	Otay Ranch Town Center	GGP	GGP-Otay Ranch,L.P	2015 Birch Road	903	Chula Vista	California	91915
352	Hawthorne	Centennial Real Estate Management	Hawthorn, L.P.	1 Hawthorn Center		Vernon Hills	Illinois	60061
353	The Crossroads	GGP	Kalamazoo Mall LLC	6650 South Westnedge Avenue	216	Portage	Michigan	49024

Annex I to Schedule 3.05 — Page 19

354	Augusta Mall	GGP	Augusta Mall, LLC	3450 Wrightsboro Road		Augusta	Georgia	30909
355	Charleston Town Center	Forest City	Charleston Town Center SPE, LLC	3000 Charleston Town Center	1019	Charleston	West Virginia	25389
356	NW 23rd Street	C.E. John Properties	C.E. John Properties 22, LLC	940 NW 23rd Ave		Portland	Oregon	97210
357	The Avenue Peachtree City	Poag	CP Venture Five-Apc LLC	242 City Circle	Ste 1120	Peachtree City	Georgia	30269
358	25 W. Jefferson	Individual	Towne Centres Holdings, Ltd.	25 W Jefferson Ave.		Naperville	Illinois	60540
359	Quail Springs Mall	GGP	Quail Springs Mall, LLC	2501 West Memorial Rd.		Oklahoma City	Oklahoma	73134
360	Visalia Mall	GGP	Visalia Mall, L.P.	2031 South Mooney Boulevard	1470	Visalia	California	93277
361	Hyde Park	W/S Development	WS/CIP II Tampa Owner, LLC	712 S. Village Circle Space F6		Tampa	Florida	33606
362	Eastland Mall	Macerich	SM EASTLAND MALL, LLC	800 North Green River Road	72	Evansville	Indiana	47715
364	Fashion Show	GGP	Fashion Show Holding, LLC	3200 Las Vegas Blvd S.	Suite 2500	Las Vegas	Nevada	89109
365	Post Oak Mall	CBL Properties	POM-COLLEGE STATION, LLC	1500 Harvey Road		College Station	Texas	77840
366	Neshaminy Mall	GGP	Neshaminy Mall Joint Venture LTD PTSHP	Route 1 & Bristol Road		Bensalem	Pennsylvania	19020
367	742 Massachusetts St	Individual	Jong Ho Kim and Soon Ae Kim	742 Massachusetts St.		Lawrence	Kansas	66044
369	Wareham Crossing	W/S Development	W/S Wareham Properties LLC	2421 Cranberry Highway		Wareham	Massachusetts	02571
370	Pearland Town Center	CBL Properties	Pearland Ground, LLC	11200 Broadway		Pearland	Texas	77584

Annex I to Schedule 3.05 — Page 20

371	Boonesboro Shopping Center	Individual	J.B. Forehand & Co., Inc.	4925 Boonsboro Road		Lynchburg	Virginia	24503
372	Hulen Mall	GGP	Hulen Mall, LLC	4800 S Hulen St.		Fort Worth	Texas	76132
373	Miracle Mile Mall Shops	Individual	Boulevard Invest LLC	3663 Las Vegas Boulevard South		Las Vegas	Nevada	89109
374	Firewheel Town Center	Simon	SIMON PROPERTY GROUP (TEXAS), L.P	245 Cedar Sage Dr.		Garland	Texas	75040
375	Promenade at Briargate	Poag	IMI Colorado Springs, LLC	1885 Briargate Parkway		Colorado Springs	Colorado	80920
376	Peninsula Town Center	Individual	Peninsula Main VA, LLC	1661 Merchant Lane		Hampton	Virginia	23666
377	Midtown Village	Individual	Carlyle-Cypress Tuscaloosa I, LLC	1800 McFarland Blvd	Suite 217	Tuscaloosa	Alabama	35401
378	2nd Street District	Individual	AMLI Austin Retail, L.P.	241 W 2nd St		Austin	Texas	78701
379	Clocktower	Individual	Lafayette Clocktower, LLC	3569 A & B Mt Diablo Blvd		Lafayette	California	94549
380	Oakwood Center	GGP	OAKWOOD SHOPPING CENTER, LLC	197 Westbank Expressway		Gretna	Louisiana	70053
381	Glen Eagle Square	Madison Marquette	Glen Eagle Retail L.L.C.	535 Wilmington West Chester Pike		Glen Mills	Pennsylvania	19342
382	Parkway Place	CBL Properties	Parkway Place SPE, LLC	2801 Memorial Pkwy South	Suite 166	Huntsville	Alabama	35801
383	Emory Point	BREIT	BREIT MF EP I LLC	855 Emory Point Drive		Atlanta	Georgia	30329
384	Mansfield Crossing	W/S Development	Route 140 School Street, LLC	280 School Street		Mansfield	Massachusetts	02048
385	College Mall	Simon	Simon Property Group, L.P.	2894 East 3rd Street		Bloomington	Indiana	47401

Annex I to Schedule 3.05 — Page 21

386	Tippecanoe Mall	Simon	Simon Property Group, L.P.	2415 Sagamore Parkway South		Lafayette	Indiana	47905
387	Greenwood Mall	GGP	Greenwood Mall L.L.C.	2625 Scottsville Road		Bowling Green	Kentucky	42104
388	Emerald Square	Simon	Mayflower Emerald Square, LLC	999 South Washington Street		North Attleborough	Massachusetts	02760
389	Old Mill District	Individual	River Shops, LLC	520 Southwest Powerhouse Dr.	Space 601	Bend	Oregon	97702
390	Oxford Valley Mall	Simon	Lincoln Plaza Center, L.P.	2300 East Lincoln Highway		Langhorne	Pennsylvania	19047
391	Barnes Crossing	Rouse Properties	TUP 130, LLC	1001 Barnes Crossing Rd.		Tupelo	Mississippi	38804
393	161 E Broad Street	Individual	Ward & O'Donnell Westfield, LLC	161 E Broad St		Westfield	New Jersey	07090
394	The Shoppes at Union Hill	RPAI	Denville Union Hill, L.L.C.	3056 State Route 10 West		Denville	New Jersey	07834
395	Delray Marketplace	Kite Realty	KRG/Atlantic Delray Beach, LLC	9173 Atlantic Avenue		Delray Beach	Florida	33446
396	Shops at Wiregrass	Forest City	Goodforest LLC	28210 Paseo Dr		Wesley Chapel	Florida	33543
397	Hunt Valley Center	Greenbery Gibbons Commercial	Hunt Valley Towne Centre, LLC	118 Shawan Road		Hunt Valley	Maryland	21030
398	Exton Square Mall	PREIT	PR Exton Square Property L.P.	260 Exton Square Parkway		Exton	Pennsylvania	19341
399	Montogomery Mall	Simon	Mall at Montgomeryville, L.P.	282 Montgomery Mall		North Wales	Pennsylvania	19454
400	Park Meadows	GGP	Park Meadows Mall, LLC	8505 Park Meadows Center Drive		Lone Tree	Colorado	80124

Annex I to Schedule 3.05 — Page 22

401	Eastwood Town Center	RPAI	RPAI Lansing Eastwood, L.L.C.	3034 Towne Centre Boulevard		Lansing	Michigan	48912
402	Morgantown	WPG	Morgantown Mall Associates Limited Partnership	9707 Mall Road		Morgantown	West Virginia	26501
403	Bellis Fair	GGP	Bellis Fair Mall, LLC	One Bellis Fair Parkway		Bellingham	Washington	98226
404	Bowie Town Center	WPG	BOWIE MALL COMPANY, LLC	15548 Emerald Way	B01	Bowie	Maryland	20716
405	631 King Street	Individual	Kamil Property Management, LLC	631 King Street		Alexandria	Virginia	22314
406	The Village	Pelican Village, LLC	Pelican Village, L.L.C.	2885 Highway 190		Mandeville	Louisiana	70471
407	115 S. Old Woodward	Individual	Fuller Central Park Properties, LLC	115 S Old Woodward Ave.		Birmingham	Michigan	48009
408	Midland Park Mall	Simon	Midland Park Mall, L.P.	4511 North Midkiff Road		Midland	Texas	79705
409	Mall of New Hampshire	Simon	MNH Mall, L.L.C.	1500 South Willow Street		Manchester	New Hampshire	03103
410	Livingston Mall	Simon	Livingston Mall Venture	112 Eisenhower Parkway	1015 B	Livingston	New Jersey	07039
411	Great Lakes Mall	WPG	MALL AT GREAT LAKES, LLC	7850 Mentor Avenue		Mentor	Ohio	44060
412	Spokane Valley	GGP	Spokane Mall L.L.C.	14700 East Indiana Ave.		Spokane Valley	Washington	99216
413	Old Hickory Mall	CBL Properties	Old Hickory Mall Venture II, LLC	2021 N. Highland Avenue		Jackson	Tennessee	38305
414	River Hills Mall	GGP	River Hills Mall, LLC	1850 Adams Street		Mankato	Minnesota	56001
415	Oakway Center	Evans, Edler & Brown	McKay Investment Company, LLC	20 Oakway Center	-	Eugene	Oregon	97401
416	Capital Mall	Starwood	SRP Property Management, LLC	625 Black Lake Boulevard		Olympia	Washington	98502
417	Vancouver Mall	Centennial Real Estate Management	US Centennial Vancouver Mall LLC	8700 NE Vancouver Mall Drive		Vancouver	Washington	98662

Annex I to Schedule 3.05 — Page 23

418	Roosevelt Field	Simon	The Retail Property Trust	630 Old Country Road		Garden City	New York	11530
419	Eden Prairie Mall	Cypress Equities	CAPREF Eden Prairie LLC	8251 Flying Cloud Drive		Eden Prairie	Minnesota	55344
420	Woodbury Common	Individual	Kabro Associates of Woodbury LLC	8285 Jericho Turnpike		Woodbury	New York	11797
421	Cottonwood Mall	WPG	MALL AT COTTONWOOD, LLC	10,000 Coors Blvd. NW		Albuquerque	New Mexico	87114
422	E. 2nd Street	Individual	The Plaza at Cherry Creek North, LLC	2800 E. 2nd Ave	106	Denver	Colorado	80206
423	Cielo Vista	Simon	SIMON PROPERTY GROUP (TEXAS), L.P	8401 Gateway Blvd. West		El Paso	Texas	79925
424	Dulles Town Center	Lerner	Dulles Town Center Mall, L.L.C	21100 Dulles Town Circle		Dulles	Virginia	20166
425	Shoppes at Grand Prairie	The Pollard Group	Singerman Real Estate, LLC	5201 W. War Memorial Drive		Peoria	Illinois	61615
426	Shoppes at College Hills	Wilkow	CH Shoppes LLC	307 Veteran's Parkway		Normal	Illinois	61761
427	McCain Mall	Simon	McCain Mall Company Limited Partnership	3929 McCain Blvd.		Little Rock	Arkansas	72116
428	Galleria Dallas	Simon	Galleria Mall Investors LP	13350 Dallas Parkway		Dallas	Texas	75240
429	Franklin Park	Starwood	SRP Property Management, LLC	5001 Monroe Street		Toledo	Ohio	43623
430	Rookwood Commons	Hines	HGREIT IIO Edmonson Road LLC	2687 Edmondson Rd		Cincinnati	Ohio	45209
431	Fresno Fashion Fair	Macerich	Macerich Fresno Limited Partnership	685 e. Shaw Avenue		Fresno	California	93710
432	Shops at Vintage Oaks	JCC California Properties	JCC California Properties, LLC	208 Vintage Way		Novato	California	94945
433	Summit Fair	RED	RED Development, LLC	860 NW Blue Parkway	D-116	Lees Summit	Missouri	64086
434	Jefferson Valley Mall	WPG	MALL AT JEFFERSON VALLEY, LLC	650 Lee Blvd. Suite		Yorktown	New York	10598
436	The Roosevelt Collection	Poag	PR 150 Roosevelt Shops LLC	1127 S. Delano Court East		Chicago	Illinois	60605

Annex I to Schedule 3.05 — Page 24

437	Shoppes at Bradley Park	Individual	Developers-Investors, Inc.	6301 Whitesville Rd	200	Columbus	Georgia	31904
438	Prien Lake Mall	Simon	SPG PRIEN, LLC	456 West Prien Lake Rd.	G13	Lake Charles	Louisiana	70601
439	2345 Broadway	Individual	Rymsbran Continental Corp.	2345 Broadway		New York	New York	10024
440	Southridge Mall	Simon	Southridge Limited Partnership	5300 S 76th St		Milwaukee	Wisconsin	53129
441	Wolfchase Galleria	Simon	GALLERIA AT WOLFCHASE, LLC	2760 N. Germantown Pky.	139	Memphis	Tennessee	38133
442	Marketstreet at Lynnfield	W/S Development	W/S Peak Canton Properties, LLC	427 Walnut St.		Lynnfield	Massachusetts	01940
443	522 Hartz Avenue	CBL Properties	Elwood 522 Hartz, LLC	522 Hartz Ave	Suite A	Danville	California	94526
444	Northshore Mall	Simon	MS Management Associates Inc.	210 Andover St		Peabody	Massachusetts	01960
445	Town and Country Shopping Center	Bokman Rock	CEP Town & Country Investors LLC	855 El Camino Real		Palo Alto	California	94301
446	Montgomery Mall	Westfield	Montgomery Mall LLC	7101 Democracy Blvd.	-	Bethesda	Maryland	20817
447	West Acres Mall	Individual	West Acres Development, LLP	3902 13th Ave S		Fargo	North Dakota	58103
448	Chestnut Hill Square	New England Development	Chestnut Hill Square LLC	210 Boylston Street	-	Chestnut Hill	Massachusetts	02467
449	Burr Ridge	The Pollard Group	Trademark Property Co.	580 Village Center Drive		Burr Ridge	Illinois	60527
450	La Centerra at Cinco Ranch	Individual	LaCenterra at Cinco Ranch, L.P.	23501 Cinco Ranch Blvd		Katy	Tennessee	77494
451	Grand Ridge Plaza	Regency	Regency Centers Corporation	1568 Highlands Drive NE		Issaquah	Washington	98029
452	Miracle Plaza	Individual	Miracle Tallahassee, LLC	1817 Thomasville Road		Tallahassee	Florida	32303

Annex I to Schedule 3.05 — Page 25

453	Cross Creek Mall	CBL Properties	Cross Creek Mall SPE, L.P.	715 Cross Creek Mall		Fayetteville	North Carolina	28303
454	Lynndale Shoppes	Individual	G&C Associates of Pitt County, LLC	511 Red Banks Road		Greenville	North Carolina	27858
455	West End	Anderson	Lincoln Retail REIT Services, LLC	1675 West End Blvd.	Suite 3220	St. Louis Park	Minnesota	55416
456	Oakwood Mall	GGP	OAKWOOD HILLS MALL, LLC	4800 Golf Road		Eau Claire	Wisconsin	54701
457	Southland Mall	Rouse Properties	Brookfield Properties (R) LLC	23000 Eureka		Taylor	Michigan	48180
458	Wiregrass Commons	CBL Properties	Wiregrass Mall Associates, LLC	900 Commons Drive	#78	Dothan	Alabama	36303
459	Village Mall	Hull Storey Gibson	Hull Storey Retail Group, LLC	1627 Opelika Road	#26	Auburn	Alabama	36830
460	River Park Square	Individual	River Park Square, L.L.C.	808 W. Main Ave.	Suite 245	Spokane	Washington	99201
461	Atlantic Station	Individual	SP5 Atlantic Retail Ventures, LLC	260 18th Street	Suite 10105	Atlanta	Georgia	30363
462	Streets of Cranberry	Inland Retail	InvenTrust Property Management, LLC./ Bldg. # 44618	20424 Rt. 19	Suite 410	Cranberry Township	Pennsylvania	16066
463	Southern Park Mall	WPG	Southern Park Mall, LLC	7401 Market Street		Youngstown	Ohio	44512
464	Jefferson Pointe	Miller Capital Advisors	IMI Jefferson Pointe LLC	4206 West Jefferson Blvd.	Suite C-2	Ft. Wayne	Indiana	46804
465	Lexington Green	Langley Properties Co.	The Mall at Lexington Green, LLC	161 Lexington Green Circle		Lexington	Kentucky	40503
466	Antelope Valley Mall	Individual	Antelope Valley Mall, LLC	1233 West Rancho Vista Blvd	Suite 913	Palmdale	California	93551
467	Longview Mall	WPG	Mall at Longview, LLC	3500 McCann Rd		Longview	Texas	75604
468	Meriden Mall	Westfield	Meriden Square Partnership	470 Lewis Ave	Suite 72	Meriden	Connecticut	06451
469	South Shore Mall	Westfield	Westland South Shore Mall, L.P.	1701 Sunrise Hwy	Space M70	Bay Shore	New York	11706
470	Village at Meridian	CenterCal	Meridian CenterCal, LLC	3540 East Longwing Lane		Meridian	Idaho	83646

Annex I to Schedule 3.05 — Page 26

471	Shops at Rossmoor	AEW	CPT Shops at Rossmoor, LLC	12185 Seal Beach Boulevard	Suite N	Seal Beach	California	90740
472	Promenade at Temecula	Forest City	Temecula Towne Center Associates L.P.	40820 Winchester Rd.		Temecula	California	92591
473	Manhattan Town Center	CBRE	Manhattan Town Center, LLC	100 Manhattan Town Center		Manhattan	Kansas	66502
474	Northpark Mall	Macerich	Macerich North Park Mall LLC	320 W Kimberly Rd.		Davenport	Iowa	52806
475	Lindale	WPG	LINDALE MALL, LLC	4444 First Ave.		Cedar Rapids	Iowa	52402
476	Cherryvale Mall	CBL Properties	Cherryvale Mall, LLC	7200 Harrison Ave	Suite 5F28	Rockford	Illinois	61112
478	Bel Air Mall	Rouse Properties	RPI BEL AIR MALL, LLC	3217-B Bel Air Mall		Mobile	Alabama	36606
479	Clackamas Town Center	GGP	Clackamas Mall L.L.C.	1200 SE 82nd Ave.	Suite E101	Happy Valley	Oregon	97086
480	Broward Mall	Westfield	Broward Mall, LLC	8000 W. Broward Blvd.	Suite 1707	Plantation	Florida	33388
481	Melbourne Square	WPG	MELBOURNE SQUARE, LLC	1700 West New Haven Ave	Suite 755	Melbourne	Florida	32904
482	Seminole Town Center	WPG	Seminole Towne Center Limited Partnership	132 Towne Center Circle		Sanford	Florida	32771
483	Southgate Mall	Westfield	Westfield Southgate	3501 South Tamiami Trail		Sarasota	Florida	34239
483	Southgate Mall	Westfield	Westfield Southgate	3501 South Tamiami Trail		Sarasota	Florida	34239
484	Streets of Tanasbourne	JLL	Streets of Tanasbourne, LLC	2095 NW Allie Ave		Hillsboro	Oregon	97124
485	Trenholm Plaza	Edens & Avant	Trenholm Plaza (E&A), LLC	4848 Forest Drive		Columbia	South Carolina	29206
486	Kirkwood Mall	CBL Properties	Kirkwood Mall Acquisition LLC	744 Kirkwood Mall		Bismarck	North Dakota	58504
487	Columbia Mall	Individual	Columbia Grand Forks, LLC	2800 Columbia Rd.		Grand Forks	North Dakota	58201

Annex I to Schedule 3.05 — Page 27

488	Dakota Square	CBL Properties	Dakota Square Mall CMBS, LLC	2400 10th Street SW		Minot	North Dakota	58701
489	Dartmouth Mall	PREIT	PR North Dartmouth LLC	142 Dartmouth Mall	Space 1220A	Dartmouth	Massachusetts	02747
490	Square One Mall	Simon	Mayflower Square One, LLC	1201 Broadway		Saugus	Massachusetts	01906
491	16 State Street	New England Development	Goulston & Storrs, P.C.	16 State Street		Newburyport	Massachusetts	09150
492	Fox Run Mall	Simon	Morgan Stanley	50 Fox Run Road		Newington	New Hampshire	03801
493	Pioneer Place	GGP	Pioneer Place, LLC	700 SW 5th Ave.	Space #1180	Portland	Oregon	97204
494	Dover Mall	Simon	Dover Mall, LLC	1365 N. Dupont Hwy.		Dover	Delaware	19901
495	Rushmore Mall	WPG	SM RUSHMORE MALL, LLC	2200 N. Maple Ave.		Rapid City	South Dakota	57701
496	Nittany Mall	Individual	Nittany Centre Realty, LLC	2901 East College Ave.	Space 634	State College	Pennsylvania	16801
497	Southern Hills Mall	CBRE	Southern Hills Mall	4400 Sergeant Rd.		Sioux City	Iowa	51106
498	York Galleria	CBL Properties	York Galleria Limited Partnership	One York Galleria	Space 167	York	Pennsylvania	17402
499	Capital City Mall	PREIT	PR Capital City Limited Partnership	3564 Capital City Mall Drive	Space 236	Camp Hill	Pennsylvania	17011
500	Christiana Mall	GGP	Christiana Mall LLC	132 Christiana Mall		Newark	Delaware	19702
501	Lehigh Valley	Simon	Mall at Lehigh Valley, L.P.	107 Lehigh Valley Mall		Whitehall	Pennsylvania	18052
502	Moorestown Mall	PREIT	Moorestown Mall LLC	400 Route 38 Space 1315	Space 1315	Moorestown	New Jersey	08057
503	Wilton Mall	Macerich	Wilton Mall, LLC	3065 Route 50		Saratoga Springs	New York	12866
504	Promenade at Virginia Gateway	Peterson	CH Realty VII/R NOVA Promenade, L.L.C.	14009 Promenade Commons St.		Gainesville	Virginia	20155
505	Empire Mall	Simon	SM Empire Mall, LLC	4001 West 41st Street	705A	Sioux Falls	South Dakota	57106

Annex I to Schedule 3.05 — Page 28

506	Tyrone Square	Simon	Simon Capital GP	6901 Tyrone Sqaure		St. Petersburg	Florida	33710
507	Bel Aire Plaza	Individual	Bel Aire Plaza, LLC	3634 Bel Aire Plaza		Napa	California	94558
508	Valley View Mall	CBL Properties	Valley View Mall SPE, LLC	4802 Valley View Blvd.		Roanoke	Virginia	24012
509	Regency Square	Hull Storey Gibson	Hull Storey Gibson Companies, LLC	301 Cox Creek Parkway	Suite 1032	Florence	Alabama	35630
510	Pinnacle at Tutweiler	JLL	Tutwiler Pinnacle LLC	5018 Pinnacle Square	106	Birmingham	Alabama	35235
511	Burnsville Center	CBL Properties	Burnsville Center SPE, LLC	1034 Burnsville Center		Burnsville	Minnesota	55306
512	Fashion Square	CBL Properties	Fashion Square Mall CMBS, LLC	4800 Fashion Square Mall	Space A-132	Saginaw	Michigan	48604
513	Sikes Center	Rouse Properties	Sikes Senter, LLC	3111 Midwestern Pkwy	Suite 680	Wichita Falls	Texas	76308
514	Fox Valley	Centennial Real Estate Management	Fox Valley Mall LLC	195 Fox Valley Center Drive		Aurora	Illinois	60504
515	Belden Village	Starwood	SRP Property Management, LLC	4230 Belden Village Mall		Canton	Ohio	44718
516	2546 Bancroft	Individual	The Mark at Berkeley, LLC	2546 Bancroft Way		Berkeley	California	94704
517	Brook 35	Metrovation	Sea Girt Limited Partnership	2150 Route 35		Sea Girt	New Jersey	08750
518	King of Prussia	Simon	King of Prussia Associates	160 North Gulph Road	Suite 2700	King of Prussia	Pennsylvania	19406
519	Rimrock Mall	Starwood	Rimrock Owner, L.P.	300 S. 24th Street W.	Suite C-08	Billings	Montana	59102
520	Maplewood Mall	WPG	Maplewood Mall, LLC	3001 White Bear Ave.		Maplewood	Minnesota	55109
521	Brandon Town Center	Westfield	Brandon Shopping Center Partners, LTD.	406 Brandon Town Center		Brandon	Florida	33511
522	Downtown Summerlin	Bayer Properties	The Shops at Summerlin North, LP	2010 Festival Plaza Dr.	Suite 190	Las Vegas	Nevada	89135
523	Paddock Mall	WPG	Paddock Mall Associates	3100 SW College Rd	Suite 336B	Ocala	Florida	34474

Annex I to Schedule 3.05 — Page 29

524	Avalon	Individual	PR Avalon Phase I Owner, LLC	4175 Avalon Boulevard		Alpharetta	Georgia	30009
525	Broadway Square	Simon	SIMON PROPERTY GROUP (TEXAS), L.P	4601 S. Broadway		Tyler	Texas	75703
526	Pike and Rose	Federal Realty	FEDERAL REALTY INVESTMENT TRUST	11811 Grand Park Ave.	Store #1228	North Bethesda	Maryland	20852
527	University Town Center	Taubman	TB Mall at UTC LLC	140 University Town Center Drive		Sarasota	Florida	34243
528	Aspen Place	RED	Aspen GRF2, LLC	319 South Regent Streeet	201	Flagstaff	Arizona	86001
529	Harborside Place	Strategic Retail Advisors	Harbourside Place, LLC	119 Front Street		Jupiter	Florida	33477
530	Biltmore Park	Individual	Town Square West, LLC	19 Town Square Blvd	Suite 120	Asheville	North Carolina	28803
531	Summit at Reno	Bayer Properties	G&I VII Reno Operating LLC	13925 South Virginia Street	230B	Reno	Nevada	89511
532	Muncie Mall	WPG	Muncie Mall, LLC	3501 N. Granville Ave.	H11	Muncie	Indiana	47303
533	Springfield Town Center	PREIT	PR Springfield Town Center LLC	6787 Springfield Mall		Springfield	Virginia	22150
534	Annapolis Harbour Center	Individual	Annapolis Harbour Center Associates, LLLP	2506 Solomons Island Road		Annapolis	Maryland	21401
535	Edgewater Mall	Individual	American National Insurance Company	2600 Beach Boulevard	Suite 30	Biloxi	Mississippi	39531
536	The Collection at River Park	Shea Properties	SOCM I, LLC	591 Town Center Drive	3060	Oxnard	California	93036
537	Mall of Louisiana	GGP	Mall of Louisiana, LLC	6401 Bluebonnet Blvd	1146	Baton Rouge	Louisiana	70836
538	Princeton Marketfair	Madison Marquette	Global Real Estate	3535 US Highway 1	167	Princeton	New Jersey	08540
539	Paoli Shopping Center	Brandolini Company	Paoli Shopping Center Limited Partnership	82 East Lancaster Avenue	B-13	Paoli	Pennsylvania	19301

Annex I to Schedule 3.05 — Page 30

540	West Ridge Mall	WPG	WEST RIDGE MALL, LLC	1801 SW Wanamaker Rd	E01B	Topeka	Kansas	66604
541	Town Center @ Virginia Beach	Divaris	TCA Block 4 Retail, L.L.C.	4546 Main Street		Virginia Beach	Virginia	23462
542	5 West 8th Street	Individual	Geenen DeKock Properties, LLC	5 West 8th Street		Holland	Michigan	49423
543	Turtle Creek Mall	CBL Properties	RPI TURTLE CREEK MALL, LLC	1000 Turtle Creek Drive	420	Hattiesburg	Mississippi	39402
544	Oak View Mall	GGP	Oak View Mall L.L.C.	3001 S. 144th Street	Suite 2029	Omaha	Nebraska	68144
545	Lake View Pointe	Individual	Lakeview Pointe Shopping Center, LLC	1920 North Perkins Road	Suite A-4	Stillwater	Oklahoma	74075
546	Sooner Mall	GGP	Sooner Fashion Mall L.L.C.	3301 W. Main Street		Norman	Oklahoma	73072
547	Yorktown Center	Individual	YTC Mall Owner, LLC	203 Yorktown Center	Suite 240	Lombard	Illinois	60148
548	Harford Mall	CBL Properties	CBL & Associates Management, Inc.	688 Bel Air Road	Suite #15	Bel Air	Maryland	21014
549	Mall at Robinson	Forest City	Robinson Mall-JCP Associates, LTD	100 Robinson Centre Dr.	Space 1790	Pittsburgh	Pennsylvania	15205
550	Hamilton Mall	Kravco	Hamilton Mall, LLC	4403 Black Horse Pike	Space 1117B	Mays Landing	New Jersey	08330
551	Burlington Mall	Simon	Bellwether Properties of Massachusetts Limited Partnership	75 Middlesex Turnpike	Suite 2018	Burlington	Massachusetts	01803
552	Genessee Valley Mall	Individual	3341 South Linden Road Holdings, LLC	3341 South Linden Rd	Space #1005	Flint	Michigan	48507
553	Mid Rivers Mall	CBL Properties	CBL & Associates Management, Inc.	1240 Mid Rivers Mall		St. Peters	Missouri	63376
554	Governor's Square	GGP	Governor's Square Mall, LLC	1500 Apalachee Parkway	2060	Tallahassee	Florida	32301
555	Northpark Mall	CBL Properties	CBL & Associates Management, Inc.	101 North Range Line Rd	Suite 154	Joplin	Missouri	64801
556	Arbor Place Mall	CBL Properties	CBL & Associates Management, Inc.	6700 Douglas Blvd	2085	Douglasville	Georgia	30135

Annex I to Schedule 3.05 — Page 31

557	Mall of Abilene	JLL	Partners Mall Abilene LLC	4310 Buffalo Gap Rd	1320	Abilene	Texas	79606
558	Governor's Square	Cafaro	Governor's Square Company	2801 Wilma-Rudolph Blvd.	415	Clarksville	Maryland	37040
559	Valley View	PREIT	PR Valley View Limited Partnership	3800 State Highway 16	Suite 163	Lacrosse	West Virginia	54601
560	Greece Ridge Center	Individual	Greece Ridge, LLC	238 Greece Ridge Center Dr.	Space H5	Rochester	New York	14626
561	Pinecrest Plaza	Hawthorne	Hawthorne Pinecrest LLC	4 Pinecrest Plaza		Southern Pines	North Carolina	28387
562	Kingwood Commons	Individual	KRG Kingwood Commons, LLC	732 Kingwood Dr.		Kingwood	Texas	77339
563	Mesa Mall	WPG	SM MESA MALL, LLC	2424 Highway 6	Space 84	Grand Junction	Colorado	81505
564	Columbia Center	Simon	Columbia Mall Partnership	1321 N. Columbia Center Blvd.	507	Kennewick	Washington	99336
565	Shelter Cove Town Center	Individual	Shelter Cove Towne Centre, LLC	40 Shelter Cove Lane	Suite 131	Hilton Head Is	North Carolina	29928
566	Belmar	Individual	Belmar Mainstreet Holdings I, LLC	386 South Teller Street		Lakewood	Colorado	80226
567	Grand Traverse Mall	Rouse Properties	Grand Traverse Mall, LLC	3200 W South Airport Rd	506	Traverse City	Michigan	49684
568	Southgate Mall	Individual	Southgate Mall Associates, LLP	2901 Brooks Street	D-13	Missoula	Montana	59801
569	Beechwood Promenade	Kite Realty	KRG Beechwood, LLC	196 Alps Road		Athens	Georgia	30606
570	985 Farmington Ave	Individual	S.B. Andrews Company LLC	985 Farmington Avenue		West Hartford	Connecticut	06107
571	Fashion Square Mall	Westfield	Sherman Oaks Fashion Associates, LP	14006 Riverside Dr	211	Sherman Oaks	California	91423
572	The Lakes Mall	CBL Properties	CBL & Associates Management, Inc.	5600 Harvey	2045	Muskegon	Michigan	49444
573	Santa Rosa Plaza	Simon	EMI SANTA ROSA LIMITED PARTNERSHIP	1071 Santa Rosa Plaza	2009C	Santa Rosa	California	95401
574	Flat Iron Crossing	Macerich	Macerich Management Company	1 West Flatiron Crossing Drive	Space #1188A	Broomfield	Colorado	80021

Annex I to Schedule 3.05 — Page 32

575	Lakeside Village	Casto-Oakbridge	Casto-Oakbridge Venture, Ltd.	1437 Town Center Dr		Lakeland	Florida	33803
576	Lima Mall	WPG	Mall at Lima, LLC	2400 Elida Road	Space #354	Lima	Ohio	45805
577	Orange Park Mall	WPG	ORANGE PARK MALL, LLC	1910 Wells Road	Suite H22A	Orange Park	Florida	32073
578	Walden Galleria	Pyramid	THE CLINTON EXCHANGE	One Walden Galleria		Buffalo	New York	14225
579	Shoppes at Chino Hills	Individual	Chino Dunhill LLC	13855 City Center Drive	Suite 3040	Chino Hills	California	91709
580	Zona Rosa	MPI Mall Properties	Zona Rosa Development, LLC	7250 NW 86th Terrace		Kansas City	Missouri	64153
581	1327 Third Avenue	Heller Properties	MSH76LLC	1327 Third Avenue		New York	New York	10021
582	3128 M Street	Individual	Georgetown One, LLC	3128 M St NW		Washington	District of Columbia	20007
583	Village on the Parkway	Individual	5100 Belt Line Road Investors LLC	5100 Belt Line Road	Suite 820	Dallas	Texas	75254
584	257 Thayer Street	Individual	GD Thayer, LLC	257 Thayer Street		Providence	Rhode Island	02906
585	201 Newbury Street	Individual	Newmark Grubb Knight Frank	201 Newbury Street		Boston	Massachusetts	02116
586	1001 W. North Ave	CRM Properties	PR II LaCenterra. LP	1001 W. North Ave		Chicago	Illinois	60642
587	1143 Connecticut Ave NW	H&R Retail	1143 Connecticut LLC	1143 Connecticut Ave NW		Washington	District of Columbia	20036
588	1027 Westwood Blvd	Individual	Duesenberg Investment Company, LLC	1027 Westwood Blvd		Los Angeles	California	90024
589	Liberty Center	Steiner	Liberty Center LLC	7567 Bales Street		Liberty Township	Ohio	45069
590	Fremaux Town Center	CBL Properties	Slidell Development Company, L.L.C.	840 Town Center Parkway		Slidell	Louisiana	70458
591	Spotsylvania Town Center	Cafaro	Spotsylvania Mall Company	160 Spotsylvania Mall Drive		Fredericksburg	Virginia	22407

Annex I to Schedule 3.05 — Page 33

592	Rivercenter	Individual	New Rivercenter Mall II, L.P.	849 E. Commerce St.	Suite 647	San Antonio	Texas	78205
593	318 Washington Street	Elysee Investments	Rani Management LLC	318 Washington St		Hoboken	New Jersey	07030
594	Winter Park Village	Individual	Winter Park Town Center, LTD.	460 N Orlando Ave	Space #D116	Winter Park	Florida	32789
595	Golden Triangle Mall	Individual	GTM Development, LTD.	2201 S Interstate 35 E	P-12	Denton	Texas	76205
596	West Park Mall	Madison Marquette	CENTRO WEST PARK LLC West Park Mall	3049 William Street	Store No. 248	Cape Girardeau	Missouri	63703
597	Pacific City	Individual	PC Group Retail, LLC	21028 Pacific Coast Hwy	E116	Huntington Beach	California	92648
598	152 Montague Street	Individual	Sara Peck Limited Family Partnership	152 Montague Street		Brooklyn	New York	11201
599	Frontier Mall	CBL Properties	RPI TURTLE CREEK MALL, LLC	1400 Dell Range Blvd.	Suite 21	Cheyenne	Wyoming	82009
600	2515 University Ave	Individual	R & B University Village, Ltd.	2515 University Blvd.		Houston	Texas	77005
601	Louis Joliet Mall	Starwood	SRP Property Management, LLC	3340 Mall Loop Dr.	Suite 1276	Joliet	Illinois	60431
602	Sangertown Square	Pyramid	Sangertown Square L.L.C.	1 Sangertown Square	Suite E-11	New Hartford	New York	13413
603	The Promenade Bolingbrook	Starwood	Starwood Retail Property Management, LLC	639 E Boughton Rd.	Suite 130	Bolingbrook	Illinois	60440
604	Westview Promenade	Individual	Hill Management Services, Inc.	5251 Buckeyestown Pike		Frederick	Maryland	21704
605	St. Johns Town Center	Simon	Shops at St. Johns, LLC	4712 River City Drive	Suite 113	Jacksonville	Florida	32246
606	The Galleria at Crystal Run	Pyramid	Pyramid Management Group, LLC	1 N Galleria Dr.	Suite C-217	Middletown	New York	10941
607	Honey Creek Mall	CBL Properties	Honey Creek Mall, LLC	3401 South US Hwy 41	Suite E-4	Terre Haute	Indiana	47802
608	Eastwood Mall	Cafaro	The Marion Plaza, Inc.	5555 Youngstown-Warren Rd.	Unit 435	Niles	Ohio	44446

Annex I to Schedule 3.05 — Page 34

609	Southlake Mall	Starwood	Starwood Retail Property Management, LLC	2109 Southlake Mall	Suite CL344	Merrillville	Indiana	46410
610	Southwest Plaza	GGP	Southwest Plaza L.L.C.	8501 W Bowles Ave.	Suite 2205	Littleton	Colorado	80123
611	Chico Mall	JLL	Chico Mall Investors, LLC	1950 E 20th St.	Suite G-701	Chico	California	95928
612	First and Main	Fairmount Properties	Hudson Village Development Company, LLC	96 First St.	Unit 320	Hudson	Ohio	44236
613	Disney Springs	Disney	Walt Disney Parks and Resorts U.S., Inc.	1668 E Buena Vista Dr.	Suite 1P	Lake Buena Vista	Florida	32830
614	Galleria at Sunset	Forest City	BPC Henderson, LLC	1300 W Sunset Rd.	Suite 2313	Henderson	Nevada	89014
615	Hamburg Pavilion	Starwood	HAP Property Owner, L.P.	2308 Sir Barton Way	Suite 130	Lexington	Kentucky	40509
616	Mosaic District	Edens	Eskridge (E&A), LLC	2910 District Ave	Suite C10	Merrifield	Virginia	22031
617	The Pinnacle	Individual	Pinnacle North IV, LLC	546 Pinnacle Parkway	Suite 609	Bristol	Tennessee	37620
618	Valley Hills Mall	Rouse Properties	Valley Hills Mall L.L.C.	US Hwy 70 SE	Suite 235	Hickory	North Carolina	28602
619	Colonie Center	Clifton	KRE Colonie Owner LLC	131 Colonie Center	Suite 317	Albany	New York	12205
620	Mashpee Commons	Individual	Mashpee Commons II, LLC	24 Central Square	Bldg 10 Suite 101	Mashpee	Massachusetts	02649
621	Highland Court	Individual	Highland Court Oxford, LLC	1801 W. Jackson Avenue	Suite A-104	Oxford	Mississippi	38655
622	Shops on Lane	Individual	Lane Avenue 450 LLC	1659 West Lane Ave.	Suite B-140	Upper Arlington	Ohio	43221
623	5301 N. Clark	Individual	Starbuck Capital II, L.L.C. and Ox Pond Capital, L.L.C.	5301 N. Clark St.		Chicago	Illinois	60640
624	Jefferson Mall	CBL Properties	RPI TURTLE CREEK MALL, LLC	4801 Outer Loop	C558	Louisville	Kentucky	40219
625	Denver Pavilions	Gart Properties	DENVER PAVILIONS OWNERCO, LLC	500 16th Street	Suite 211	Denver	Colorado	80202
626	Beachwood Place	GGP	Beachwood Place Mall, LLC	26300 Cedar Rd.	Suite 1115	Beachwood	Ohio	44122

Annex I to Schedule 3.05 — Page 35

627	Richland Mall	CBL Properties	RPI TURTLE CREEK MALL, LLC	6001 West Waco Drive	Suite 44	Waco	Texas	76710
628	Killeen Mall	JLL	Wells Fargo Bank, NA as Trustee for CSMS 2008-C1	2100 South WS Young Dr.	Suite 1440	Killeen	Texas	76543
629	Rolling Oaks Mall	WPG	Rolling Oaks Mall, LLC	6909 N Loop 1604 E	Suite C01C	San Antonio	Texas	78247
630	The Domain Phase II	Individual	Domain Retail Property Owner LP	11700 Rock Rose	Suite 122	Austin	Texas	78758
631	Newpark Mall	Rouse Properties	Newpark Mall, LP	2086 NewPark Mall	Suite 2041	Newark	California	94560
632	Perry Crossing	Poag	Metropolis Lifestyle Center, LLC	351 Marketplace Mile	Suite 164	Plainfied	Indiana	46168
633	The Gardens Mall	The Forbes Co	Forbes/Cohen Florida Properties Limited Partnership	3101 PGA Blvd.	Suite F-100	Palm Beach Gardens	Florida	33410
634	Victoria Mall	Hull Property Group	Victoria Mall, LP	7800 N. Navarro	Suite 375	Victoria	Texas	77904
635	Mall at Fairfield Commons	WPG	MFC Beavercreek, LLC	2727 Fairfield Commons	Suite E271	Beavercreek	Ohio	45431
636	Barton Creek Square	Simon	SIMON PROPERTY GROUP (TEXAS), L.P	2901 Capital of Texas Hwy	Suite K10	Austin	Texas	78746
637	Lakeline Mall	Simon	Lakeline Developers	11200 Lakeline Mall Dr.	Suite K01	Cedar Park	Texas	78613
638	Monterey Street	Copelands Properties	TMC Mission, LLC and JCC Mission, LLC	846 Monterey Street	Suite B-104	San Luis Obispo	California	93401
639	Johnson City Mall	WPG	Glimcher MJC, LLC	2011 N Roan St.	Suite 21	Johnson City	Tennessee	37601
640	Uptown Plaza	CBRE	UPTOWN PLAZA ASSOCIATES, L.L.C.	100 E. Camelback Road	Suite 104	Phoenix	Arizona	85012
641	Sundance Square	Individual	SUNDANCE PLAZA BUILDINGS, LLC	400 Commerce St.		Fort Worth	Texas	76102
642	The Mall at Wellington Green	Starwood	Starwood Retail Property Management, LLC	10300 W. Forest Hills Blvd.	Suite 257	Wellington	Florida	33414
643	Providence Marketplace	JLL	Providence Retail LLC	401 S. Mt. Juliet Rd.	Suite 565	Mt. Juliet	Tennessee	37122

Annex I to Schedule 3.05 — Page 36

644	Kitsap Mall	Starwood	Starwood Retail Property Management, LLC	10315 Silverdale Way	Suite A06	Silverdale	Washington	98383
645	Corners of Brookfield	CBRE/UCR	Brookfield Corners LLC	290 High Street	Suite E118	Brookfield	Wisconsin	53045
646	Hill Center Brentwood	Individual	HC Brentwood Unit A, LLC	211 Franklin Road	Suite 140	Brentwood	Tennessee	37027
647	Patrick Henry Mall	PREIT	PR Patrick Henry LLC	12300 Jefferson Ave.	Suite 807	Newport News	Virginia	23602
648	Southland Mall	Individual	Revenue Properties Southland Limited Partnership	5953 West Park Avenue	Suite 3043	Houma	Louisiana	70364
649	River Oaks Shopping Center	Weingarten	Weingarten Realty Investors	2202 West Gray		Houston	Texas	77019
650	Town & Country Village	Individual	Town & Country Partnership	12850 Memorial Dr.	Suite 1150	Houston	Texas	77024
651	Holyoke Mall	Pyramid	THE CLINTON EXCHANGE	50 Holyoke Street	B-321	Holyoke	Massachusetts	01040
652	Northlake Mall	Starwood	TM Northlake Mall, L.P.	6801 Northlake Mall Dr.	Suite 262	Charlotte	North Carolina	28216
653	The Galleria	Simon	HG Galleria, LLC	5085 Westheimer	Suite 4850	Houston	Texas	77056
654	Sunrise Mall	Westfield	Sunrise Mall LLC	1 Sunrise Mall	Suite 1280	Massapequa	New York	11758
655	Kentucky Oaks Mall	Cafaro	Kentucky Oaks Mall Company	5101 Hinkleville Road	Suite 670	Paducah	Kentucky	42001
656	Kennedy Mall	Cafaro	Kennedy Mall, LTD.	555 JFK Road	Suite 438	Dubuque	Iowa	52002
657	Broadway Mall	Clifton RM	KRE BROADWAY OWNDER, LLC	358 Broadway Mall	Suite 482	Hicksville	New York	11801
658	Parkdale Mall	CBL Properties	CBL & Associates Management, Inc.	6155 Eastex Freeway	Suite G-712	Beaumont	Texas	77706
659	Shops on Main	Regency Centers	RB Schererville Crossings, LLC	79 US Highway 41	Suite 205	Schererville	Indiana	46375
660	Pueblo Mall	Centennial RE	Renaissance Partners I, LLC	3519 Dillon Dr.	Space F-9	Pueblo	Colorado	81008
661	Vintage Park	Individual	Vintage Dunhill LLC	110 Vintage Park Blvd.	Suites Q & R	Houston	Texas	77070

Annex I to Schedule 3.05 — Page 37

662	Redmond Town Center	JSH Properties	G&I VII Redmond Retail LLC	7330 164th Ave NE	E133	Redmond	Washington	98052
663	644 State Street	Individual	The Hawthorne Buildings, LLC	644 State Street		Madison	Wisconsin	53703
664	Carolina Square	Individual	Carolina Square Project LP	133 W. Franklin St.	Suite 130	Chapel Hill	North Carolina	27516
665	Tice's Corner Marketplace	David Adam Realty	WS Tice's Corner Marketplace L.L.C.	431 Chestnut Ridge Rd.	Space 14	Woodcliff Lake	New Jersey	07677
667	South Hill Mall	Cafaro	The Cafaro Northwest Partnership	3500 S. Meridian St.	Suite 245	Puyallup	Washington	98373
668	The Shops at Willow Bend	Starwood	Starwood Retail Property Management, LLC	6121 W. Park Blvd.	Suite A219	Plano	Texas	75093
669	Algonquin Commons	Individual	Algonquin Commons	1920 S. Randall Rd.	Suite 64	Algonquin	Illinois	60102
670	Woodfield Mall	Simon	Woodfield Mall LLC	5 Woodfield Mall	Suite E-130	Schaumburg	Illinois	60173
671	Shops at Clearfork	Simon	Clearfork Retail Venture, LLC	5240 Marathon Ave.		Fort Worth	Texas	76109
672	Stonebriar Centre	GGP	Stonebriar Mall, LLC	2601 Preston Rd.	Suite 1055	Frisco	Texas	75034
673	Century City	Westfield	Century City Mall, LLC	10250 Santa Monica Blvd.	Suite 2890	Los Angeles	California	90067
674	654 West Diversey	Individual	Lincoln Park Hotel Propco LLC	654 West Diversey		Chicago	Illinois	60614
675	Countryside Mall	Westfield	Countryside Mall LLC	27001 US Hwy 19N	Suite 1057	Clearwater	Florida	33761
676	Broadway Market Lofts	Individual	Historic Third Ward Development, LLC	327 N. Broadway	Space #3	Milwaukee	Wisconsin	53202
677	Mission Valley	Westfield	Mission Valley Shoppingtown LLC	1640 Camino Del Rio North	Suite 311	San Diego	California	92108
678	Santa Fe Place	Spinoso	Santa Fe Mall Property Owner LLC	4250 Cerrillos Road	Suite 1128	Santa Fe	New Mexico	87507
679	Huntington Mall	Individual	Huntington Mall Company	500 Mall Rd.	Suite 180	Barboursville	West Virginia	25504
680	Classen Curve	WPG	OKC Classen Curve, LLC	5846 N. Classen Blvd.	Suite Q-03	Oklahoma City	Oklahoma	73118
681	Pembroke Lakes Mall	GGP	Pembroke Lakes Mall LLC	11401 Pines Blvd.	Suite 546	Pembroke Pines	Florida	33026

Annex I to Schedule 3.05 — Page 38

682	The Shoppes at Carlsbad	Rouse Properties	RPI Carlsbad, L.P.	2525 El Camino Real	Suite 230	Carlsbad	California	92008
683	Block 37	Individual	108 North State Street Owner, LLC	108 North State	Suite 186	Chicago	Illinois	60602
684	Station Park	CenterCal	Station Park CenterCal, LLC	861 W East Promontory	Suite H-120	Farmington	Utah	84025
685	Westfield UTC	Westfield	UTC VENTURE LLC	4307 La Jolla Village Dr.	2215	San Diego	California	92122
686	Glade Park	Individual	Glade Lifestyle, LLC	1200 Chisholm Trail	700	Euless	Texas	76039
687	West Village	Individual	West Village 2004 PO Limited Partnership	3699 McKinney Ave.	501	Dallas	Texas	75204
688	Northridge Fashion Center	GGP	GGP Northridge Fashion Center, LP	9301 Tampa Ave.	169	Northridge	California	91324
689	The Somerset Collection North	The Forbes Co	Somerset Collection Limited Partnership	2800 W. Big Beaver Rd.	Suite Q-121	Troy	Michigan	48084
2001	Houston Premium Outlet	Simon	CPG Houston Holdings, L.P.	29300 Hempstead Rd		Cypress	Texas	77433
2002	Galveston Outlet	Tanger	Galveston Outlets, LLC	5885 Gulf Freeway		Texas City	Texas	77591
2003	San Marcos Outlet	Simon	San Marcos Factory Stores, LTD.	3939 Interstate Highway 35 S		San Marcos	Texas	78666
2004	Mebane Outlets	Tanger	Tanger Properties Limited Partnership	4000 Arrowhead Blvd	Suite 830	Mebane	North Carolina	27302
2005	Outlet Shops at Oklahoma City	Horizon Group	OKC Outlets I, LLC	7638 W Reno	Suite 545	Oklahoma City	Oklahoma	73127
2006	Charelston Outets	Tanger	Charleston Town Center	4840 Tanger Outlet Blvd	Suite 916	Charleston	South Carolina	29418
2007	Severville Outlets	Tanger	Tanger Properties Limited Partnership	1645 Parkway	Suite 1400	Sevierville	Tennessee	37862
2008	Grapevine Mills	Simon	Grapevine Mills Limited Partnership	3000 Grapevine Mills Pkwy	Suite 133	Grapevine	Texas	76051
2009	Charlotte Outlets	Tanger	Charlotte Outlets, LLC	5410 New Fashion Way	Suite 210	Charlotte	South Carolina	28278

Annex I to Schedule 3.05 — Page 39

2010	Jersey Shore Outlet	Simon	Jersey Shore Premium Outlets, LLC	One Premium Outlets Blvd	Suite 301	Tinton Falls	New Jersey	07753
2011	The Outlet Shoppes at Bluegrass	Horizon Group	Bluegrass Outlet Shoppes CMBS, LLC	1155 Buck Creek Road	Suite 720	Simpsonville	Kentucky	40067
2012	Palm Beach Outlets	New England Development	Palm Beach Outlets West Palm Beach	1793 Palm Beach Lakes Blvd.	Suite W409	West Palm Beach	Florida	33401
2013	Paragon Outlets	Paragon	Twin Cities Outlets Eagan LLC	3925 Eagan Outlets Pkwy	Suite 870	Eagan	Minnesota	55122
2014	Assembly Row	Federal Realty	Street Retail, Inc	621 Assembly Row		Somerville	Massachusetts	02145
2015	Nebraska Outlets	Nebraska Crossing Int.	Omaha Outlets, LLC	21209 Nebraska Crossing Drive	Suite F105	Gretna	Nebraska	68028
2016	Foley Outlets	Tanger	Coroc/Riviera L.L.C.	2601 S McKenzie	Suite 474	Foley	Alabama	36535
2017	Fashion Outlets of Niagara Falls	Macerich	Fashion Outlets II LLC	1900 Military Road	248	Niagara Falls	New York	14304
2018	Deer Park Outlets	Tanger	Tanger Outlets Deer Park, LLC	316 The Arches Circle		Deer Park	New York	11729
2019	Tanger Outlets - Savannah	Tanger	Outlet Mall of Savannah, LLC	200 Tanger Outlet Blvd.	Suite 341	Pooler	Georgia	31322
2020	Pittsburgh Outlet	Tanger	Tanger Properties Limited Partnership	2200 Tanger Blvd.	Suite 517	Pittsburgh	Pennsylvania	15301
2021	Rehoboth Beach III Outlet	Tanger	COROC/Rehoboth III L.L.C.	36454 Seaside Outlet Dr	1710	Rehoboth Beach	Delaware	19971
2022	Riverhead Outlet	Tanger	Tanger Properties Limited Partnership	404 Tanger Mall Dr		Riverhead	New York	11901
2023	Foxwoods Outlet	Tanger	FASHION OUTLETS AT FOXWOOD, LLC	455 Trolley Line Blvd	Suite 560	Mashantucket	Connecticut	06338
2024	Concord Mills	Simon	MALL AT CONCORD MILLS LIMITED PARTNERSHIP	8111 Concord Mills Boulevard	Suite 226	Concord	North Carolina	28027
2025	Centralia Outlets	Individual	R.K. Getty Corp.	1414 Lum Road		Centralia	Washington	98531
2026	Potomac Mills	Simon	MALL AT POTOMAC MILLS, LLC	2700 Potomac Mills Circle	Unit #908	Woodbridge	Virginia	22192

Annex I to Schedule 3.05 — Page 40

2027	Philadelphia Premium Outlet	Simon	CHELSEA LIMERICK HOLDINGS, LLC	18 West Lightcap Road	Space #629	Pottstown	Pennsylvania	19464
2028	Grand Rapids Outlet	Tanger	Tanger Grand Rapids, LLC	350 84th Street SW	1050	Byron Center	Michigan	49315
2029	Gloucester Premium Outlets	Simon	SIMON/PREIT GLOUCESTER DEVELOPMENT, LLC	100 Premium Outlets Drive	Space #725	Blackwood	New Jersey	08012
2030	Las Vegas Premium Outlet North	Simon	SIMON/CHELSEA LAS VEGAS DEVELOPMENT, LLC	875 South Grand Central Pkwy	Space #1644	Las Vegas	Nevada	89106
2031	Tucson Premium Outlets	Simon	TUCSON PREMIUM OUTLETS, LLC	6401 West Marana Center Blvd	Space #832	Tucson	Arizona	85742
2032	Outlets at Little Rock	New England Development	NED LITTLE ROCK LLC	11400 Interstate 30	Space #M114	Little Rock	Arkansas	72209
2033	Memphis Outlet	Tanger	Mid-South Outlet Shops, LLC	5205 Airways Blvd	Space #855	Southaven	Mississippi	38671
2034	St. Augustine Outlet	Lightstone	LVP St. Augustine Outlets LLC	510 Outlets Mall Blvd.	Suite 1060	St. Augustine	Florida	32084
2035	North Georgia Premium Outlets	Simon	CPG Partners, L.P.	800 Highway 400 South	Suite 930	Dawsonville	Georgia	30534
2036	Outlets of Mississippi	FFO Realty	Bloomfield Holdings, LLC	200 Bass Pro Dr.	Suite 402	Pearl	Mississippi	39208
2037	Outlets at Castle Rock	Craig Realty Group	Craig Realty Group - Castle Rock, LLC	5050 Factory Shops Blvd.	Suite 0462	Castle Rock	Colorado	80108
2038	Arundel Mills	Simon	Arundel Mills Limited Partnership	7000 Arundel Mills Circle	Suite 465	Hanover	Maryland	21076
2039	Legends Outlet	Red Legacy	W-LD Legends Owner VII, LLC	1847 Village West Pkwy	Suite K-111	Kansas City	Kansas	66111
2040	Shops at Park Lane	CBRE	Northwood PL A L.P.	8080 Park Lane	Bldg A, Suite 135	Dallas	Texas	75231
2041	Columbus Outlet	Tanger	Columbus Outlets, LLC	400 South Wilson Road	Suite 650	Sunbury	Ohio	43074
2042	Vero Beach Outlets	Individual	TSO Vero Beach, LP	1824 94th Dr.	Suite B-190	Vero Beach	Florida	32966
2043	Asheville Outlets	FFO Realty	Asheville Retail Associates LLC	800 Brevard Rd.	Suite 608	Vero Beach	Florida	32966

Annex I to Schedule 3.05 — Page 41

2044	The Outlet Shoppes at Atlanta	Horizon Group	Atlanta Outlet Shoppes, LLC	915 Ridgewalk Parkway	Suite H-870	Woodstock	Georgia	30188
2045	The Outlet Collection Seattle	WPG	Glimcher Supermall Venture, LLC	1101 Outlet Collection Way	Suite 1133	Auburn	Washington	98001
2046	Hershey Outlet	Tanger	FSH Associates, LP	46 Outlet Square	Suite 161	Hershey	Pennsylvania	17033
2047	Myrtle Beach 17 Outlet	Tanger	TWMB Associates, LLC	10835 Kings Rd.	Suite 790	Myrtle Beach	South Carolina	93401
2048	Opry Mills	Simon	Opry Mills Mall Limited Partnership	433 Opry Mills Dr.	Suite 712	Nashville	Tennessee	37214
2049	Locust Grove Outlet	Tanger	Tanger Properties Limited Partnership	1000 Tanger Dr.	Suite 506	Locust Grove	Georgia	30248
2050	Colorado Mills	Simon	Colorado Mills Mall Limited Partnership	14500 W. Colfax Avenue	Suite 244	Lakewood	Colorado	80401
2051	Daytona Beach Outlet	Tanger	Tanger Daytona, LLC	1100 Cornerstone Blvd.	Suite 1070	Daytona Beach	Florida	32117
2052	The Outlets at Corpus Christi Bay	Individual	Lockard Outlets Corpus Christi Bay, LLC	1223 Terry Shamsie Blvd.	Suite 411	Robstown	Texas	78380
2053	Freeport Village Station	Individual	BERENSON FREEPORT ASSOCIATES LLC	1 Freeport Village Station	Suite 345E	Freeport	Maine	04032
2054	The Mills at Jersey Gardens	Simon	JG ELIZABETH II, LLC	651 Kapkowski Rd.	Suite 2224	Elizabeth	New Jersey	07201
2055	Norfolk Premium Outlets	Simon	Norfolk Premium Outlets, LLC	1600 Premium Outlets Blvd.	Suite 816	Norfolk	Virginia	23502
2056	Westgate Outlet	Tanger	Outlets at Westgate, LLC	6800 North 95th Avenue	Suite 305	Glendale	Arizona	85305
2057	Howell Outlet Center	Tanger	Tanger Properties Limited Partnership	1475 N. Buckhart Rd.	B120	Howell	Michigan	48855
2058	Lancaster Outlet	Tanger	Tanger Properties Limited Partnership	1227 Stanley K. Tanger Blvd.		Lancaster	Pennsylvania	17602
2059	Outlets of Des Moines	FFO Realty	NED ALTOONA LLC	801 Bass Pro Dr. NW	Suite 660	Des Moines	Iowa	50009

Annex I to Schedule 3.05 — Page 42

2060	Fort Worth Outlet	Tanger	Tanger Fort Worth, LLC	15837 North Freeway	Suite 1075	Fort Worth	Texas	76177
2063	Ontario Mills	Simon	Ontario Mills Limited Partnership	1 Mills Circle	Suite 1016	Ontario	California	91753
2064	Outlet at Settlers Green Streetside	Individual	1675 W.M.H., LLC	1699 White Mountain Highway	Suite L20	North Conway	New Hampshire	03860
2065	Fashion Outlets of Chicago	0	Fashion Outlets of Chicago LLC	5220 Fashion Outlets Way	Suite 1083	Rosemont	Illinois	60018
2066	Merrimack Premium Outlets	Simon	Merrimack Premium Outlets	80 Premium Outlets Blvd.	Suite 673	Merrimack	New Hampshire	03054
2067	Allen Premium Outlets	Simon	Allen Premium Outlets, L.P.	820 Stacy Rd.	Suite 632	Allen	Texas	75013
2068	Miromar Outlets	0	Miromar Outlet West, LLC	10801 Corkscrew Rd.	Suite 166	Estero	Florida	33928
2069	Orlando International Premium Outlets	Simon	Orlando International Premium Outlets	4969 International Dr.	Suite 3 E02	Orlando	Florida	32819
2070	Gilroy Premium Outlets	Simon	Gilroy Premium Outlets	8300 Arroyo Circle	Suite B050	Gilroy	California	95020
2071	Chicago Premium Outlets	Simon	Chicago Premium Outlets	1650 Premium Outlet Blvd.	Suite 1237	Aurora	Illinois	60502
2072	Woodburn Premium Outlets	Simon	Woodburn Premium Outlets	1001 Arney Rd.	Suite 417	Woodburn	Oregon	97071
2073	Round Rock Premium Outlets	Simon	Round Rock Premium Outlets, L.P.	4401 N. IH 35	Suite 766	Round Rock	Texas	78664
2074	Silver Sands Premium Outlets	Simon	Silver Sands GL I, LLC	10406 Emerald Coast Parkway West	66B	Destin	Florida	32550
2075	Rio Grande Valley Premium Outlets	Simon	Mercedes Premium Outlets, L.P.	5001 E. Expressway 83	Suite 830	Mercedes	Texas	78570
2076	St. Louis Premium Outlets	Simon	St. Louis Premium Outlets, LLC	18517 Outlet Blvd.	209	Chesterfield	Missouri	63005
2077	Williamsburg Premium Outlets	Simon	Williamsburg Outlets, L.L.C.	5715-56 Richmond Rd.	D056	Williamsburg	Virginia	23188

Annex I to Schedule 3.05 — Page 43

2078	Cincinnati Premium Outlets	Simon	Cincinnati Premium Outlets, LLC	816 Premium Outlets Dr.		Monroe	Ohio	45050
2079	Atlantic City Outlets	Tanger	Atlantic City Associates, LLC	36 North Michigan Ave.		Atlantic City	New Jersey	08401
2080	The Outlet Collection Riverwalk	Howard Hughes	Riverwalk Marketplace (New Orleans), LLC	500 Port of New Orleans Place	Suite 159	New Orleans	Louisiana	70130
2081	Grand Prairie Premium Outlets	Simon	Grand Prairie Outlets, LLC	2950 W. Interstate 20	445	Grand Prairie	Texas	75052
2082	Wrentham Premium Outlets	Simon	Premium Outlet Partners, L.P.	1 Premium Outlets Blvd.	525	Wrentham	Massachusetts	02093
2083	Birch Run Premium Outlets	Simon	Birch Run Outlets II L.L.C.	12156 S. Beyer Rd.	V015	Birch Run	Michigan	48415
2084	Ellenton Premium Outlets	Simon	Gulf Coast Factory Shops Limited Partnership	5461 Factory Shops Blvd.	455	Ellenton	Florida	34222
2085	Leesburg Premium Outlets	Simon	Premium Outlet Partners, L.P.	241 Fort Evans Rd. NE	1255	Leesburg	Virginia	20176
2086	Pleasant Prairie Premium Outlets	Simon	Prime Outlets at Pleasant Prairie LLC	11211 120th Ave.	520	Pleasant Prairie	Wisconsin	53158
2087	The Crossings Premium Outlets	Simon	Chelsea Pocono Finance, LLC	1000 Premium Outlets Dr.	B01	Tannersville	Pennsylvania	18372
2088	Outlets at Traverse Mountain	Craig Realty Group	Outlets at Traverse Mountain, LLC	3700 N. Cabalas Blvd.	321	Lehi	Utah	84043
2089	San Francisco Premium Outlets	Simon	Livermore Premium Outlets, LLC	2728 Livermore Outlets Dr.		Livermore	California	94551
2090	Grove City Premium Outlets	Simon	Grove City Factory Shops Limited Partnership	1911 Leesburg Grove City Rd.	1035	Grove City	Pennsylvania	16127
2091	Clinton Crossing Premium Outlets	Simon	Premium Outlet Partners, L.P.	20-A Killingworth Turnpike	234	Clinton	Connecticut	06413
2092	Aurora Farms Premium Outlets	Simon	Premium Outlet Partners, L.P.	549 S. Chillicothe Rd.	460	Aurora	Ohio	44202
2093	Woodbury Common Premium Outlets	Simon	Premium Outlet Partners, L.P.	430 Dune Rd.	430	Central Valley	New York	10917

Annex I to Schedule 3.05 — Page 44

SCHEDULE 3.06

DISCLOSED MATTERS

None.

Schedule 3.06 — Page 1

SCHEDULE 3.14

INSURANCE

Line	Carrier	Limits	Retention / Deductible	Policy	Term
Property
Property	Hartford Fire Insurance Company	$175,355,000 Business Personal Property $208,546,390 Business Income Incl Extra Exp $25,000,000 Flood except Zone A: $5,000,000 $25,000,000 Earthquake except CA EQ: $10,000,000 Various sublimits apply	AOP - $10,000 Earth Movement - $50,000 except High Hazard County (California) $100,000 Flood - $50,000 except Flood Zone A: $500,000 Named Windstorm - $50,000	83 UUN ZH5568	10/1/2017 - 10/1/2018
Casualty
General Liability Includes EBL	Hartford Underwriters Insurance Company	$1,000,000 Each Occurrence
$1,000,000 Personal & Advertising Injury
$2,000,000 General Aggregate
$2,000,000 Products-Completed Operations Aggregate Limit
$300,000 Damage to Premises Rented to You Limit
		$10,000 Medical Expense Limit	Guaranteed Cost	61 UEN HZ6462	10/1/2017 - 10/1/2018

Schedule 3.14 — Page 1

Auto	Trumbull Insurance Company	$1,000,000 CSL	Liability: Guaranteed Cost APD Comp / Coll: $1,000/$1,000	61 UEN HZ6462	10/1/2017 - 10/1/2018
Umbrella	Hartford Casualty Insurance Company	$10,000,000 Each Occurrence Limit $10,000,000 General Aggregate Limit $10,000,000 Products- Completed Operations Aggregate Limit	$10,000 SIR Each Occurrence	61 XHU HZ6561	10/1/2017 - 10/1/2018
Workers Comp / Employers Liability	Trumbull Insurance Company	WC: Statutory EL: $1,000,000 each accident $1,000,000 policy limit $1,000,000 each employee	Guaranteed Cost	61 WB AT0947	10/1/2017 - 10/1/2018
Foreign
Foreign Package	CHUBB	General Liability:
$1,000,000 Each Occurrence
$1,000,000 Personal & Advertising Injury Aggregate
$2,000,000 Products/Completed Ops Aggregate
$1,000,000 Premises Damage Limit
$25,000 Medical Expense
Employee Benefits Liability:
$1,000,000 Each Claim
$1,000,000 Annual Aggregate
Auto Liability:
$1,000,000 CSL
$50,000 Hired Auto Physical Damage
$50,000 Medical Payments
Foreign Voluntary WC/EL:
$1,000,000 BI by Accident (Each Accident)
$1,000,000 BI by Disease (Each Employee)
$1,000,000 BI by Disease (Policy Limit)
Accidental Death & Dismemberment
$250,000 AD&D
$25,000 Medical Expense
$1,500,000 Aggregate
Commercial Property Coverage
$250,000 Per Occurrence
Employee Dishonesty - $5,000 Limit
		Forgery or Alteration Coverage- $5,000 Limit	Perm Occurrence - $5,000 Employee Dishonesty - $1,000 Forgery or Alteration - $1,000	PHFD38388149 002	10/1/2017-10/1/2018

Schedule 3.14 — Page 2

FINPRO
Cyber	Beazley	$3,000,000 Policy Aggregate various sublimits	$75,000 Retention other retentions applicable	W12E45170601	10/1/2017-10/1/2018
Employment Practices Liability	Beazley	$5,000,000 Empl. Practices Liability Limit $5,000,000 Third Party Event Limit $5,000,000 Aggregate Limit of Liability $25,000 Employment Event Sublimit	$150,000 Insured Event $150,000 Third Party Event	V16C0B170401	10/1/2017-10/1/2018

Schedule 3.14 — Page 3

Fiduciary Liability	CNA	$1,000,000 Aggregate Limit of Liability	$5,000 Each Event	596353577	10/1/2017-10/1/2019
D&O - 1st Layer	XL Specialty Insurance Co	$10,000,000 Aggregate Limit	$1,000,000 each claim $1,000,000 Retention	ELU151173-17	7/22/2017-7/22/2018
D&O - 2nd Layer	Allied World National Assurance Company	$10,000,000 xs $10,000,000	-	0306-8454	7/22/2017-7/22/2018
D&O - 3rd Layer	QBE Insurance Corporation	$10,000,000 xs $20,000,000	-	QPL0677624	7/22/2017-7/22/2018
D&O - 4th Layer	Old Republic	$10,000,000 xs $30,000,000	-	ORPRO39754	7/22/2017-7/22/2018
D&O - 5th Layer	Axis Insurance Company	$10,000,000 xs $40,000,000	-	MNN624516/01/2017	7/22/2017-7/22/2018
D&O - 6th Layer	Liberty Insurance Underwriters, Inc.	$10,000,000 xs $50,000,000	-	DO3HAAFHMH006	7/22/2017-7/22/2018
D&O - 7th Layer	ACE American Insurance Company	$10,000,000 xs $60,000,000	-	DOX G25592815 006	7/22/2017-7/22/2018
D&O - 8th Layer	XL Specialty Insurance Co	$10,000,000 xs $70,000,000	-	ELU151172-17	7/22/2017-7/22/2018
K&R	Travelers	$1,000,000 Per Event $50,000 Rest & Rehabilitation Expenses	-	106181687	10/1/2017-10/1/2018

Schedule 3.14 — Page 4

SCHEDULE 3.15

CAPITALIZATION AND SUBSIDIARIES

Subsidiaries of FHC

Francesca’s LLC: FHC is the Sole Member

Francesca’s Collections, Inc.: Francesca’s LLC is the Sole Shareholder

Francesca’s Services Corporation: FHC is the Sole Shareholder

francescas.com, Inc.: FHC is the Sole Shareholder

Equity Interests of Borrowers (other than FHC)

Francesca’s LLC:

100% of the membership units are owned beneficially and of record by FHC.

Francesca’s Collections, Inc.:

100% of the 1,000 shares of common stock are owned beneficially and of record by Francesca’s LLC.

Francesca’s Services Corporation:

100% of the 1,000 shares of common stock are owned beneficially and of record by FHC.

francescas.com, Inc.:

100% of the 1,000 shares of common stock are owned beneficially and of record by FHC.

Type of Entity

Francesca’s Holdings Corporation, a Delaware corporation

Francesca’s LLC, a Delaware limited liability company

Francesca’s Collections, Inc., a Texas corporation

Francesca’s Services Corporation, a Texas corporation

francescas.com, Inc., a Texas corporation

Schedule 3.15 — Page 1

SCHEDULE 6.01

EXISTING INDEBTEDNESS

Single Sided Lease Agreement (#301-0270064-001) dated July 21, 2017 between Wells Fargo Bank, N.A. and Francesca's Services Corporation with payments of $580.84 each month for 63 months from the date of acceptance of the leased equipment.

Schedule 6.01 — Page 1

SCHEDULE 6.02

EXISTING LIENS

1.	Liens on all funds on deposit in the DDA (as defined in the NOVA Agreement), all funds in the Reserve Account (as defined in the NOVA Agreement), all Transaction Receipts (as defined in the NOVA Agreement) and any amounts due to Francesca’s Collections under the NOVA Agreement granted pursuant to the Terms of Service, effective as of July 5, 2008 (the “NOVA Agreement”), by and among Francesca’s Collections, Elavon (f/k/a NOVA Information System, Inc.) and Wachovia Bank, National Association.

2.	Liens on all funds in any Reserve Account (as defined in the Paymentech Agreement) and any proceeds thereof granted pursuant to the Select Merchant Payment Instrument Processing Agreement, effective as of March 30, 2012 (“Paymentech Agreement”), by and among Francesca’s Collections, Inc., Paymentech, LLC and JPMorgan Chase Bank, N.A.

3.	Liens on specific leased equipment granted and proceeds thereof pursuant to the Single Sided Lease Agreement (#301-0270064-001) dated July 21, 2017 between Wells Fargo Bank, N.A. and Francesca's Services Corporation.

4.	Equipment lien in favor of Walt Disney Parks and Resorts U.S., Inc. pursuant to UCC financing statement no. 16-0013376411 filed with the Texas Secretary of State on April 26, 2016, naming Francesca’s Collections, Inc. as Debtor.

5.	Equipment lien on specific leased equipment and proceeds thereof in favor of Wells Fargo Bank, N.A. pursuant to UCC financing statement no. 17-0031661479 filed with the Texas Secretary of State on September 19, 2017, naming Francesca’s Services Corporation as Debtor.

Schedule 6.02 — Page 1

SCHEDULE 6.04

EXISTING INVESTMENTS

None.

Schedule 6.04 — Page 1

Schedule 6.10

EXISTING RESTRICTIONS

None

Schedule 6.10 — Page 1

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action, and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims, and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) preceding (the rights and obligations sold and assigned pursuant to clause (a) and clause (b) preceding being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of May 25, 2018, among Francesca’s Holdings Corporation, the other Loan Parties party thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent

1 Select as applicable.

Assignment and Assumption – Page 1

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date: [____________ __, 20__] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH WILL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (that may contain material non-public information about FHC, the other Loan Parties, and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Loan Commitment,” etc.)

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Assignment and Assumption – Page 2

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as

Administrative Agent, Issuing Bank, and Swingline Lender

By:
Name:
Title:

[Consented to:]5

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

4 To be added only if the consent of the Administrative Agent, Issuing Bank and/or Swingline Lender, as applicable, is required by the terms of the Credit Agreement.

5 To be added only if the consent of a Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Assignment and Assumption – Page 3

ANNEX 1

ASSIGNMENT AND ASSUMPTION

Credit Agreement, dated as of May 25, 2018

among

Francesca’s Holdings Corporation,

the other Loan Parties party thereto,

the lending institutions party thereto,

and

JPMorgan Chase Bank, N.A., as the Administrative Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1         Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance, or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties, or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under any Loan Document.

1.2         Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it will be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, will have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger, or any other Lender and their respective Related Parties, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor, or any other Lender or their respective Related Parties, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

Assignment and Assumption – Page 4

2.         Payments. From and after the Effective Date, the Administrative Agent will make all payments in respect of the Assigned Interest (including payments of principal, interest, fees, and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.         General Provisions. This Assignment and Assumption is binding upon, and inures to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, that together constitute one instrument.

Acceptance of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System is effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption is governed by, and construed in accordance with, the law of the State of New York.

Assignment and Assumption – Page 5

EXHIBIT B

FORM OF WRITTEN BORROWING REQUEST

[To Be Attached]

Form of Written Borrowing Request – Cover Page

FRANCESCA’S SERVICES CORPORATION

WRITTEN BORROWING REQUEST

Borrowing Request	Date: [__________ __, 20__]

JPMorgan Chase Bank, N.A.

10 S. Dearborn Street, 22nd Floor

Chicago, IL 60603

Attention: ____________- Operations

Ladies and Gentlemen:

This Written Borrowing Request is delivered to the Administrative Agent pursuant to Section 2.03 of that certain Credit Agreement dated as of May 25, 2018 (as amended, restated, modified, renewed, or extended from time to time, the “Agreement”) among Francesca’s Holdings Corporation, the other Loan Parties party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A. as a Lender and as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Written Borrowing Request have the meanings ascribed thereto in the Agreement. On behalf of the Loan Parties, the Borrower Representative represents that, as of this date, the conditions precedent set forth in Section 4.02 of the Agreement are satisfied.

The Borrower Representative hereby notifies the Administrative Agent of the Borrowers’ request for the following Borrowing:

(1)	The Borrowing will be [an ABR][a Eurodollar] Borrowing
(2)	The Borrowing Date of the Borrowing [must be a Business Day]: [__________ __, 20__]
(3)	Aggregate Amount of the Borrowing: [$__________________]
(4)	If a Eurodollar Borrowing, the duration of the applicable Interest Period (check one): [One][Two][Three][Six] Month[s]

FRANCESCA’S SERVICES CORPORATION,
as Borrower Representative

By:
Name:
Title:

Written Borrowing Request (Francesca’s) – Solo Page

EXHIBIT C

BORROWING BASE CERTIFICATE

BORROWING BASE REPORT
Rpt #
Obligor Number:			Date:
Loan Number:			Period Covered:___________ to ____________
COLLATERAL CATEGORY	A/R	Inventory	Total Eligible Collateral
Description
1 Beginning Balance (Previous report - Line 8)
2 Additions to Collateral (Gross Sales or Purchases)
3 Other Additions (Add back any non-A/R cash in line 3)
4 Deductions to Collateral (Cash Received)
5 Deductions to Collateral (Discounts, other)
6 Deductions to Collateral (Credit Memos, all)
7 Other non-cash credits to A/R
8 Total Ending Collateral Balance
9 Less Ineligible - Past Due
10 Less Ineligible - Cross-age (___%)
11 Less Ineligible – Foreign
12 Less Ineligible – Contra
13 Less Ineligible - Other (attached schedule)
14 Total Ineligibles - Accounts Receivable

15 Less Ineligible — Inventory Slow-moving
16 Less Ineligible — Inventory Offsite not covered
17 Less Ineligible — Inventory WIP
18 Less Ineligible – Consigned
19 Less Ineligible — Other (attached schedule)
20 Total Ineligible Inventory

Borrowing Base Certificate – Page 1

21 Total Eligible Collateral
22 Advance Rate Percentage	%	%
23 Net Available - Borrowing Base Value
24 Reserves (other)
25 Total Borrowing Base Value
25A Total Availability/CAPS
26 Revolver Line			Total Revolver Line
27 Maximum Borrowing Limit (Lesser of 25 or 26)*			Total Available
27A Suppressed Availability
LOAN STATUS
28 Previous Loan Balance (Previous Report Line 31)
29 Less: A. Net Collections (Same as line 4) B. Adjustments/Other _______________
30 Add: A. Request for Funds B. Adjustments/Other _______________
31 New Loan Balance
32 Letter of Credit/BA’s outstanding
33 Availability Not Borrowed (Lines 27 less 31 & 32)
34 [reserved]			Total New Loan Balance:
35 OVERALL EXPOSURE (lines 31 & 34)

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement, dated as of May 25, 2018 (as it may be amended or otherwise modified from time to time, the “Agreement”) among Francesca’s Holdings Corporation, the other Loan Parties party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, the Borrower Representative is executing and delivering to the Administrative Agent this Borrowing Base Report accompanied by supporting data (collectively referred to as the “Report”). The Borrower Representative represents and warrants to the Administrative Agent that this Report is true and correct, and is based on information contained in the Borrowers’ own financial accounting records. The Borrower Representative, by the execution of this Report, hereby ratifies, confirms, and affirms all of the terms, conditions, and provisions of the Agreement, and certifies on this ___ day of ___________, 20__, that the Loan Parties are is in compliance with the Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Agreement.
BORROWER NAME:		AUTHORIZED SIGNATURE:

Borrowing Base Certificate – Page 2

EXHIBIT D

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement, dated as of May 25, 2018, (as amended, modified, renewed, or extended from time to time, the “Agreement”) among Francesca’s Holdings Corporation, the other Loan Parties party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, ON BEHALF OF THE LOAN PARTIES, THAT:

1.         I am the duly elected , [____________________] of the Borrower Representative;

2.         I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of FHC and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3.         The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (a) the existence of any condition or event that constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (b) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4.         I hereby certify that no Loan Party has changed (a) its name, (b) its chief executive office, (c) principal place of business, (d) the type of entity it is, or (e) its state of incorporation or organization without having given the Administrative Agent the notice required by Section 4.15 of the Security Agreement;

5.         Schedule I hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete, and correct;

6.         Schedule II hereto sets forth (a) the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered and (b) the Category from the definition of Applicable Rate determined by the computations;

Compliance Certificate – Page 1

7.         Schedule III hereto sets forth any updates with respect to the Loan Parties’ Intellectual Property that are required to be delivered pursuant to Section 4.7 of the Security Agreement; and

8.         Schedule IV hereto sets forth any fees, expenses, charges, and reserves under clause (vi) of the definition of EBITDAR that are included in the financial statements delivered concurrently herewith..

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (a) nature of the condition or event, the period during which it has existed and the action that the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (b) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of ________, _____.

FRANCESCA’S COLLECTIONS, INC.,
as Borrower Representative

By:
Name:
Title:

Compliance Certificate – Page 2

SCHEDULE I

Compliance as of _________ __, 20__ with

provisions of _____ and _____ of the Agreement

Compliance Certificate - Schedule I – Page 1

SCHEDULE II

Borrowers’ Applicable Rate Calculation

(i)	Computation: _____________

(ii)	Category from Grid in Definition of Applicable Rate: ________________

Compliance Certificate – Schedule II – Page 1

SCHEDULE III

Updates to Intellectual Property

Compliance Certificate – Schedule III – Page 1

SCHEDULE IV

Items Included Under Clause (vi) of the Definition of EBITDAR

Compliance Certificate – Schedule IV – Page 1

EXHIBIT E

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [__________, ____, 20__,] is entered into between [________________________________, a _________________] (the “New Subsidiary”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent under that certain Credit Agreement, dated as of May 25, 2018 (as the same may be amended, extended, restated, or otherwise modified from time to time, the “Credit Agreement”), among Francesca’s Holdings Corporation, the other Loan Parties party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A. (as the Administrative Agent, the Issuing Bank, the Swingline Lender, and a Lender). All capitalized terms used herein and not otherwise defined herein will have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.         The New Subsidiary hereby acknowledges, agrees, and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and will have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions, and conditions contained in the Credit Agreement, including (a) all of the representations and warranties of the Loan Parties set forth in Article 3 of the Credit Agreement, (b) all of the covenants set forth in Article 5 and Article 6 of the Credit Agreement, and (c) all of the guaranty obligations set forth in Article 10 of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 and Section 10.13 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article 10 of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, or otherwise) in accordance with the terms of such extension or renewal.

2.         If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

3.         The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

Joinder Agreement – Page 1

Attention:
Telecopy:

4.         The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.         This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be an original, but all of which constitute one and the same instrument.

6.         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

NEW SUBSIDIARY:

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:
Name:
Title:

Joinder Agreement – Page 2

EXHIBIT F-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 25, 2018 (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among Francesca’s Holdings Corporation, the other Loan Parties party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned will promptly so inform the Borrower Representative and the Administrative Agent and (b) the undersigned will have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: [__________ __, 20__]

Form of U.S. Tax Compliance Certificate – Page 1

EXHIBIT F-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 25, 2018 (as the same may be amended, extended, restated, or otherwise modified from time to time, the “Credit Agreement”), among Francesca’s Holdings Corporation, the other Loan Parties party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A. (as the Administrative Agent).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned will promptly so inform such Lender in writing and (b) the undersigned will have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein will have the meanings given to them in the Credit Agreement.

PARTICIPANT:

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [__________ __, 20__]

Form of U.S. Tax Compliance Certificate – Page 1

EXHIBIT F-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 25, 2018 (as the same may be amended, extended, restated, or otherwise modified from time to time, the “Credit Agreement”), among Francesca’s Holdings Corporation, the other Loan Parties party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A. (as the Administrative Agent).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned will promptly so inform such Lender and (ii) the undersigned will have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein will have the meanings given to them in the Credit Agreement.

PARTICIPANT:

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [__________ __, 20__]

Form of U.S. Tax Compliance Certificate – Page 1

EXHIBIT F-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 25, 2018 (as the same may be amended, extended, restated, or otherwise modified from time to time, the “Credit Agreement”), among Francesca’s Holdings Corporation, the other Loan Parties party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A. (as the Administrative Agent).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned will promptly so inform the Borrower Representative and the Administrative Agent and (ii) the undersigned will have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein will have the meanings given to them in the Credit Agreement.

Form of U.S. Tax Compliance Certificate – Page 1

LENDER:

[NAME OF LENDER]

By:
Name:
Title:

Date: [__________ __, 20__]

Form of U.S. Tax Compliance Certificate – Page 2